As filed with the Securities and Exchange Commission on May 13, 2009.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IOU CENTRAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6199	20-5407417
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

IOU Central Inc.

1255 Roberts Boulevard, Suite 116

Kennesaw, GA 30188

(866) 217-8564

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Philippe Marleau, Chief Executive Officer

IOU Central Inc.

1255 Roberts Boulevard, Suite 116

Kennesaw, GA 30188

(866) 217-8564

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

C. Brophy Christensen

O’Melveny & Myers LLP

Two Embarcadero Center, 28th Floor

San Francisco, CA 94111-3823

(415) 984-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Borrower Payment Dependent Notes	$225,000,000	$12,555

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 13, 2009

$225,000,000

Borrower Payment Dependent Notes

This is a public offering to registered lenders of IOU Central Inc., or IOU Central, of up to $225,000,000 in principal amount of Borrower Payment Dependent Notes issued by IOU Central. In this prospectus, we refer to our Borrower Payment Dependent Notes as the “Notes.”

We will issue the Notes in series. The proceeds we receive from the sale of each series of Notes will be designated by the registered lenders who purchased the Notes of a series to fund an unsecured consumer loan originated through our loan marketplace to an individual consumer who is one of our registered borrowers. In this prospectus, we refer to these unsecured consumer loans as “registered borrower loans,” and we refer to the registered borrower loan upon which a series of Notes is dependent for payment as the “corresponding registered borrower loan.”

Important terms of the Notes include, among others, the following, each of which is described in detail in this prospectus:

•

The Notes will be unsecured special, limited obligations of IOU Central only and not the registered borrowers. Our obligation to make payments on a Note will be limited to an amount equal to the registered lender’s pro rata share of amounts we receive with respect to the corresponding registered borrower loan for that Note, net of our annual 1.0% servicing fee. We do not guarantee payment of the Notes or the corresponding registered borrower loans.

•

Each Note of a series will have a stated interest rate equal to the interest rate the registered lender bid and the registered borrower accepted for the corresponding registered borrower loan. Notes of a series may have different principal amounts and interest rates, depending on the bids accepted by the registered borrower for the corresponding registered borrower loan.

•	Notes of a series will bear interest from the date of issuance, be fully amortizing and be payable monthly.

•	Each Note will have an initial maturity of one year and four business days, two years and four business days, or three years and four business days following issuance as described in this prospectus.

We will offer Notes to our registered lenders at 100% of their principal amount. The Notes will be offered only through our Internet-based loan marketplace, and there will be no underwriters or underwriting discounts.

The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable unless and until we are able to establish a resale marketplace for the Notes. Although we are working to establish a resale marketplace, there can be no assurance that we will be able to do so, or, if we are able to do so, when a resale marketplace would be available. Therefore, registered lenders must be prepared to hold their Notes to maturity.

This offering is highly speculative and investing in the Notes involves substantial risks. Accordingly, investing in the Notes should be considered only by persons who can afford a loss of their entire investment. See “Risk Factors” beginning on page 20 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May     , 2009.

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ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Borrower Payment Dependent Notes, which we refer to as “Notes.” This prospectus is part of a registration statement filed with the Securities and Exchange Commission, or the SEC. This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus. We will supplement this registration statement from time to time as described below.

Unless the context otherwise requires, we use the terms “IOU,” “IOU Central,” “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to IOU Central Inc., a Delaware corporation, and we use the term “IOU Canada” to refer to IOU Central Inc., a corporation duly incorporated under the Canada Business Corporations Act.

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Following the date of this prospectus, we plan to offer Notes continuously, and we expect that sales of Notes will occur on a daily basis through the operation of our loan marketplace. When we post a registered borrower’s loan request on our loan marketplace and thereby offer the series of Notes corresponding to that registered borrower loan, we will prepare a supplement to this prospectus, which we refer to as a “posting report.” In that posting report, we will provide information about the series of Notes offered for sale on our loan marketplace that will correspond to the registered borrower loan, if it is funded and closed, as well as information about any other series of Notes then being offered for sale on our loan marketplace. We will file these posting reports pursuant to Rule 424(b) under the Securities Act within two business days of the initial posting of each registered borrower loan request. We also intend to make at least weekly filings of supplements to this prospectus pursuant to Rule 424(b) under the Securities Act, which we refer to as “sales reports,” in which we will report sales of Notes we have issued since the filing of our most recent sales report. The sales reports will include information about the principal amount, maturity date and range of interest rates of each series of Notes sold, as well as the loan amount, interest rate and credit grade of the corresponding registered borrower loan. The sales reports will also be posted to our website.

We will prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of our offering of the Notes, provide quarterly updates of our financial and other information included in this prospectus and disclose other material developments. We will file these prospectus supplements with the SEC pursuant to Rule 424(b) and post them on our website. When required by SEC rules, such as when there is a “fundamental change” in our offering or the information contained in this prospectus, or when an annual update of our financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus. We currently anticipate that post-effective amendments will be required, among other times, when we change our automated underwriting process for registered borrower loans offered on our loan marketplace or make material changes to the terms of the Notes. We currently expect that these changes will be disclosed in prospectus supplements posted on our website at the time of filing of the post-effective amendment, rather than through complete revisions to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, upon the effectiveness of our registration statement, we will be required to file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and any other documents we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the risk factors beginning on page 20, before deciding whether to purchase our Borrower Payment Dependent Notes.

Overview

IOU Central is an Internet-based loan marketplace, which we refer to as our “loan marketplace,” that enables our registered borrowers to post loan requests and borrow money and our registered lenders to purchase Borrower Payment Dependent Notes issued by us, which we refer to as “Notes,” the proceeds of which are designated to fund specific loans made to individual registered borrowers. We operate in the space known as “peer-to-peer lending” and our motto is “Where People Lend to People.”

We have not commenced live operation of our loan marketplace in the United States and will not be able to do so until the registration statement of which this prospectus forms a part is declared effective by the SEC. Accordingly, the discussion of our loan marketplace reflects our current intentions and expectations regarding the operation of our loan marketplace. We will prepare and file with the SEC prospectus supplements to update this prospectus to disclose changes to the terms of our offering of Notes, provide quarterly updates of our financial and other information included in this prospectus, and other material developments. We will file post-effective amendments to the registration statement of which this prospectus forms a part when required by SEC rules, such as when there is a “fundamental change” in our offering of Notes or the information contained in this prospectus. See “About this Prospectus” for more information.

About the Loan Marketplace

Through our online loan marketplace, we allow qualified registered borrowers to post loan requests in order to obtain personal, unsecured loans typically with lower interest rates than they could obtain through credit cards or traditional banks. We will also provide our registered lenders with the opportunity to indirectly fund specific registered borrower loans with credit characteristics, interest rates and other terms that registered lenders find attractive by purchasing Notes from us that are dependent for payment on the payments we receive on the corresponding registered borrower loans. See “About the Loan Marketplace” for more information.

As a part of operating our loan marketplace, we will require all prospective borrowers and lenders to complete our new user registration process. During new user registration, prospective borrowers and lenders will agree to the Terms of Use Agreement of the IOU Central website and loan marketplace, select whether they are registering as a borrower or a lender, verify their email addresses and bank account details, and confirm their mailing addresses and identities. We plan to verify the identities of prospective borrowers and lenders by comparing supplied names, social security numbers and mailing addresses entered at the time of new user registration against the corresponding information in the records of Equifax and the U.S. Department of the Treasury Office of Foreign Asset Control, or OFAC, database, as well as other anti-fraud and identity verification databases. We refer to prospective borrowers and lenders who successfully complete our new user registration process as “registered borrowers” and “registered lenders,” respectively, and we refer to registered borrowers and registered lenders collectively as “registered users.” See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Borrower and Lender Registration” for more information.

Once registered, a registered borrower will be allowed to submit a loan request to us in an amount ranging from $1,000 to $25,000. The loan request is an application to IOU Central for a registered borrower loan. During the loan request process, the registered borrower supplies credit information, including employment, income and housing information, and agrees to a Credit Profile Authorization Agreement. Once we receive this information, we obtain the registered borrower’s credit report from Equifax, including the registered borrower’s Equifax Vantage Score©, or Vantage Score, and Equifax Bankruptcy Navigator Index© score, or BNI score, and submit the loan request to our automated underwriting process. Our automated underwriting process is comprised of the following four steps:

First, we will pre-screen the registered borrower to determine eligibility to participate in our loan marketplace by evaluating the registered borrower’s credit profile against our minimum credit criteria. Currently, our minimum credit criteria include the following:

•

a minimum Vantage Score of 670 and BNI score of 180 (except in the case of a registered borrower with a Vantage Score in the range of 670-690, in which case the minimum BNI score is 300, and in the case of a registered borrower with a Vantage Score in the range of 691-710, in which case the minimum BNI score is 250);

•	a minimum cumulative high credit limit for specified loan request amounts;

•

a credit report showing no current delinquencies, bankruptcies, foreclosures, existing judgments, open tax liens, medical collections with a cumulative balance greater than $2,000 in the past 24 months or non-medical collections with a cumulative balance greater than $1,000 in the past 24 months;

•	a credit report showing a minimum of two credit trade lines open and reviewed for at least six months;

•	a credit report showing a minimum of one year credit depth; and

•	a credit report showing no account in a consumer credit counseling plan.

If a registered borrower does not meet our minimum credit criteria, the registered borrower will not be permitted to post a loan request on our loan marketplace.

Second, we will assign one of nine proprietary credit grades (A+, A, A-, B+, B, B-, C+, C or C-) to the registered borrower’s loan request. Currently, our credit grades are based on a combination of the registered borrower’s Vantage Score and BNI score. A higher credit grade generally indicates a lower likelihood of default. However, a credit grade is not a guarantee of performance by a registered borrower on a registered borrower loan.

Third, we will use the credit grade, assumed default rate and other risk factors to assign the loan request a suggested interest rate. The assumed default rate reflects our attempt to project the default rate for loans associated with the registered borrower’s credit grade. Our assumed default rates are based largely on Equifax reported default rates corresponding to the associated Vantage Score and BNI score. The other risk factors we consider include, among others, loan amount, loan term, job and income stability, housing occupancy, and housing history and expense. The suggested interest rate is intended to provide an approximate market rate that would correspond to the registered borrower’s loan request and does not necessarily reflect the final interest rate for a particular registered borrower loan. The final interest rate for a registered borrower loan is a blended rate based on the weighted average of the principal amounts and interest rates set forth in registered lender bids accepted by the registered borrower for the loan.

Fourth, we will use the credit grade together with the registered borrower’s debt-to-income ratio to determine a maximum loan amount. The debt-to-income ratio is calculated by us and is based on a registered borrower’s total monthly debt payments (excluding mortgage or housing expenses) reported by Equifax and the income reported by the registered borrower. We will also include the estimated payments on the loan amount requested by the registered borrower and our suggested interest rate for the particular loan in our calculation of the registered borrower’s debt-to-income ratio. We may or may not verify the income reported by a registered borrower. Because we calculate the debt-to-income ratio based on self-reported income and other assumptions, such as estimated payments on the loan request based on our suggested interest rate, registered lenders should not place undue reliance on our calculation of a registered lender’s debt-to-income ratio. A registered lender’s actual debt-to-income ratio may differ significantly from our calculation as a result of a number of factors, including, without limitation, additional debt incurred by the registered lender following submission of their loan request to us and the final loan amount and interest rate for their registered borrower loan.

See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Minimum Credit Criteria and Underwriting” for more information.

Once we complete our automated underwriting process, we will inform the registered borrower whether their loan request has been approved, declined, placed under review, or counter-offered. If declined, we send the registered borrower an adverse action notice stating the basis on which the loan request was declined. If placed under review, we manually analyze all compensating factors to determine eligibility to participate in the loan marketplace and we render a decision within one to two business days. If counter-offered, we inform the registered borrower of changes they can make to their loan request in order to receive approval. For example, a registered borrower could request a lower loan amount or increase the term of their loan request. If approved, we inform the registered borrower of their credit grade and suggested interest rate. The registered borrower may then personalize their loan request and proceed to make a posting on our loan marketplace.

A posting is a request by a registered borrower for a personal, unsecured loan in a specified amount and for a specified term. In addition to the registered borrower’s requested loan amount, postings contain the registered borrower’s credit grade, suggested interest rate, debt-to-income ratio, summary information from the registered borrower’s credit report, and self-reported occupation, employment status and income, and may contain other personal information posted by the registered borrower, such as personal financial situation. Postings may only be created by individuals who are registered borrowers on our loan marketplace. Postings are displayed publicly on our loan marketplace, although certain information is only viewable by registered lenders and registered borrowers.

If a registered borrower loan is closed and funded, we service the loan on an ongoing basis.

Set forth below is a summary of the key terms of the Notes and the registered borrower loans, as well as a summary of certain key features of our loan marketplace.

The Notes. Our registered lenders will have the opportunity to buy Notes issued by IOU Central by placing a private “bid” at the interest rate they are willing to receive and in the amount they are willing to commit to the purchase of a Note that is dependent for payment on the corresponding registered borrower loan. All registered lender bids on a posting will be displayed for the registered borrower. However, all registered lender bids by registered lenders will be private in that registered lenders cannot view the interest rates that other registered lenders have bid. By making a bid on a posting, a registered lender is committing to purchase from us a Note in the principal amount and at the interest rate set forth in the registered lender’s bid. The proceeds of each Note purchased by a registered lender will be designated to facilitate the funding of a corresponding registered borrower loan posted on our loan marketplace. In most cases, a posting will be matched with more than one registered lender bid, and there will be several registered lenders who purchase Notes corresponding to the registered borrower loan described in the posting. We refer to the Notes corresponding to a registered borrower loan as a “series of Notes,” “Notes in a series” or “Notes of a series,” even though the Notes may have different principal amounts and interest rates, depending on the bids accepted by the registered borrower for the corresponding registered borrower loan.

Under the terms of the Notes, we are obligated to pay principal, interest and late fees, if any, on each Note in a series only if, and to the extent that, we receive payments from the registered borrower on the corresponding registered borrower loan funded by the proceeds of the series of Notes. Payments we receive on the corresponding registered borrower loan will be shared ratably among all Notes of a series after deduction of our servicing fee and collection fee, if any, we or a third party collection agency charge, as well as any amounts due to us on account of the portion of the corresponding registered borrower loan, if any, funded by us in our capacity as a registered lender in the loan marketplace. We will not pay to registered lenders any non-sufficient funds fees for failed registered borrower payments.

The Notes will be special, limited obligations of IOU Central only and not obligations of any registered borrower. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding registered borrower loans or the proceeds from the corresponding registered borrower loans. If we were to become subject to a bankruptcy or similar proceeding, the holder of a Note may have a general unsecured claim against IOU Central that may or may not be limited in recovery to such borrower payments. See “Risk Factors — If we were to become subject to a bankruptcy or similar proceeding” for more information.

The Registered Borrower Loans. All registered borrower loans are personal, unsecured obligations of individual registered borrowers with a fixed interest rate and range in maturity of one, two or three years. The fixed interest rate is a blended rate based on the weighted average of the principal amount and interest rate set forth in registered lender bids accepted by the registered borrower for the corresponding registered borrower loan. Each registered borrower loan is originated through our loan marketplace and funded by IOU Central at closing with the proceeds from Notes of a series purchased by registered lenders that correspond to such registered borrower loan. See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Purchasers of Notes and Loan Closings” for more information.

Auto-Fund. “Auto-Fund” is a feature of our loan marketplace that allows a registered borrower to automatically accept funding of a loan request when bids are received in an aggregate amount that is equal to the loan request amount specified by the registered borrower and at a weighted average interest rate that is equal to or less than an interest rate specified by the registered borrower. Auto-Fund allows registered borrowers to automatically close a loan that has been fully funded with bids in an aggregate amount and at an interest rate that is acceptable to the registered borrower without any further action from the registered borrower. See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Registered Borrower Loan Requests” for more information.

Unlimited Bidding. “Unlimited bidding” is a feature of our loan marketplace that allows a registered lender to bid on postings in an aggregate amount exceeding the amount of funds the registered lender has allocated to fund his or her placed bids. For example, a registered lender can place five $100 bids and five $500 bids and only allocate $500 of the funds available in his or her IOU account to fund those bids. If a bid is accepted by a registered borrower, our loan marketplace automatically reduces the allocated amount by the amount of the bid that is accepted. Subsequently, our loan marketplace will immediately reduce any outstanding bids that are greater than the allocated amount and make them equal to the allocated amount. In this example if a $100 bid is accepted, the allocated amount is reduced to $400 and all $500 bids are reduced to $400. See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — How to Bid to Purchase Notes” for more information.

Auto-Bid. “Auto-Bid” is a feature of our loan marketplace that allows a registered lender to use our proprietary search engine to filter registered borrower loan requests based on certain loan request criteria and automatically make bids on registered borrower loans that meet such criteria. The loan request criteria that a registered lender can choose to filter registered borrower loan requests include, among others, credit grade, loan amount, loan term, loan purpose, debt-to-income ratio and other credit profile characteristics. Once a registered lender sets Auto-Bid parameters, our proprietary search engine will routinely filter postings on our loan marketplace and automatically make bids on registered borrower loans that meet such parameters. See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — How to Bid to Purchase Notes” for more information.

About IOU Central

We were incorporated in Delaware in August 2006 under the name IOU Central Inc. Our principal executive offices are located at 1255 Roberts Boulevard, Suite 116, Kennesaw, GA 30144, and our telephone number is (866) 217-8564. Our website address is www.ioucentral.com. Information contained on our website is not incorporated by reference into this prospectus.

Prior to December 2008, we were a wholly-owned subsidiary of IOU Canada and we had limited operations. During 2008, the management of IOU Canada determined to shift the focus of operations from Canada to the United States. Accordingly, on December 11, 2008, we entered into an asset purchase agreement with IOU Canada pursuant to which we acquired substantially all of the intellectual property of IOU Canada in exchange for 8,673,484 shares of our common stock. See “Business — Overview — Corporate History” for more information.

THE OFFERING

Issuer	IOU Central Inc.

Notes offered	Borrower Payment Dependent Notes, issued in series, with each series of Notes corresponding to one registered borrower loan. We refer to the Notes corresponding to a registered borrower loan as a “series of Notes,” “Notes in a series” or “Notes of a series,” even though the Notes may have different principal amounts and interest rates, depending on the bids accepted by the registered borrower for the corresponding registered borrower loan.

Offering price	100% of the principal amount of each Note.

Initial maturity date	One year and four business days, two years and four business days, or three years and four business days following issuance.

Final maturity date	120 days after the initial maturity date. Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding registered borrower loan remain due and payable to us upon the initial maturity date, in which case the maturity date of the Note will be automatically extended 120 days to the final maturity date. If there are any amounts under the corresponding registered borrower loan still due and owing to us after the final maturity day, we will have no further obligation to make payments on the Notes of a series even if we receive payments on the corresponding registered borrower loan after the final maturity date. In certain limited cases, we may elect to extend the final maturity date beyond 120 days as described below. However, because we may, in our sole discretion and subject to our servicing standard, amend, modify, sell to a third-party debt purchaser or charge-off a registered borrower loan at any time after the 90th day of its delinquency (or sooner in certain circumstances), and we generally will charge-off a registered borrower loan after it becomes more than 120 days past due (or sooner in certain circumstances), a registered borrower loan may never reach the final maturity date. See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Post-Closing Loan Servicing and Collection” for more information.

Extension of maturity date	In certain limited cases, we may elect to extend the final maturity date beyond 120 days. For example, we may elect to extend the final maturity date when we believe there is a reasonable likelihood that the registered borrower will be able to make payment of remaining amounts due and payable on their registered borrower loan following the final maturity date. If we elect to extend the final maturity date, we will make payments on the Notes of a series as described elsewhere in this prospectus to the extent that we receive payments on the corresponding registered borrower loan during the extension period. Any election to extend the final maturity date will be made in our sole discretion. See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Standard Terms of the Registered Borrower Loans” for more information.

Interest rate	Each Note will have a stated, fixed interest rate equal to the interest rate the registered lender bid and the registered borrower accepted for the corresponding registered borrower loan. In most cases, a posting will be matched with more than one registered lender bid and there will be several registered lenders who purchase Notes corresponding to the registered borrower loan described in the posting.

Payments on the Notes	We will pay principal, interest and late fees, if any, on any Note purchased by a registered lender in an amount equal to the registered lender’s pro rata portion of the payments, if any, we receive on the corresponding registered borrower loan, net of our annual 1.0% servicing fee and collection fee, if any, we or a third party collection agency charge, as well as any amounts due to us on account of the portion of the corresponding registered borrower loan, if any, funded by us in our capacity as a registered lender in the loan marketplace. We will not pay to registered lenders any non-sufficient funds fees for failed registered borrower payments. We will apply payments received from a registered borrower on their registered borrower loan in the following order of priority:

•     first, to pay any non-sufficient funds fees, if any;

•     second, to pay late fees, if any;

•     third, to pay interest; and

•     fourth, to pay principal.

We will make any payments on the Notes within four business days after we receive the payments from registered borrowers on the corresponding registered borrower loan. The Notes are not subject to any credit enhancement. See “Description of the Notes” for more information. The non-sufficient funds fees referred to above are those payable to IOU Central. It is possible that the registered borrower’s bank may also charge the registered borrower a non-sufficient funds fee.

Registered borrower loans

The proceeds from the sale of a series of Notes will be designated by the registered lenders who purchased the Notes to fund a corresponding registered borrower loan originated through our loan marketplace to an individual consumer who is one of our registered borrowers. Each registered borrower loan originated through our loan marketplace is a one-, two- or three-year fully amortizing consumer loan made by us to an individual registered borrower.

Registered borrower loans have original principal amounts that range between $1,000 and $25,000, and have fixed interest rates that range between 0.0% and the maximum interest rate allowed by the state in which the registered borrower resides. Registered borrower loans are repayable in monthly installments and are unsecured and unsubordinated. Registered borrower loans may be repaid in full or in part at any time by our registered borrowers without prepayment penalty. In the case of a partial prepayment of a registered borrower loan, we reduce the outstanding principal balance of the registered borrower loan by the amount of the partial prepayment but we do not recalculate the amortization schedule. This means the registered borrower’s monthly payment remains the same and the registered borrower loan will be repaid prior to the original maturity date if the registered borrower continues to make full monthly payments.

Except for obtaining a registered borrower’s credit report from Equifax, registered borrower postings are posted without obtaining any documentation of the registered borrower’s ability to afford the loan. In certain cases, we verify the income, employment, occupation or other information provided by registered borrowers as part of operating our loan marketplace. This verification may be done at any time beginning with the borrower registration process through the closing of a registered borrower loan. In cases where we choose to verify this information after a registered lender makes a posting on our loan marketplace and we are unable to complete the verification to our satisfaction, we may remove the posting from our loan marketplace. See “About the Loan Marketplace” for more information.

Ranking

The Notes will not be contractually senior or contractually subordinated to any other indebtedness of IOU Central. The Notes will be special, limited obligations of IOU Central only and not obligations of any registered borrower. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding registered borrower loans or the proceeds from the corresponding registered borrower loans.

We are obligated to pay principal, interest and late fees, if any, on each Note of a series only if, and to the extent that, we receive payments from the registered borrower on the corresponding registered borrower loan funded by the proceeds of the series of Notes. Payments we receive on the corresponding registered borrower loan will be shared ratably among all Notes of a series after deduction of our servicing fee and collection fee, if any, we or a third party collection agency charge, as well as any amounts due to us on account of the portion of the corresponding registered borrower loan, if any, funded by us in our capacity as a registered lender in the loan marketplace. We will not pay any non-sufficient funds fees to registered lenders for failed registered borrower payments.

In the event of a bankruptcy or similar proceeding of IOU Central, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of IOU Central are uncertain. If we were to become subject to a bankruptcy or similar proceeding, the holder of a Note may have a general unsecured claim against IOU Central that may or may not be limited in recovery to such borrower payments. See “Risk Factors — If we were to become subject to a bankruptcy or similar proceeding” for more information.

The Notes do not restrict our incurrence of other indebtedness or the grant or imposition of liens or security interests on our assets, including on the registered borrower loans corresponding to the Notes.

Servicing fee	Prior to making any payments on the Notes, we will receive a servicing fee equal to an annualized rate of 1.0% of the remaining principal balance of the corresponding registered borrower loan, which we deduct from each registered lender’s share of any registered borrower loan payments. The servicing fee will reduce the effective yield on Notes below their stated interest rate. See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Post-Closing Loan Servicing and Collection” for more information.

Use of proceeds	We will use the proceeds of each series of Notes to fund the corresponding registered borrower loan originated through our loan marketplace. See “About the Loan Marketplace” for more information.

Electronic form and transferability	The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable unless and until we are able to establish a resale marketplace for the Notes. Although we are working to establish a resale marketplace, there can be no assurance we will be able to do so, or, if we are able to do so, when a resale marketplace would be available. Therefore, registered lenders must be prepared to hold their Notes to maturity. See “Description of the Notes” for more information.

U.S. federal income tax consequences	Although the matter is not free from doubt, we intend to treat the Notes as indebtedness of IOU Central for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments we receive on the corresponding registered borrower loan. Furthermore, a holder of a Note generally will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. This treatment is not binding on the Internal Revenue Service, or the IRS, and the IRS may take contrary positions. Any differing treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes, including any possible differing treatments of the Notes. See “Certain U.S. Federal Income Tax Considerations” for more information.

Financial suitability	To purchase Notes, registered lenders located in Alaska, Idaho, Kansas and

Pennsylvania must satisfy minimum financial suitability standards and maximum investment limits. Specifically, registered lenders located in these states must have either (1) an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000, or (2) a net worth (determined with the same exclusions) of at least $250,000. In addition, no registered lender located in these states may purchase Notes in an amount in excess of 10% of the registered lender’s net worth, determined exclusive of home, home furnishings and automobile. Registered lenders located in California must have either (1) an annual gross income of at least $100,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $100,000, or (2) a net worth (determined with the same exclusions) of at least $250,000. In addition, no registered lender located in California may purchase Notes in an amount in excess of 10% of the registered lender’s net worth, determined exclusive of home, home furnishings and automobile.

Registered lenders should be aware that we may apply financial suitability standards or maximum investment limits to residents of certain states. If we do, each registered lender will be required to represent and warrant that he or she meets these minimum financial suitability standards and maximum investment limits before purchasing Notes. See “Financial Suitability Requirements” for more information.

The following diagram illustrates the basic structure of our loan marketplace for a single series of Notes. This graphic does not demonstrate many details of our loan marketplace, including the effect of pre-payments, late payments, non-sufficient fund fees, late fees or collection fees. See “About the Loan Marketplace” for more information.

QUESTIONS AND ANSWERS

Q:	What is IOU Central?

A:	IOU Central is a peer-to-peer lending company headquartered in Kennesaw, Georgia. IOU Central is an Internet-based loan marketplace that enables our registered borrowers to post loan requests and borrow money and our registered lenders to purchase Notes issued by IOU Central, the proceeds of which are designated to fund specific loans made to individual registered borrowers.

Q:	What is the IOU Central loan marketplace?

A:	Our loan marketplace will allow qualified registered borrowers to post loan requests in order to obtain personal, unsecured loans typically with lower interest rates than they could obtain through credit cards or traditional banks. Our loan marketplace also provides our registered lenders with the opportunity to indirectly fund specific registered borrower loans with credit characteristics, interest rates and other terms that registered lenders find attractive by purchasing Notes that are dependent for payment on the payments we receive on the corresponding registered borrower loans.

As a part of operating our loan marketplace, we plan to require all prospective borrowers and lenders to complete our new user registration process. During new user registration, prospective borrowers and lenders agree to the Terms of Use Agreement of the IOU Central website and loan marketplace, select whether they are registering as a borrower or a lender, verify their email addresses and bank account details, and confirm their mailing addresses and identities. We verify the identities of prospective borrowers and lenders by comparing supplied names, social security numbers and mailing addresses entered at the time of new user registration against the corresponding information in the records of Equifax and the OFAC database, as well as other anti-fraud and identity verification databases. We refer to prospective borrowers and lenders who successfully complete our new user registration process as “registered borrowers” and “registered lenders,” respectively, and we refer to registered borrowers and registered lenders collectively as “registered users.”

Once registered, a registered borrower will be allowed to submit a loan request to us in an amount ranging from $1,000 to $25,000. The loan request is an application to IOU Central for a registered borrower loan. During the loan request process, the registered borrower supplies credit information, including employment, income and housing information, and agrees to a Credit Profile Authorization Agreement. Once we receive this information, we obtain the registered borrower’s credit report from Equifax, including the registered borrower’s Vantage Score and BNI score, and submit the loan request to our automated underwriting process.

Once we complete our underwriting process, we inform the registered borrower whether their loan request has been approved, declined, placed under review, or counter-offered. If declined, we send the registered borrower an adverse action notice stating the basis on which the loan request was declined. If placed under review, we manually analyze all compensating factors to determine eligibility to participate in the loan marketplace and we render a decision within one to two business days. If counter-offered, we inform the registered borrower of changes they can make to their loan request in order to receive approval. For example, a registered borrower could request a lower loan amount or increase the term of their loan request. If approved, we inform the registered borrower of their credit grade and suggested interest rate. The registered borrower may then personalize their loan request and proceed to make a posting on our loan marketplace. If a registered borrower loan is closed and funded, we service the loan on an ongoing basis.

See “About the Loan Marketplace” for more information.

Q:	What is the IOU Central automated underwriting process?

A:	Our automated underwriting process is comprised of the following four steps:

First, we plan to pre-screen the registered borrower to determine eligibility to participate in our loan marketplace by evaluating the registered borrower’s credit profile against our minimum credit criteria. Our minimum credit criteria will include the following:

•

a minimum Vantage Score of 670 and BNI score of 180 (except in the case of a registered borrower with a Vantage Score in the range of 670-690, in which case the minimum BNI score is 300, and in the case of a registered borrower with a Vantage Score in the range of 691-710, in which case the minimum BNI score is 250);

•	a minimum cumulative high credit limit for specified loan request amounts;

•

a credit report showing no current delinquencies, bankruptcies, foreclosures, existing judgments, open tax liens, medical collections with a cumulative balance greater than $2,000 in the past 24 months or non-medical collections with a cumulative balance greater than $1,000 in the past 24 months;

•	a credit report showing a minimum of two credit trade lines open and reviewed for at least six months;

•	a credit report showing a minimum of one year credit depth; and

•	a credit report showing no account in a consumer credit counseling plan.

If a registered borrower does not meet our minimum credit criteria, the registered borrower will not be permitted to post a loan request on our loan marketplace.

Second, we plan to assign one of nine proprietary credit grades (A+, A, A-, B+, B, B-, C+, C or C-) to the registered borrower’s loan request. Currently, the credit grades are based on a combination of the registered borrower’s Vantage Score and BNI score. A higher credit grade generally indicates a lower likelihood of default. However, a credit grade is not a guarantee of performance by a registered borrower on a registered borrower loan.

Third, we plan to use the credit grade, assumed default rate and other risk factors to assign the loan request a suggested interest rate. The assumed default rate reflects our attempt to project the default rate for loans associated with the registered borrower’s credit grade. Our assumed default rates are based largely on Equifax reported default rates corresponding to the associated Vantage Score and BNI score. The other risk factors we consider include, among others, loan amount, loan term, job and income stability, housing occupancy, and housing history and expense. The suggested interest rates are intended to provide an approximate market rate that would correspond to the registered borrower’s loan request and do not necessarily reflect the final interest rate for a particular registered borrower loan. The final interest rate for a registered borrower loan is a blended rate based on the weighted average of the principal amount and interest rate set forth in registered lender bids accepted by the registered borrower for the loan.

Fourth, we plan to use the credit grade together with the registered borrower’s debt-to-income ratio to determine a maximum loan amount. The debt-to-income ratio is calculated by us and is based on a registered borrower’s total monthly debt payments (excluding mortgage or housing expenses) reported by Equifax and the income reported by the registered borrower. We also include the estimated payments on the loan amount requested by the registered borrower and our suggested interest rate for the particular loan in our calculation of the registered borrower’s debt-to-income ratio. We may or may not verify the income reported by a registered borrower. Because we calculate the debt-to-income ratio based on self-reported income and other assumptions, such as estimated payments on the loan request based on our suggested interest rate, registered lenders should not place undue reliance on our calculation of a registered lender’s debt-to-income ratio. A registered lender’s actual debt-to-income ratio may differ significantly from our calculation as a result of a number of factors, including, without limitation, additional debt incurred by the registered lender following submission of their loan request to us and the final loan amount and interest rate for their registered borrower loan.

See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Minimum Credit Criteria and Underwriting” for more information.

Once we complete our automated underwriting process, we inform the registered borrower whether their loan request has been approved, declined, placed under review, or counter-offered. If declined, we send the registered borrower an adverse action notice stating the basis on which the loan request was declined. If placed under review, we manually analyze all compensating factors to determine eligibility to participate in the loan marketplace and we render a decision within one to two business days. If counter-offered, we inform the registered borrower of changes they can make to their loan request in order to receive approval. For example, a registered borrower could request a lower loan amount or increase the term of their loan request. If approved, we inform the registered borrower of their credit grade and suggested interest rate. The registered borrower may then personalize their loan request and proceed to make a posting on our loan marketplace.

Q:	What is a posting?

A:	A “posting” is a request by a registered borrower for a personal, unsecured loan in a specified amount and for a specified term. In addition to the registered borrower’s requested loan amount, postings contain the registered borrower’s credit grade, suggested interest rate, debt-to-income ratio, summary information from the registered borrower’s credit report, and self-reported occupation, employment status and income, and may contain other personal information posted by the registered borrower, such as intended use of proceeds for the loan and personal financial situation. Postings may only be created by individuals who are registered borrowers on our loan marketplace. Postings will be displayed publicly on our loan marketplace, although certain information is only viewable by registered lenders and registered borrowers. Postings are valid for 14 days unless the registered borrower accepts funding prior to the expiration of the 14 day period. Registered borrowers may accept funding manually or by using the Auto-Fund feature of our loan marketplace. A registered borrower may withdraw a posting at any time prior to accepting any bids from a registered lender.

Q:	What is a bid?

A:	A “bid” is a registered lender’s commitment to purchase a Note from us in the principal amount and at the interest rate set forth in the registered lender’s bid. Registered lenders bid the amount they are willing to commit to the purchase of a Note that is dependent for payment on payments we receive on the registered borrower loan corresponding to the posting and the interest rate they are willing to receive. A registered borrower loan will be closed and funded if the registered borrower chooses to accept bids reflecting full or partial funding of the loan, either manually or by using the Auto-Fund feature of our loan marketplace. Currently, a bid may be between $25 and the full amount of the posting. Once a registered lender has finished placing bids, the registered lender may review all of their selected bids before confirming their order. Once confirmed, bids represent a binding commitment to purchase Notes from us that are dependent for payment on the corresponding registered borrower loan. However, funds are only committed to purchase a Note when a registered borrower accepts the bids and funds the corresponding registered borrower loan. Any bids not accepted by a registered borrower at the time the posting expires will automatically be withdrawn. During the time that a registered lender has outstanding bids, he or she will be allowed to withdraw funds from their IOU account provided that they keep a minimum balance in their IOU account equal to the funds allocated to fund their placed bids.

Q:	Who can view bids?

A:	All bids are displayed for the registered borrower. All bids are private for registered lenders in that registered lenders cannot view the interest rates that other registered lenders have bid.

Q:	What are the registered borrower loans?

A:	All registered borrower loans are personal, unsecured obligations of individual registered borrowers with a fixed interest rate and range in maturity of one, two or three years. The fixed interest rate is a blended rate based on the weighted average of the principal amount and interest rate set forth in the bids accepted by the registered borrower for the corresponding registered borrower loan. The maximum fixed interest rate on a registered borrower loan will not exceed the maximum interest rate allowed by the state in which the registered borrower resides. However, there is no minimum fixed interest rate for registered borrower loans. Payments on registered borrower loans are due monthly. Each registered borrower loan is originated through our loan marketplace and funded by IOU Central at closing with the proceeds from Notes purchased by registered lenders that correspond to such registered borrower loan. A registered borrower loan will be closed and funded if the registered borrower chooses to accept bids reflecting full or partial funding of the loan, either manually or by using the Auto-Fund feature of our loan marketplace. Registered borrowers can repay the full amount of the registered borrower loan or make partial prepayments of principal at any time, and there are no early payment or prepayment penalties associated with the registered borrower loans or the Notes.

Q:	What is “Auto-Fund”?

A:

“Auto-Fund” is a feature of our loan marketplace that allows a registered borrower to automatically accept funding of a loan request when bids are received in an aggregate amount that is equal to the loan request amount specified by the registered borrower and at a weighted average interest rate that is equal to or less than an interest rate specified by the registered borrower. Auto-Fund allows registered borrowers to automatically close a loan that has been fully funded with bids in an aggregate amount and at an interest rate that is acceptable to the registered borrower without any further action from the registered borrower. For example, a registered borrower with a posting for a $5,000 loan may choose to accept automatic funding if the posting receives bids in an aggregate amount of $5,000 and at a weighted average interest rate equal to or less than 12.8%. If the posting receives bids in an aggregate amount of $5,000 at a weighted average interest rate equal to or less than 12.8%, we will automatically close and fund the corresponding registered borrower loan without any further action by the registered borrower. In that event, we will execute a Promissory Note on the registered borrower’s behalf under a Power of Attorney on behalf of the registered borrower.

Q:	What are the Notes?

A:	Our registered lenders may buy Notes issued by IOU Central. The proceeds of the Notes will be designated by the registered lenders who purchase the Notes to fund a corresponding registered borrower loan originated through our loan marketplace to an individual consumer who is one of our registered borrowers. Each Note will have a stated interest rate equal to the interest rate the registered lender bid and the registered borrower accepted for the corresponding registered borrower loan. In most cases, a posting will be matched with more than one registered lender bid and there will be several registered lenders who purchase Notes corresponding to the registered borrower loan described in the posting. We refer to the Notes corresponding to a registered borrower loan as a “series of Notes,” “Notes in a series” or “Notes of a series,” even though the Notes may have different principal amounts and interest rates, depending on the bids accepted by the registered borrower for the corresponding registered borrower loan.

The principal and interest payments and late fees, if any, you will receive on any Note you purchase will be limited to an amount equal to your pro rata portion of the loan payments, if any, we receive on the corresponding registered borrower loan, net of our annual 1.0% servicing fee and collection fee, if any, we or a third party collection agency charge, as well as any amounts due to us on account of the portion of the corresponding registered borrower loan, if any, funded by us in our capacity as a registered lender in the loan marketplace. We will not pay any non-sufficient funds fees to registered lenders for failed registered borrower payments. The servicing fee will reduce the effective yield on your Notes below their stated interest rate.

The Notes are special, limited obligations of IOU Central only and not obligations of any registered borrower. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding registered borrower loans or the proceeds from the corresponding registered borrower loans. If we were to become subject to a bankruptcy or similar proceeding, the holder of a Note may have a general unsecured claim against IOU Central that may or may not be limited in recovery to such borrower payments.

Q:	Who are our registered lenders?

A:	Our registered lenders will be individuals that have the opportunity to buy our Notes. Prospective lenders must register on our website. During new user registration, prospective lenders agree to the Terms of Use Agreement of the IOU Central website and loan marketplace, select that they are registering as a lender, verify their email addresses and bank account details, and confirm their mailing addresses and identities. We verify prospective lenders’ identities by comparing supplied names, social security numbers and mailing addresses entered at the time of new user registration against the corresponding information in the records of Equifax and the OFAC database, as well as other anti-fraud and identity verification databases. We refer to prospective lenders who successfully complete our new user registration process as “registered lenders.”

Q:	Do registered lenders loan funds directly to registered borrowers?

A:	No. Registered lenders will not make loans directly to our registered borrowers. Instead, registered lenders purchase Notes issued by us, the proceeds of which are designated by the registered lenders who purchased Notes of a series to fund a corresponding registered borrower loan originated through our loan marketplace. Even though registered lenders do not make loans directly to registered borrowers, they will nevertheless be wholly dependent on registered borrowers for repayment of any Notes purchased from us. If a registered borrower defaults on its payment obligations under the corresponding registered borrower loan, we will not have any obligation to make any payments on the related Notes, and you will not receive any payments on your Notes.

Q:	Who are our registered borrowers?

A:	Our registered borrowers will be individual consumers who have successfully registered on our loan marketplace. All registered borrowers:

•	must be U.S. residents;

•	must be at least 18 years old;

•	must have valid email accounts;

•	must satisfy our credit criteria (as described below);

•	must have a U.S. social security number; and

•	must have an account at a U.S. financial institution with a routing transit number.

We reserve the right to restrict access to our loan marketplace by setting minimum credit criteria or other guidelines for registered borrowers.

Q:	What loan amounts are available to registered borrowers on our loan marketplace?

A:	Currently, registered borrowers may request loans in amounts ranging from $1,000 to $25,000. We do not loan to borrowers in Delaware, Hawaii, Indiana, Maine, and Nevada.

Q:	Does IOU Central participate in the loan marketplace as a registered lender?

A:	From time to time, we may participate in the loan marketplace as a registered lender. Although we have no obligation to do so, we may fund portions of registered borrower loans. In addition, our directors, executive officers or other employees may participate as registered lenders in our loan marketplace.

Q:	How does IOU Central verify a prospective borrower’s identity?

A:	Prospective borrowers must register on our website. During new user registration, prospective borrowers verify their email addresses and bank account details, and confirm their mailing addresses and identities. We verify the identities of prospective borrowers by comparing supplied names, social security numbers and mailing addresses entered at the time of new user registration against the corresponding information in the records of Equifax and the OFAC database, as well as other anti-fraud and identity verification databases. Once we complete our automated underwriting process, we inform the registered borrower whether their loan request has been approved, placed under review, or counter-offered.

In addition, during the loan request process, a registered borrower supplies credit information, including employment, income and housing information, and agrees to a Credit Profile Authorization Agreement. Once we receive this information, we obtain the registered borrower’s credit report from Equifax, including the registered borrower’s Vantage Score and BNI score, and submit the loan request to our automated underwriting process. In certain cases, we verify the income, employment, occupation or other information provided by registered borrowers as part of operating our loan marketplace. This verification may be done at any time beginning with the new user registration process through the closing of a registered borrower loan. In cases where we choose to verify this information after a registered borrower makes a posting on our loan marketplace and we are unable to complete the verification to our satisfaction, we may remove the posting from our loan marketplace. See “About the Loan Marketplace — How the IOU Central Marketplace Operates” for more information.

Q:	Do registered lenders need to be licensed as a consumer lender or finance company?

A:	No. Our loan marketplace is designed and structured in a manner such that the activities of registered lenders on our loan marketplace do not trigger state lending or finance company licensing requirements. States that have lending or finance company licensing requirements normally require a lending license for persons who engage in the business of making loans. All registered borrower loans originated on our loan marketplace are made by us from the proceeds of Notes purchased by registered lenders that correspond to such registered borrower loan, and we are the named lender on all Promissory Notes representing registered borrower loans. We are the originating lender and have authority to make registered borrower loans in all states where loans through our loan marketplace are available. In addition, we perform our identity and anti-fraud verification process on all registered borrower loans and service all registered borrower loans. See “Government Regulation — Regulation and Consumer Protection Laws” and “Risk Factors — Risks Inherent in Investing in the Notes” for more information.

Q:	How much money can a registered lender bid on our loan marketplace?

A:	Currently, our loan marketplace allows registered lenders to bid as little as $25 and as much as the full amount of any posting, up to an aggregate amount of $5,000,000.

Q:	What is “Auto-Bid”?

A:	“Auto-Bid” is a feature of our loan marketplace that allows a registered lender to use our proprietary search engine to filter registered borrower loan requests based on certain loan request criteria and automatically make bids on registered borrower loans that meet such criteria. The loan request criteria that a registered lender can choose to filter registered borrower loan requests include, among others, credit grade, loan amount, loan term, loan purpose, debt-to-income ratio and other credit profile characteristics. Once a registered lender sets Auto-Bid parameters, our proprietary search engine will routinely filter postings on our loan marketplace and automatically make bids on registered borrower loans that meet such parameters. In the event a bid placed using the Auto-Bid feature is accepted by a registered borrower, the registered lender will purchase a Note the proceeds of which are designated to fund the corresponding registered borrower loan.

Q:	What is “unlimited bidding”?

A:	“Unlimited bidding” is a feature of our loan marketplace that allows a registered lender to bid on postings in an aggregate amount exceeding the amount of funds the registered lender has allocated to fund his or her placed bids. For example, a registered lender can place five $100 bids and five $500 bids and only allocate $500 of the funds available in his or her IOU account to fund those bids. If a bid is accepted, our loan marketplace automatically reduces the allocated amount by the amount of the bid. Subsequently, our loan marketplace will immediately reduce any outstanding bids that are greater than the allocated amount and make them equal to the allocated amount. In this example if a $100 bid is accepted, the allocated amount is reduced to $400 and all $500 bids are reduced to $400.

Q:	What are the minimum credit criteria for registered borrowers?

A:	After we receive a loan request from a registered borrower, we evaluate whether the registered borrower meets our minimum credit criteria. Currently, our minimum credit criteria include the following:

•

a minimum Vantage Score of 670 and BNI score of 180 (except in the case of a registered borrower with a Vantage Score in the range of 670-690, in which case the minimum BNI score is 300, and in the case of a registered borrower with a Vantage Score in the range of 691-710, in which case the minimum BNI score is 250);

•	a minimum cumulative high credit limit for specified loan request amounts;

•

a credit report showing no current delinquencies, bankruptcies, foreclosures, existing judgments, open tax liens, medical collections with a cumulative balance greater than $2,000 in the past 24 months or non-medical collections with a cumulative balance greater than $1,000 in the past 24 months;

•	a credit report showing a minimum of two credit trade lines open and reviewed for at least six months;

•	a credit report showing a minimum of one year credit depth; and

•	a credit report showing no account in a consumer credit counseling plan.

If a registered borrower does not meet our minimum credit criteria, the registered borrower will not be permitted to post a loan request on our loan marketplace. We reserve the right to modify our minimum credit criteria from time to time. See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Minimum Credit Criteria and Underwriting” for more information.

Q:	What are credit grades?

A:

A credit grade is one of nine proprietary credit grades (A+, A, A-, B+, B, B-, C+, C or C-) that we assign to a registered borrower’s loan request based on a combination of the registered borrower’s Vantage Score and BNI score. We use the credit grades to determine eligibility to participate in the loan marketplace and to establish maximum loan amounts and suggested interest rates. A higher credit grade generally indicates a lower likelihood of default and, together with other underwriting criteria, may result in a higher maximum loan amount and a lower suggested interest rate. However, a credit grade is not a guarantee of performance by a registered borrower on a registered borrower loan. A registered borrower’s credit grade is displayed with the registered borrower’s posting and is available for viewing by registered lenders who consider bidding on the posting. A registered borrower’s Vantage Score, BNI score and other credit scores we obtain are not displayed or disclosed to anyone (including registered borrowers). See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Minimum Credit Criteria and Underwriting” for more information.

Q:	How do we suggest interest rates on registered borrower loans?

A:	We use the credit grade, assumed default rate and other risk factors to assign a registered borrower loan request a suggested interest rate. The assumed default rate reflects our attempt to project the default rate for loans associated with the registered borrower’s credit grade. Our assumed default rates are based largely on Equifax reported default rates corresponding to the associated Vantage Score and BNI score. The other risk factors we consider include, among others, loan amount, loan term, job and income stability, housing occupancy, and housing history and expense. The suggested interest rate is intended to provide an approximate market rate that would correspond to the registered borrower’s loan request and does not necessarily reflect the final interest rate for a particular registered borrower loan. The final interest rate for a registered borrower loan is a blended rate based on the weighted average of the principal amount and interest rate set forth in registered lender bids accepted by the registered borrower for the loan. See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Suggested Interest Rates” for more information.

Q:	How do we establish maximum loan amounts?

A:	We use the credit grade together with the registered borrower’s debt-to-income ratio to determine a maximum loan amount. The debt-to-income ratio is calculated by us and is based on a registered borrower’s total monthly debt payments (excluding mortgage or housing expenses) reported by Equifax and the income reported by the registered borrower. We also include the estimated payments on the loan amount requested by the registered borrower and our suggested interest rate for the particular loan in our calculation of the registered borrower’s debt-to-income ratio. We may or may not verify the income reported by a registered borrower. Because we calculate the debt-to-income ratio based on self-reported income and other assumptions, such as estimated payments on the loan request based on our suggested interest rate, registered lenders should not place undue reliance on our calculation of a registered lender’s debt-to-income ratio. A registered lender’s actual debt-to-income ratio may differ significantly from our calculation as a result of a number of factors, including, without limitation, additional debt incurred by the registered lender following submission of their loan request to us and the final loan amount and interest rate for their registered borrower loan. See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Minimum Credit Criteria and Underwriting” for more information.

Q:	What happens if a registered borrower misses a payment or does not repay its registered borrower loan?

A:	Registered borrowers who miss payments face the same consequences as they would if they missed payments on any form of bank or other commercial credit obligation, including the reporting of late payments to consumer reporting agencies and late fees, to the extent allowed by applicable law. Such late fees are collected by us and passed on to the registered lenders who own the Notes that are dependent for payment on payments we receive from that registered borrower loan, subject to our servicing fee.

When a registered borrower’s payment is late, we immediately communicate directly with the registered borrower to encourage repayment. We also take the following actions:

•	when a monthly payment becomes 15 days past due, we charge the registered borrower a $15 late fee (or such lesser amount as may be provided by applicable law);

•	when a monthly payment becomes 30 days past due, we notify consumer reporting agencies of the missed or partial payment;

•

when a monthly payment becomes 90 days past due, we refer the registered borrower loan to a nationally-licensed collection agency, which makes further attempts to collect delinquent amounts and have the registered borrower bring the account current; and

•	when a registered borrower loan becomes 120 days past due, the loan is charged off.

Depending on market conditions, we either sell charged off loans to an unaffiliated third party debt purchaser or continue our efforts to collect on those loans, and we may, in our discretion, institute legal proceedings to collect the debt. We report loan delinquencies and charge-offs to consumer reporting agencies, which negatively affects the registered borrower’s credit file. Registered borrowers whose loans are charged-off are not permitted to make any further postings on our loan marketplace. See “About the Loan Marketplace — Post-Funding Loan Servicing and Collection” for more information.

Q:	Will IOU Central make payments on a Note if the corresponding registered borrower loan for the Note defaults?

A:	No. If the registered borrower loan corresponding to your Note defaults and the registered borrower does not pay us, we will not be obligated to make payments on your Note, and you will not receive any payments on your Note. We have no obligation to make any payments of principal or interest on a Note unless, and then only to the extent that, we receive payments in respect of the corresponding registered borrower loan as described elsewhere in this prospectus. For an explanation of a possible bankruptcy exception to the limited nature of the obligations on the Notes, see “Risk Factors — If we were to become subject to a bankruptcy or similar proceeding.”

Q:	What happens if a registered borrower repays a registered borrower loan early?

A:	We allow registered borrowers to make extra payments on, or prepay, their registered borrower loans in part or entirely at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a registered borrower loan on which your Notes are dependent for payment, you will receive your share of such prepayment, net of our servicing fee, and interest will stop accruing after the date on which such prepayment is received by us. In the case of a partial prepayment of a registered borrower loan, we will reduce the outstanding principal balance of the registered borrower loan by the amount of the partial prepayment but we do not recalculate the amortization schedule. This means the registered borrower’s monthly payment remains the same and the registered borrower loan will be repaid prior to the original maturity date if the registered borrower continues to make full monthly payments.

Q:	Are the Notes secured by any collateral?

A:	No. The Notes are not secured by any collateral, including the corresponding registered borrower loans, and are not guaranteed or insured by any governmental agency or instrumentality or any third party. The Notes are not subject to any credit enhancement.

Q:	How do registered lenders receive payments on the Notes?

A:	All payments on the Notes are processed through our loan marketplace. If and when we make a payment on your Notes, the payment will be credited to your IOU account. You may elect to have available balances in your IOU account transferred to your bank account at any time, subject to normal execution times for such transfers. There will be no fees for such transfers.

Q:	What guarantees do registered lenders have that a Note will be paid?

A:	There are no guarantees that a Note will be paid. See “Risk Factors — Risks Related to Registered Borrower Default” for more information.

Q:	Can registered lenders collect on late payments themselves?

A:	No. Under the Lender Registration and Bidding Agreement, registered lenders agree that under no circumstances may a registered lender attempt to collect on late payments themselves. Registered lenders must depend on us or our third-party collection agents to pursue collection on delinquent registered borrower loans. If collection action must be taken in respect of a registered borrower loan, we or the collection agency will charge a collection fee of between 10% and 30% of any amounts that are obtained. These fees will correspondingly reduce the amounts of any payments you receive on the Notes.

Q:	Can registered borrowers have more than one loan outstanding at any one time?

A:	Yes. Registered borrowers may have up to two loans originated through our loan marketplace up to the maximum loan amount approved for their credit grade, provided that the aggregate outstanding principal balance of all outstanding loans for a registered borrower may not exceed $25,000. Currently, to be eligible to obtain a second registered borrower loan, a registered borrower must continue to satisfy our minimum credit criteria at the time of the second loan request and have made monthly payments on their existing loan for a minimum of six months with no delinquencies. We reserve the right to modify eligibility requirements for second loans from time to time.

Q:	How is IOU Central regulated?

A:	Our lending and servicing activities are subject to state and federal regulation. We must comply with applicable state laws, including state lending laws and licensing and disclosure requirements. In addition, we must comply with the federal Consumer Credit Protection Act, including, as applicable, the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and the Electronic Fund Transfer Act, as well as the federal Electronic Signatures in Global and National Commerce Act (ESIGN) and other federal and state laws governing privacy and data security and prohibiting unfair or deceptive business practices. We are subject to examination, supervision and potential regulatory investigations and enforcement actions by state and federal agencies, such as the Federal Trade Commission, that administer the federal consumer protection laws. We are not licensed as a bank in any state.

Q:	How does IOU Central make money from the loan marketplace?

A:	We earn revenue from the fees we charge our registered borrowers and registered lenders. We charge registered borrowers origination fees of 2.0% of the amount of the registered borrower loan. The origination fee is paid out of the proceeds of the registered borrower loan at the time the loan is funded. We charge registered lenders an annual servicing fee of 1.0% of the remaining principal balance of the corresponding registered borrower loan, which we deduct from each registered lender’s share of the registered borrower loan payments on the Notes of a series. To a lesser extent, we earn interest on registered borrower loans to the extent that we fund those loans ourselves in our capacity as a registered lender in the loan marketplace.

Q:	How are the Notes being offered?

A:	We are offering the Notes directly to our registered lenders only through our loan marketplace at a purchase price of 100% of the principal amount of the Notes. We are not using any underwriters, and there will be no underwriting discounts.

Q:	Will I receive a certificate for my Notes?

A:	No. The Notes are issued only in electronic form. This means that each Note will be stored on our website. You can view your Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My IOU” section of our website.

Q:	Will the Notes be listed on an exchange?

A:	No. The Notes will not be listed on any securities exchange.

Q:	Will I be able to sell my Notes?

A:	The Notes will not be transferable unless and until we are able to establish a resale marketplace for the Notes. Although we are working to establish a resale marketplace, there can be no assurance we will be able to do so, or, if we are able to do so, when a resale marketplace would be available. Therefore, registered lenders must be prepared to hold their Notes to maturity.

Q:	How are the Notes treated for United States federal income tax purposes?

A:	Although the matter is not free from doubt, we intend to treat the Notes as indebtedness of IOU Central for U.S. federal income tax purposes. As a result of such treatment, the Notes will have OID for U.S. federal income tax purposes because payments on the Notes are dependent for payment on payments we receive on the corresponding registered borrower loan. Furthermore, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. This treatment is not binding on the IRS, and the IRS may take contrary positions. Any differing treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes, including any possible differing treatments of the Notes. See “Certain U.S. Federal Income Tax Considerations” for more information. To the extent required applicable law, we will provide the registered lender with the applicable IRS 1099 forms.

Q:	Are there any risks associated with an investment in Notes?

A:	Yes. The Notes are highly risky and speculative. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” for more information.

Q:	What if IOU Central was to go out of business?

A:	If IOU Central was to go out of business, no new registered borrower loans would be closed or funded and we would assign all of our servicing obligations to a suitable third party loan servicer. We have not yet entered into an agreement with a third party loan servicer but intend to do so. Our intention is that all existing Notes would be serviced to completion by such third party loan servicer. Depending on the terms of the agreement, the third party loan servicer would take over the administrative responsibilities related to the Notes, such as the collection and transfer of monthly payments, providing timely payment notices, monthly registered lender statements and required tax documentation, overseeing the collection of delinquent registered borrower loans on behalf of registered lenders, and reporting payment performance to consumer reporting agencies. We intend to engage a third party financial services company with extensive experience with successor loan servicer agreements. If we are unable to maintain our relationship with the third party loan servicer with which we enter into a contract, or are unable to identify and contract with a substitute third party loan servicer, registered borrowers would still be obligated to make payments on their registered borrower loans but registered lenders’ ability to collect on the Notes may be substantially impaired, such that any outstanding registered borrower loans could be rendered collectable. There could be certain incremental fees to registered borrowers and registered lenders if the Notes are serviced by a third party loan servicer. See “Risk Factors — Risks Related to IOU Central, Our Loan Marketplace and Our Ability to Service the Notes” for more information.

RISK FACTORS

Investing in our Notes involves a high degree of risk and you should carefully consider the risks described below before making a decision to invest in the Notes. Any of the following risks could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or future principal and interest payments you expect to receive. The risks and uncertainties described below are not the only risks and uncertainties you or we may face.

RISKS RELATING TO THE NOTES

The Notes are highly risky and speculative investments for suitable investors only.

The Notes are highly risky and speculative investments for suitable investors only. The Notes are special, limited obligations of IOU Central and depend entirely on payments to us of unsecured consumer finance obligations of individual registered borrowers under the corresponding registered borrower loans. If you cannot afford to lose the entire amount of money you plan to bid on and commit to purchase Notes corresponding to registered borrower loans on our loan marketplace, you should not attempt to invest in the Notes. You should not assume that a Note is appropriate for you just because it corresponds to a posting on our loan marketplace.

Payments on the Notes will depend entirely on payments we receive on the corresponding registered borrower loans. If a registered borrower fails to make any payments on the registered borrower loan corresponding to your Note, you will not receive any payments on your Note.

We will only make payments pro rata on the Notes of a series after we receive a registered borrower’s payment on a corresponding registered borrower loan, after deduction of our servicing fee and collection fee, if any, we or a third party collection agency charge, as well as any amounts due to us on account of the portion of the corresponding registered borrower loan, if any, funded by us in our capacity as a registered lender in the loan marketplace. We will not pay to registered lenders any non-sufficient funds fees we charge. If we do not receive payments on the corresponding registered borrower loan related to your Note, you will not be entitled to any payments under the terms of the Note and you will not receive any payments.

Your recourse will be extremely limited in the event that registered borrower information is inaccurate for any reason.

Registered borrowers supply a variety of unverified information that is included in their postings on the loan marketplace. At the time a posting is made on our loan marketplace, we have not verified all information provided to us by a registered borrower. This information may be inaccurate or intentionally false. In the limited circumstances where we verify the registered borrower’s stated income, employment status or other information that appears in a posting, such verification may be performed after the posting has been made on our loan marketplace. A registered borrower’s posting and other information available on our loan marketplace will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, information set forth in postings filed in a prospectus supplement will be subject to the liability provisions of the Securities Act. In general, Section 10b-5 and the liability provisions of the Securities Act provide the purchaser of securities with a right to bring a claim against the issuer for damages arising from any untrue statement of material fact in a prospectus or any omission of a material fact made in connection with the sale of securities. In this prospectus, we advise you as to the limitations on the reliability of this information. Accordingly, a court could determine that we have advised you of all material facts regarding the information supplied by registered borrowers and your recourse in the event this information is false or misleading may be extremely limited under the securities laws because you have been so advised.

The Notes are special, limited obligations of IOU Central only and are not secured by any collateral or guaranteed or insured by any third party.

The Notes will not represent an obligation of registered borrowers or any other party except IOU Central, and are special, limited obligations of IOU Central. The Notes are not secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party.

Registered borrower loans are not secured by any collateral or guaranteed or insured by any third party, and you must rely on us and our designated third-party collection agency to pursue collection efforts against any registered borrower.

Registered borrower loans are unsecured obligations of registered borrowers. They are not secured by any collateral, not guaranteed or insured by any third party, and not backed by any governmental authority in any way. Accordingly, we and our designated third-party collection agency will be limited in our ability to collect registered borrower loans. In addition, registered borrower loans are obligations of registered borrowers to IOU Central and not obligations to holders of Notes. This means that if a registered borrower fails to make any payments on the registered borrower loan corresponding to a Note, the holder of that Note will not receive any payments on that Note. Furthermore, the holders of Notes of a series will not be able to obtain the identity of the registered borrower in order to contact the registered borrower about the defaulted registered borrower loan. As a result, holders of Notes will have no recourse against registered borrowers and no ability to pursue registered borrowers to collect payments under the registered borrower loans that correspond to their Notes. Holders of Notes may look only to us for payment of the Notes, and our obligation to make payments on the Notes is limited as described in this prospectus. See “— You must rely on IOU Central and our designated third-party collection agency to pursue collection against any Borrower” for more information. Moreover, as described elsewhere in this prospectus, in the event that we receive payments on the corresponding registered borrower loan relating to your Notes after the final maturity date, you will not receive payments on your Notes after maturity. See “— In the event that we receive payments on the corresponding registered borrower loans relating to your Notes after the final maturity date, you will not receive payments on your Notes after maturity” for more information.

A registered borrower’s credit information and credit grade may be inaccurate or may not accurately reflect the registered borrower’s creditworthiness, which may cause you to lose all or a part of the price you paid for a Note.

We currently obtain credit reports from Equifax and use the Vantage Score and BNI score reported by Equifax in our automated underwriting process. During our automated underwriting process we assign a registered borrower’s loan request one of nine proprietary credit grades (A+, A, A-, B+, B, B-, C+, C or C-) based on the Vantage Score and BNI score. A registered borrower’s Vantage Score or BNI score may not reflect the registered borrower’s actual creditworthiness because the Vantage Score or BNI score may be based on outdated, incomplete or inaccurate data, and we do not verify the information obtained from the registered borrower’s credit report. In addition, the credit report we obtain from Equifax may not contain information about the registered borrower that may be reflected in a credit report from another consumer reporting agency, such as Experian or TransUnion. Furthermore, we currently only retrieve a subsequent credit score for a registered borrower after the previous credit score is more than 30 days old. Therefore, there is a risk that the registered borrower may have become delinquent in the payment of an outstanding obligation, defaulted on a pre-existing debt obligation, taken on additional personal debt, or sustained other adverse financial events after the date the last credit report was retrieved, and the credit grade assigned to the registered borrower’s loan request may not accurately reflect the registered borrower’s actual current creditworthiness. Moreover, registered lenders do not, and will not, have access to financial statements of registered borrowers or to other detailed financial information about registered borrowers. See “About the Loan Marketplace — How the IOU Central Marketplace Operates — Minimum Credit Criteria and Underwriting” for more information.

Some of the registered borrowers on our loan marketplace may have “subprime” credit ratings, be considered higher than average credit risks, and may present a high risk of loan delinquency or default.

We expect that some of the registered borrowers who will use our loan marketplace may be people who have had difficulty receiving loans from banks and other financial institutions on favorable terms, or at all, due to credit problems, limited credit histories, adverse financial circumstances, or high debt-to-income ratios. Therefore, acquiring Notes that are dependent for payment on payments we receive on the corresponding registered borrower loan to such registered borrower may present a high risk of loan delinquency or default.

Information supplied by registered borrowers may be inaccurate or intentionally false.

Registered borrowers supply a variety of unverified information that is included in their postings on our loan marketplace. We do not verify this information and it may be inaccurate. For example, a registered borrower’s income, employment and occupation are self-reported, and we do not verify any statements by registered borrowers as to how their loan proceeds will be used. Nor do we verify or monitor a registered borrower’s actual use of proceeds following the funding of a registered borrower loan. In certain cases, we verify the income, employment, occupation or other information provided by registered borrowers as part of operating our loan marketplace. This verification may be done at any time beginning with the new user registration process through the closing of a registered borrower loan. In cases where we choose to verify this information after a registered borrower makes a posting on our loan marketplace and we are unable to complete the verification to our satisfaction, we may remove the posting from our loan marketplace. Any verification will be done entirely at our discretion as an additional credit and fraud screening mechanism. Accordingly, registered lenders should not unduly rely on unverified information provided by registered borrowers. In addition, the identity of registered borrowers is not revealed to registered lenders, and registered lenders have no ability to obtain or verify registered borrower information either before or after they purchase a Note. Registered lenders may only communicate with registered borrowers through our loan marketplace, and then only on an anonymous and unverified basis.

If you rely on false, misleading or unverified information supplied by registered borrowers in deciding to purchase Notes, you may lose all or a part of the purchase price you pay for a Note.

While we take precautions to prevent registered borrower fraud, it is possible that fraud may occur and adversely affect your ability to receive the principal and interest payments that you expect to receive on your Notes.

We use identity and fraud checks with external databases to verify each registered borrower’s identity and credit history, as described in more detail in “About the Loan Marketplace — How the IOU Central Marketplace Operates — Borrower and Lender Registration.” Notwithstanding our efforts, there is a risk that fraud may occur and remain undetected by us. Additionally, registered borrowers may misrepresent other information that we do not attempt to verify, such as their intentions for the use of the loan proceeds. While we will repurchase Notes in limited circumstances, such as material default on the corresponding registered borrower loan resulting from verifiable theft of a registered borrower’s identity, or resulting from the failure of the corresponding registered borrower loan to comply at origination in all material respects with applicable federal and state law, we are not obligated to repurchase a Note from you if your investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a posting for the corresponding registered borrower loan, or due to false or inaccurate statements or omissions of fact in a registered borrower’s posting, whether in credit data, registered borrower’s representations or similar indicia of registered borrower intent and ability to repay the registered borrower loan. In the limited circumstances in which we will repurchase Notes, you will only receive an amount equal to the outstanding principal balance of the Note. See “— We are not obligated to repurchase any Notes except in limited circumstances and if we are unable to meet our repurchase obligations, you may lose your entire investment in the Notes” and “About the Loan Marketplace — How the IOU Central Marketplace Operates — Identity Fraud Reimbursement” for more information.

We do not have any historical performance data to validate the effectiveness of our proprietary credit grades or our automated underwriting process and we cannot predict registered borrower performance on registered borrower loans. Default rates on registered borrower loans may be significant.

We have not commenced live operation of our loan marketplace in the United States and will not be able to do so until the registration statement of which this prospectus forms a part is declared effective by the SEC. Therefore, we do not have any historical performance data to validate the effectiveness of our proprietary credit grades or our automated underwriting process. Currently, our credit grades are based on a combination of the registered borrower’s Vantage Score and BNI score. A higher credit grade generally indicates a lower likelihood of default. However, a credit grade is not a guarantee of performance by a registered borrower on a registered borrower loan. We believe the methodology underlying our credit grades is sound but you should not place undue reliance on the credit grade assigned to a registered borrower when deciding to bid on a posting. In addition, we do not have any historical performance data to predict registered borrower performance on registered borrower loans, and we cannot predict what the long-term loss experience will be. Accordingly, the estimated default rates we use in calculating interest rates have not been developed from our loss histories. Borrower loans originated through the IOU Central marketplace may default more often than our estimated default rates. If our loan loss experience exceeds our estimates or increases over time on our loan marketplace, we may change our automated underwriting process, including the manner in which we suggest interest rates, and registered lenders who have purchased Notes prior to any such changes will not benefit from these changes.

Our loan marketplace is a new concept, and the failure of a registered borrower to perform according to the terms of the corresponding registered borrower loan may impair your ability to realize all or any of your investment in the Notes.

The investment return on the Notes depends on registered borrowers fulfilling their payment obligations in a timely and complete manner under the corresponding registered borrower loans. Because our loan marketplace is a new concept, we do not have any historical performance data regarding registered borrower performance on the registered borrower loans. Registered borrowers may not view social lending obligations originated on our loan marketplace as having the same significance as other credit obligations arising under more traditional circumstances, such as loans from banks or other commercial financial institutions. If a registered borrower neglects his or her payment obligations on a registered borrower loan upon which your Notes are dependent for payment, or chooses not to repay a registered borrower loan entirely, you may not be able to recover any portion of your investment in a Note.

Default rates on registered borrower loans may increase as a result of economic conditions beyond our control and beyond the control of the registered borrower.

Registered borrower loan default rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual registered borrowers. In particular, default rates on registered borrower loans on which the Notes are dependent for payment may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors. In addition, we believe the recent contraction in the global financial and credit markets and significant downturn in the United States economy will likely result in an increased rate of default in the peer-to-peer-lending space in general. Accordingly, you should not place undue reliance on the historical rate of default for loans made in the peer-to-peer-lending space in general in determining whether to purchase your Notes. As the current economic crisis is largely unprecedented in recent history, we cannot predict the impact these events will have on a registered borrower’s ability to repay future registered borrower loans originated on our loan marketplace.

If payments on the corresponding registered borrower loans relating to your Notes become overdue, you will likely not receive the full principal and interest payments that you expected to receive on your Notes due to collection fees, and you may not recover any of your original purchase price.

We will pursue reasonable collection efforts in respect of a registered borrower loan if a registered borrower fails to make a required payment on any payment date. Our collection efforts will begin on the first business day following the payment failure date (or the day immediately following the “grace period” for payments by check). We may also refer a delinquent borrower loan to a nationally licensed collection agency on the 91st day of its delinquency. If we refer a loan to a collection agency, we will have no other obligation to attempt to collect on delinquent loans. We, or an outside collection agency acting on our behalf, will receive a percentage of any funds recovered after a 90-day delinquency from a registered borrower as a collection fee before any principal or interest becomes payable to you from recovered amounts in respect of Notes related to the corresponding registered borrower loan. Our collection fees currently range from 10% to 30% of recovered amounts. In addition, we may sell the account to an outside collection agency on the 121st day of its delinquency. Typical sale rates currently range from $0.11 to $0.18 per dollar.

We or the collection agency may not be able to recover some or all of the unpaid balance of a non-performing registered borrower loan, and, as a result, a registered lender who has purchased a Note dependent for payment on the non-performing registered borrower loan will receive nothing or a small fraction of the unpaid principal and interest of the Note. You must rely on the collection efforts of IOU Central or our designated collection agency, and you are not permitted to attempt to collect payments on the registered borrower loans in any manner. See “—Registered borrower loans are not secured by any collateral or guaranteed or insured by any third party, and you must rely on us and our designated third-party collection agency to pursue collection against any registered borrower” for more information.

In the event that we receive payments on the corresponding registered borrower loans relating to your Notes after the final maturity date, you will not receive payments on your Notes after maturity.

Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding registered borrower loan remain due and payable to us upon the initial maturity date, in which case the maturity of the Note will be automatically extended 120 days to the final maturity date. In certain limited cases, we may elect to extend the final maturity date beyond 120 days. Any election to extend the final maturity date will be made in our sole discretion. If there are any amounts under the corresponding registered borrower loan still due and owing to us after the final maturity date, whether extended or not, we will have no further obligation to make payments on the Notes of the series even if we receive payments on the corresponding registered borrower loan after the final maturity date.

The registered borrower loans on which the Notes are dependent for payment do not restrict registered borrowers from incurring additional unsecured or secured debt, nor do they require the registered borrower’s debt-to-income ratio to remain fixed during the term of the registered borrower loan, which may impair your ability to receive the full principal and interest payments that you expect to receive on a Note.

If a registered borrower incurs additional debt after obtaining a registered borrower loan through our loan marketplace, the additional debt may impair the ability of that registered borrower to make payments on the registered borrower loan and your ability to receive the principal and interest payments that you expect to receive on your Note that is dependent for payment on payments we receive on such loan. In addition, the additional debt may adversely affect the registered borrower’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the registered borrower. To the extent that the registered borrower has or incurs other indebtedness and cannot pay all of his or her indebtedness, the registered borrower may choose to make payments to other creditors rather than us.

Furthermore, the registered borrower loans are unsecured credit obligations of individual registered borrowers. To the extent registered borrowers incur other indebtedness that is secured, such as mortgage, home equity or auto loans, the ability of the secured creditors to exercise remedies against the assets of the registered borrower may impair the registered borrower’s ability to repay the registered borrower loan on which your Note is dependent for payment. Registered borrowers may also choose to repay secured indebtedness obligations before repaying borrower loans originated through our loan marketplace because the registered borrowers have no collateral at risk in the case of the registered borrower loans. A registered lender will not be made aware of any additional debt incurred by a registered borrower or whether such debt is secured.

Our loan marketplace may fail to comply with borrower protection laws, such as state lending laws, or federal consumer protection laws, such as the Trust in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act. Registered borrowers may make counterclaims against us, any collection agency or you after collection actions have commenced.

Applicable state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices, and debt collection practices may apply to the origination, servicing and collection of a registered borrower loan upon which a series of Notes is dependent for payment. The registered borrower loans are also subject to federal laws, including, without limitation, the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to borrowers regarding the terms of a loan, the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit, and the federal Fair Credit Reporting Act, which regulates the use and reporting of information related to a borrower’s credit history. We may not always be in compliance with these laws. Failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal of, or interest on, the registered borrower loans and, in addition, could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain our marketplace and may result in registered borrowers rescinding their registered borrower loans. See “Government Regulation — Regulation and Consumer Protection Laws” for more information.

We regularly review the requirements of these and other laws and take measures aimed at ensuring that the registered borrower loans originated on our loan marketplace meet the requirements of all applicable laws. However, determining compliance with all applicable laws is a complex matter and it is possible that our determination may be inaccurate or incorrect. Also, changes in law, either due to court decisions, regulatory interpretations or rulings, or new legislation, may adversely affect the collectability of a registered borrower loan.

The registered borrower loans do not contain any cross-default or similar provisions. If registered borrowers default on their debt obligations other than on the registered borrower loans, the ability to collect on registered borrower loans on which your Notes are dependent for payment may be substantially impaired.

The registered borrower loans do not contain cross-default provisions. A cross-default provision makes a default under certain debt of a registered borrower an automatic default on other debt of that registered borrower. Because the registered borrower loans do not contain cross-default provisions, a registered borrower loan will not be placed automatically in default upon that registered borrower’s default on any of its other debt obligations, unless there are independent grounds for a default on the registered borrower loan. In addition, the registered borrower loans will not be referred to a third-party collection agency for collection because of a registered borrower’s default on debt obligations other than the registered borrower loans. If a registered borrower defaults on debt obligations owed to a third party and continues to satisfy payment obligations under the registered borrower loans, the third party may seize the registered borrower’s assets or pursue other legal action against the registered borrower before the registered borrower defaults on the registered borrower loans. Payments on Notes may be substantially reduced if the registered borrower subsequently defaults on the registered borrower loans, and you may be unable to recoup any or all of your expected principal and interest payments on those Notes.

Registered borrowers may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of your Notes.

Registered borrowers may seek protection under federal bankruptcy law or similar laws. If a registered borrower files for bankruptcy (or becomes the subject of an involuntary bankruptcy petition), a stay will go into effect that may automatically put any pending collection actions on hold and prevent further collection action absent bankruptcy court approval. If we receive notice that a registered borrower has filed for protection under the federal bankruptcy laws or has become the subject of an involuntary bankruptcy petition, we will put the registered borrower loan into “Bankruptcy Status” and will switch the status of the registered borrower loan on our loan marketplace, which the relevant registered lenders may view, to “Bankruptcy.” When we put a registered borrower loan into bankruptcy status, we cease making automatic monthly payments and do not undertake collection activity without bankruptcy court approval. Whether any payment will ultimately be made or received on a registered borrower loan after bankruptcy status is declared depends on the registered borrower’s particular financial situation, and it is possible that the registered borrower’s personal liability on the registered borrower loan will be discharged in bankruptcy. In most cases involving the bankruptcy of a registered borrower, unsecured creditors, including IOU Central as holder of the registered borrower loans, will receive only a fraction of any amount outstanding on their loans, if anything. See “About the Loan Marketplace — How the IOU Central Marketplace Operates — Post-Closing Loan Servicing and Collection” for more information.

We are not obligated to repurchase any Notes except in limited circumstances and if we are unable to meet our repurchase obligations, you may lose your entire investment in the Notes.

We are not obligated to repurchase any Notes except in limited circumstances, such as material default on a Note resulting from verifiable theft of a registered borrower’s identity, or resulting from the failure of the corresponding registered borrower loan to comply at origination in all material respects with applicable federal and state law. Additionally, the Lender Registration and Bidding Agreement provides that, in the event of a material breach of our representations and warranties, we must cure the defect, repurchase the Note, or indemnify and hold the registered lender harmless against losses resulting from the defect in the Note. However, we are not obligated to repurchase a Note from a registered lender if his or her investment is not realized in whole or in part due to fraud (other than verifiable identify theft) in connection with a posting, or due to false or inaccurate statements or omissions of fact in a registered borrower’s posting, whether in credit data, borrower representations, or similar indicia of borrower intent and ability to repay the registered borrower loans. Even if we are obligated to repurchase a Note, there can be no assurance that we will be able to meet our repurchase obligation. If we are unable to meet our repurchase obligations with respect to any such Note, you may lose all of your investment in the Note. See “Description of the Notes and the Lender Registration and Bidding Agreement — Repurchase of the Notes by IOU Central” for more information.

Federal law entitles registered borrowers who enter active military service to an interest rate cap and certain other rights that may inhibit the ability to collect on registered borrower loans and reduce the amount of interest paid on the Notes.

Federal law provides registered borrowers on active military service with rights that may delay or impair our ability to collect on a registered borrower loan corresponding to your Note. The Servicemembers Civil Relief Act requires that the interest rate on preexisting debts, such as registered borrower loans, be set at no more than 6.0% while the qualified service member or reservist is on active duty. A holder of a Note that is dependent for payment on such a registered borrower loan will not receive the difference between 6.0% and the interest rate of the Note held by the registered lender during any such period. This law also permits courts to stay proceedings and execution of judgments against service members and reservists on active duty, which may delay recovery on any registered borrower loans in default, and, accordingly, payments on Notes that are dependent for payment on payments we receive on these corresponding registered borrower loans. If there are any amounts under any such registered borrower loan still due and owing to us after the final maturity date of the Notes that correspond to the registered borrower loan, we will have no further obligations to make payments on the Notes, even if we later receive payments after the final maturity date of the Notes. We do not take military service into account when assigning credit grades to registered borrower loan requests. See “Government Regulation — Regulation and Consumer Protection Laws — Service Members Civil Relief Act” for more information.

The death of a registered borrower may substantially impair your ability to recoup the full purchase price of Notes that are dependent for payment on payments we receive on the corresponding registered borrower loan to that registered borrower or to receive the interest payments that you expect to receive on your Notes.

All registered borrowers are individuals. If a registered borrower with outstanding obligations under a registered borrower loan dies while the registered borrower loan is outstanding, generally, we will seek to work with the executor of the estate of the registered borrower to obtain repayment of the registered borrower loan. However, the registered borrower’s estate may not contain sufficient assets to repay the registered borrower loan on which your Note is dependent for payment. In addition, if a registered borrower dies near the end of the term of a registered borrower loan, it is unlikely that any further payments will be made on the Notes corresponding to such registered borrower loan, because the time required for the probate of the estate may extend beyond the final maturity date of the Notes.

A registered borrower may request that his or her bank “chargeback” a payment on a registered borrower loan upon which a Note is dependent for payment and request a refund on that payment, resulting in a delinquency on the payment and a possible negative cash balance in your IOU account.

A borrower chargeback is a process by which a registered borrower who has made a payment on a registered borrower loan has his or her bank cancel the payment or request a refund of that payment. If such a chargeback occurs within four business days of the initiation of the payment, the payment will be canceled or refunded and declared delinquent. If the chargeback occurs between four and 60 days after the initiation of payment, you must rely on us to contest the chargeback if we deem it appropriate. If a registered borrower successfully processes a chargeback between four and 60 days after the initiation of payment, such payment will be deducted from your IOU account, and if you have withdrawn funds in the interim, a negative cash balance may result. The registered borrower’s loan detail page will display their delinquent status and a registered lender’s IOU account will have the account balance adjusted to reflect that a registered borrower payment was “charged back”.

Our loan marketplace allows a registered borrower to prepay a registered borrower loan at any time without penalty. Registered borrower loan prepayments will extinguish or limit your ability to receive additional interest payments on a Note.

Registered borrower loan prepayment occurs when a registered borrower decides to pay some, or all, of the principal amount on a registered borrower loan earlier than originally scheduled. A registered borrower may decide to prepay all or a portion of the remaining principal amount of a registered borrower loan at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a registered borrower loan on which your Notes are dependent for payment, you will receive your share of such prepayment but further interest will not accrue after the date on which the payment is made. If a registered borrower prepays a portion of the remaining unpaid principal balance on a registered borrower loan on which your Notes are dependent for payment, the outstanding principal balance of the registered borrower loan will be reduced by the amount of the partial prepayment but the amortization schedule will not be recalculated. This means that the registered borrower’s monthly payment remains the same and the registered borrower loan will be repaid prior to the original maturity date if the registered borrower continues to make full monthly payments. If a registered borrower prepays a registered borrower loan in full or in part, you will not receive all of the interest payments that you originally expected to receive on Notes that are dependent for payment on payments we receive on the corresponding registered borrower loan, and you may not be able to find a similar rate of return on another investment at the time at which the registered borrower loan is prepaid. Prepayments are subject to our annual 1.0% servicing fee, even if the prepayment occurs immediately after issuance of your Notes. See “Description of the Notes and the Lender Registration and Bidding Agreement — Prepayments” for more information.

Prevailing interest rates may change during the terms of the registered borrower loans on which your Notes are dependent for payment. If this occurs, you may receive less value from your purchase of the Notes in comparison to other ways you may invest your money. Additionally, registered borrowers may prepay their registered borrower loans due to changes in interest rates, and you may not be able to redeploy the amounts you receive from prepayments in a way that offers you the return you expected to receive from the Notes.

The registered borrower loans on which the Notes are dependent for payment have a term of one, two or three years and bear fixed, not floating, rates of interest. If prevailing interest rates increase, the interest rates on Notes you purchase might be less than the rate of return you could earn if you invested your purchase price in a different investment. In addition, while you may still receive a return on your purchase price for the Notes through the receipt of amounts equal to the interest portion of the payments on the corresponding registered borrower loan, if prevailing interest rates exceed the rate of interest payable on the registered borrower loan, the payments you receive during the term of the Note may not reflect the full opportunity cost to you when you take into account factors such as the time value of money. Furthermore, there is no prepayment penalty for registered borrowers who prepay their registered borrower loans. If prevailing interest rates on consumer loans decrease, registered borrowers may choose to prepay their registered borrower loans with money they borrow from other sources or other resources, and you may not receive the interest payments on your Notes that you expect to receive. You may also be unable to find an alternative use of your money to realize a similar rate of return at the time at which the Note is prepaid.

The final interest rate for a registered borrower loan is a blended rate based on the weighted average of the principal amount and interest rate set forth in registered lender bids accepted by the registered borrower for their loan. The final interest rate for a registered borrower loan may be higher than the interest you receive on your Note, and may be at a level that increases the risk of a default on the corresponding registered borrower loan.

The final interest rate for a registered borrower loan is a blended rate based on the weighted average of the principal amount and interest rate set forth in registered lender bids accepted by the registered borrower for the loan. It is possible that some or all of the bids accepted by the registered borrower will be at a higher rate than the rate you bid on the posting. In such a case, the final interest rate on the registered borrower loan will be higher than the interest rate you bid and you would not receive the same rate of return as other registered lenders who purchase Notes of a series the proceeds of which are designated to fund the corresponding registered borrower loan. In addition, because the final interest rate on a registered borrower loan is a blended rate as described above, the final interest rate may be sufficiently high to increase the risk of a default on the corresponding registered borrower loan.

If you decide to invest through our loan marketplace and concentrate your investment in a single Note, you may increase your risk of registered borrower defaults and your risk of loss on your Notes.

Your expected return on your investment in the Notes depends on the performance of registered borrowers on their respective obligations under their corresponding registered borrower loans. There are a wide range of credit grades and postings on our loan marketplace and we expect some registered borrowers to default on their registered borrower loans. If you decide to invest through our loan marketplace and concentrate your investment in a single Note, your entire return will depend on the performance of a single registered borrower loan. For example, if you plan to purchase $100 of Notes and choose to invest in a single Note instead of in four $25 Notes corresponding to registered borrower loans of four different registered borrowers, your entire $100 investment will depend on the performance of a single registered borrower loan. It may be desirable to diversify your portfolio in order to reduce the risk that you could lose your entire investment due to a single default, or a small number of defaults. However, diversification does not eliminate the risk that you may lose some, or all, of your investment in the Notes.

The interest rate on registered lender funds placed in an IOU account may be less than the interest rate on registered borrower loans on which the Notes are dependent for payment.

A registered lender’s IOU account represents an interest in a pooled bank account. The interest rate earned on funds, if any, placed in an IOU account, either pending investment in a Note or following receipt of payment on a Note, may be substantially lower than the stated interest rate on the Notes. See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Loan Funding and Treatment of Registered Lender Balances” for more information.

The Notes will not be listed on any securities exchange, are not presently transferable and must be held only by registered lenders. You should be prepared to hold the Notes you purchase until they mature.

The Notes will not be listed on any securities exchange. Also, until such time as we are able to establish a resale marketplace, the Notes are not transferable. All Notes must be held by registered lenders, and currently there is no resale marketplace for Notes. Although we are working to establish a resale marketplace, there can be no assurance we will be able to do so, or, if we are able to do so, when a resale marketplace would be available. Unless and until we develop a resale marketplace, registered lenders should expect to hold their Notes to maturity. See “Description of the Notes and the Lender Registration and Bidding Agreement — Restrictions on Transfer” for more information.

The U.S. federal income tax consequences of an investment in the Notes are uncertain.

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. We intend to treat the Notes as debt instruments of IOU Central that have OID for U.S. federal income tax purposes. Accordingly, a holder of a Note will be required to include OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest payments on the Note), regardless of such holder’s regular method of tax accounting. However, you should be aware that the IRS is not bound by our characterization of the Notes and the IRS or a court may take a different position with respect to the Notes’ proper characterization. For example, the IRS could determine that, in substance, each registered lender owns a proportionate interest in the corresponding registered borrower loan for U.S. federal income tax purposes. Alternatively, the IRS could instead treat the Notes as a different financial instrument (including, for example, an equity interest or a derivative financial instrument). For example, if the Notes were treated as equity of IOU Central, (i) we would be subject to U.S. federal income tax on income, including interest, accrued on the registered borrower loans but would not be entitled to deduct interest or OID on the Notes, and (ii) payments on the Notes would be treated by the holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of our earnings and profits as computed for U.S. federal income tax purposes. Such a characterization could significantly reduce the amount available to pay interest on the Notes. Accordingly, prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

You should be aware that our ability to pay principal and interest on a Note may be affected by our ability, for U.S. federal income tax purposes, to match the timing of income we receive from the corresponding registered borrower loan that we hold and the timing of deductions that we may be entitled to in respect of payments made on the Notes that we issue. For example, if the Notes, but not the corresponding registered borrower loans, are treated as contingent payment debt instruments for U.S. federal income tax purposes, there could be a potential mismatch in the timing of our income and deductions for U.S. federal income tax purposes, which could affect our ability to make payments on the Notes.

RISKS RELATED TO IOU CENTRAL AND THE IOU CENTRAL LOAN MARKETPLACE

We have not commenced live operation of our loan marketplace and our business is subject to the risks inherent in establishing a new business.

We have not commenced live operation of our loan marketplace in the United States and will not be able to do so until the registration statement of which this prospectus forms a part is declared effective by the SEC. Accordingly, the discussion of our loan marketplace reflects our current intentions and expectations regarding the operation of our loan marketplace. Our proposed operations are subject to the general risks inherent in establishing a new business, including, among others, the lack of an operating history on which to base any estimate of future earnings prospects, the anticipation of losses, and the potential inability to implement business strategies. In addition, registered users will not have access to any historical information that would be helpful in deciding whether to participate in our loan marketplace. Typically, most new companies incur substantial start-up expenses, are not profitable in the first year of operation and, in some cases, are not profitable for several years. We have developed a business plan that describes the strategy we intend to implement to achieve profitable operations, including hiring and retaining experienced and qualified employees. If we cannot hire or retain qualified employees, or otherwise cannot implement our business strategy, we will be hampered in our ability to develop our loan marketplace and serve our registered users, which could have an adverse effect on our financial performance. Even if we successfully implement this strategy, it may not have the favorable impact on our operations that we anticipate.

As an online company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

If we are successful, the number of registered users and the volume of registered borrower loans originated through our loan marketplace will increase beyond our current capacity, which will require us to increase our facilities, personnel and infrastructure in order to accommodate the greater servicing obligations and demands of our loan marketplace. Our loan marketplace is dependent upon our website in order to maintain current postings and transactions in the registered borrower loans and Notes. We will likely be required to constantly add new hardware and update our software and website, expand our customer support services and add new employees to maintain the operation of our loan marketplace, as well as satisfy our servicing obligations on the registered borrower loans and make payments on the Notes. If we are unable to increase the capacity of our loan marketplace and maintain the necessary infrastructure, you may experience delays in receipt of payments on your Notes and periodic downtime of our systems.

If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.

To succeed, we must increase transaction volumes on our loan marketplace by attracting a large number of registered users in a cost-effective manner, many of whom have not previously participated in peer-to-peer lending. If we are not able to attract qualified registered borrowers and sufficient registered lender Note purchase commitments, we will not be able to increase our transaction volumes. For example, the general tightening and other developments in the broader credit markets may impact our ability to attract registered lenders which, in turn, could limit our ability to increase transaction volumes. In addition, we will rely on a variety of methods to drive traffic to our website and loan marketplace. If we are unable to use any of our planned marketing initiatives or the cost of these initiatives was to significantly increase, we may not be able to attract new registered users in a cost-effective manner. As a result, our revenue and results of operations could be affected adversely and could impair our ability to maintain our loan marketplace.

We will need to raise substantial additional capital to fund our operations, and if we fail to obtain additional funding, we may be unable to continue operations.

We have a limited operating history and have incurred net losses since our inception. Our net loss for the fiscal years ended December 31, 2008 and 2007, and the period from inception (August 16, 2006) through December 31, 2008, was $980,424, $1,019,470 and $2,046,410, respectively, and we had negative cash flow from operations of $555,899, $707,359 and $1,309,774 for the same periods, respectively. In addition, as of December 31, 2008, we had an accumulated deficit of $2,046,410.

At this early stage in our development, we have funded substantially all of our operations with proceeds from private placements. At December 31, 2008, we had cash and cash equivalents of $79,070. We are dependent upon raising additional equity financing or seeking debt financing to fund our operating plan for the foreseeable future. Our failure to obtain sufficient financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve our business objectives and continue as a going concern. In addition, there can be no assurance as to the availability or terms upon which the required equity or debt financing might be available.

We intend to begin operating our marketplace before we have sufficient capital to fund our operations.

We currently lack the resources and liquidity necessary to market and successfully launch our product, and to fund expected operating losses which we expect to incur through 2012 while we grow our business.

We will need to raise significant additional capital to provide the necessary funds. However, our ability to do so will largely depend on the progress and success of our efforts to launch our lending platform. We plan to raise the necessary capital periodically and expect to commence our lending activities prior to raising sufficient capital to fund our operations. As a result, if we are unable to successfully raise sufficient additional capital, we might not be able to continue as a going concern, and this could result in any outstanding registered borrower loans being rendered unrecoverable.

The market in which we participate is highly competitive and, if we do not compete effectively, our operating results could be harmed.

The consumer lending market is highly competitive and rapidly changing. We expect competition to persist and intensify in the future with the introduction of new technologies and the influx of new entrants, which could harm our ability to increase volume on our loan marketplace. Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies, as well as other social lending platforms, including LendingClub, Prosper Marketplace and Virgin Money. Competition could result in reduced volumes, reduced fees or the failure of our loan marketplace to achieve or maintain more widespread market acceptance, any of which could harm our business. In addition, we may experience new competition from more established Internet companies in the future, such as eBay Inc., Google Inc. or Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels. If any of these companies or any major financial institution decide to enter the peer-to-peer lending business, acquire one of our existing competitors, or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do, and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, respond quickly to new technologies, and undertake more extensive marketing campaigns. Our industry is driven by constant innovation. If we are unable to compete with such companies and meet the need for innovation, the demand for our loan marketplace could stagnate or substantially decline.

If we fail to promote and maintain our brand in a cost-effective manner, we may not achieve or maintain market share and our revenue may decrease.

We believe that developing and maintaining awareness of the IOU Central brand in a cost-effective manner is critical to achieving widespread acceptance of peer-to-peer lending through our loan marketplace and attracting new registered users. In addition, we believe that the importance of brand recognition will increase as competition in the social lending industry increases. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and our registered users’ experiences on our loan marketplace. We expect that our efforts to build our brand and our future marketing efforts will involve significant expense. These brand promotion activities may not yield increased revenues and, even if they do, any revenue increases may not offset the expenses we incur to promote our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may lose our existing registered users to our competitors or be unable to attract new registered users, which would cause our revenue to decrease and may impair our ability to maintain our loan marketplace.

Economic downturns, such as the one presently underway, could cause potential registered lenders to invest their money in the safest possible vehicles and avoid making alternative investments such as purchasing Notes through our loan marketplace, which could materially adversely affect our business.

The willingness of potential registered lenders to participate in our loan marketplace depends in part on current economic conditions. During periods of economic uncertainty, such as the one presently underway, potential registered lenders may tend to shift their investments from riskier products, such as our Notes, to safer investments, such as U.S. Treasury securities and/or money market accounts. Such a shift could adversely affect our ability to attract new registered lenders and could impair our business.

We have incurred operating losses since our inception and we anticipate that we will continue to incur net losses through 2012. Our failure to obtain sufficient debt and equity financing and, ultimately, to achieve profitable operations and cash flows from operations could adversely affect our ability to achieve our business objectives and continue as a going concern.

As an early-stage company, we have incurred net losses in the past and we expect to incur losses in the future. As of December 31, 2008, our accumulated deficit was approximately $2.0 million. Our net loss was approximately $1.0 million for both the year ended December 31, 2008 and the year ended December 31, 2007. We have not been profitable since our inception and we may not become profitable. In addition, we expect our operating expenses to increase in the future as we expand our operations. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If our revenue does not grow to offset these increased expenses, we may never become profitable. In future periods, we may not have enough revenue growth or our revenue could decline. Our failure to become profitable could impair the operations of our loan marketplace by limiting our access to working capital to operate the loan marketplace. If we were to become insolvent or bankrupt, an event of default would occur under the terms of the Notes, and you may lose your investment.

If IOU Central was to go out of business, no new registered borrower loans would be closed or funded and we would assign all of our servicing obligations to a suitable third party loan servicer.

If we were to go out of business, no new registered borrower loans would be closed or funded. We intend to enter into an agreement with such a third party loan servicer. Our intention is that all existing Notes would be serviced to completion by such third party loan servicer. Depending on the terms of the agreement, the third party loan servicer would take over the administrative responsibilities related to the Notes, such as the collection and transfer of monthly payments, providing timely payment notices, monthly registered lender statements and required tax documentation, overseeing the collection of delinquent registered borrower loans on behalf of registered lenders, and reporting payment performance to consumer reporting agencies. If we are unable to maintain our relationship with a third party loan servicer, or are unable to identify and contract with a substitute third party loan servicer, registered borrowers would still be obligated to make payments on their registered borrower loans but registered lenders’ ability to collect on the Notes may be substantially impaired, such that any outstanding registered borrower loans could be rendered unrecoverable.

Our arrangements for third party backup servicing are limited. If we fail to maintain operations, you may experience a delay, increased cost or nonpayment in respect of your expected principal and interest payments on your Notes, and we may be unable to collect and process repayments from registered borrowers.

We have made arrangements for third party backup servicing. If our operations fail or malfunction, the third party backup servicer with which we have contracted will provide backup services. There is no guarantee that the backup services will be adequate. Furthermore, it is possible that any disruptions in services will result in a delay, increased cost or nonpayment in respect of a registered lender’s expected principal and interest payments on the registered lender’s Notes, and we may be unable to collect and process repayments from registered borrowers.

We are subject to extensive federal, state and local regulation and there can be no assurance that we will be able to continue to operate our loan marketplace or meet our servicing obligations.

We are subject to extensive federal, state and local regulation, non-compliance with which may expose us to adverse consequences. In addition, new laws and regulations could be enacted that could have a negative impact on our ability to service the Notes or maintain our loan marketplace. We could suffer adverse consequences if we were to fail to comply, even inadvertently, with these laws and regulations. For example, the Federal Fair Debt Collection Practices Act and similar state debt collection laws regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans. For example, debt collectors are prohibited from contacting debtors at unreasonable times, revealing or discussing the nature of the debt with third parties, making false representations in association with efforts to collect the debt, seeking collection fees or other charges not permitted under contract or by state law, making threats of arrest or legal action without actual intention of action on the threat, and using abusive or profane language in the course of collection on the debt. While we obligate our collection agencies to comply with applicable law in their efforts to collect registered borrower loans made on our loan marketplace, it is possible that improper collection practices may occur which could adversely impact the collectability of particular registered borrower loans originated through our loan marketplace.

If we were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes would be uncertain, and payments on the Notes may be limited and suspended or stopped. Any recovery by a holder of a Note may be substantially delayed and may be substantially less than the principal and interest due and to become due on the Note. Even funds held by us in trust for the holders of Notes may potentially be at risk.

If we were to become subject to a bankruptcy or similar proceeding, the recovery, if any, by a holder of a Note, if any, may be substantially delayed in time and may be substantially less in amount than the principal and interest due and to become due on the Note. Specifically, the following consequences, among others, may occur:

A bankruptcy or similar proceeding of IOU Central may cause delays in registered borrower payments. Registered borrowers may delay payments to us on their registered borrower loans because of the uncertainties occasioned by a bankruptcy or similar proceeding of IOU Central, even if the registered borrowers have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those registered borrower loans.

A bankruptcy or similar proceeding of IOU Central may cause delays in payments on Notes. The commencement of a bankruptcy or similar proceeding may, as a matter of law, prevent us from making regular payments on the Notes, even if the funds to make such payments are available. Because a bankruptcy or similar proceeding may take months or years to complete, the suspension of payment may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

Interest accruing upon and following a bankruptcy or similar proceeding of IOU Central may not be paid. In a bankruptcy or similar proceeding of IOU Central, interest accruing on the Notes during the proceeding may not be part of the allowed claim of a holder of a Note. If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter. Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

In a bankruptcy or similar proceeding of IOU Central, there may be uncertainly regarding whether a holder of a Note has any priority right to payment from the corresponding registered borrower loan. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding registered borrower loans or the proceeds of those corresponding registered borrower loans. Accordingly, the holder of a Note may be required to share the proceeds of the corresponding registered borrower loan with our other creditors. If such sharing of proceeds is deemed appropriate, those proceeds that are either held by us in the pooled account we maintain in trust for our registered users at the time of the bankruptcy or similar proceeding of IOU Central, or not yet received by us from registered borrowers at the time of the commencement of the bankruptcy or similar proceeding, may be at greater risk than those proceeds that are already held in trust by us in registered lenders’ IOU accounts at the time of the bankruptcy or similar proceeding. To the extent that proceeds of the corresponding registered borrower loan would be shared with other creditors of IOU Central, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to you on your Note. See “About the Loan Marketplace — How the Loan Marketplace Operates — Post-Closing Loan Servicing and Collection” for more information.

In a bankruptcy or similar proceeding of IOU Central, there may be uncertainly regarding whether a holder of a Note has any right of payment from assets of IOU Central other than the corresponding registered borrower loan. In a bankruptcy or similar proceeding of IOU Central, it is possible that a Note could be deemed to have a right of payment only from proceeds of the corresponding registered borrower loan and not from any other assets of IOU Central, in which case the holder of the Note may not be entitled to share the proceeds of such other assets of IOU Central with other creditors of IOU Central, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the registered borrower loan corresponding to the Note. Alternatively, it is possible that a Note could be deemed to have a right of payment from both the registered borrower loan corresponding to the Note and from some or all other assets of IOU Central, for example, based upon the automatic acceleration of the principal obligations on the Notes upon the commencement of a bankruptcy or similar proceeding, in which case the holder of the Note may be entitled to share the proceeds of such other assets of IOU Central with other creditors of IOU Central, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the registered borrower loan corresponding to the Note. To the extent that proceeds of such other assets would be shared with other creditors of IOU Central, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to you on your Note. See “Description of the Notes and the Lender Registration and Bidding Agreement — Notes — Events of Default” for more information.

In a bankruptcy or similar proceeding of IOU Central, there may be uncertainly regarding the rights of a holder of a Note, if any, to payment from funds in the pooled account we maintain in trust for our registered users. If a registered borrower has paid IOU Central on a registered borrower loan corresponding to a Note before a bankruptcy or similar proceeding of IOU Central is commenced, and those funds are held in the pooled account we maintain in trust for our registered users and have not been used by IOU Central to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that IOU Central will or will be able to use such funds to make payments on the Note. Other creditors of IOU Central may be deemed to have rights to such funds that are equal to or greater than the rights of the holders of the Notes. See “About the Loan Marketplace — How the Loan Marketplace Operates — Post-Closing Loan Servicing and Collection” for more information.

In a bankruptcy or similar proceeding of IOU Central, there may be uncertainty regarding the rights of a holder of a Note, if any, to access funds in their IOU account. If a registered lender has funds in their IOU account at the time a bankruptcy or similar proceeding of IOU Central is commenced, there can be no assurance that the owner of the funds will have immediate access to the funds or that the funds will ultimately be released to the registered lender. Similarly, if a registered borrower has paid us on a registered borrower loan corresponding to a Note before a bankruptcy or similar proceeding of IOU Central is commenced, and those funds have been used by us to make payments on the Note prior to the date the bankruptcy or similar proceeding is commenced, but the payments on the Note continue to be held in the registered lender’s IOU account, there can be no assurance that the holder of the Note will have immediate access to the funds constituting the payment or that the funds constituting the payment will ultimately be released to the registered lender. In addition, there can be no assurance that, if the matter was to be litigated, such litigation would not delay or prevent the holder of a Note from accessing the portion of those funds in which the holder has an interest. See “About the Loan Marketplace — How the Loan Marketplace Operates — Post-Closing Loan Servicing and Collection” for more information.

In a bankruptcy or similar proceeding of IOU Central, the holder of a Note may be delayed or prevented from enforcing our repurchase obligations in cases of confirmed identity fraud. In a bankruptcy or similar proceeding of IOU Central, any right of a holder of Note to require us to repurchase a Note as a result of a confirmed identity fraud incident may not be specifically enforced, and such holder’s claim for such repurchase may be treated less favorably than a general unsecured obligation of IOU Central.

In a bankruptcy or similar proceeding of IOU Central, the implementation of back-up servicing arrangements may be delayed or prevented. In a bankruptcy or similar proceeding of IOU Central, our ability to transfer servicing obligations to a back-up servicer may be limited and subject to the approval of the bankruptcy court or other presiding authority. The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection of registered borrower loans to the detriment of the holders of the Notes.

We will rely on a third-party commercial bank to process transactions. If we are unable to continue utilizing these services, our business and ability to service the Notes may be adversely affected.

Because we are not a bank, we cannot belong to and directly access the Automated Clearing House, or ACH, payment network. As a result, we currently rely on an FDIC-insured depository institution to process our transactions, including loan payments and remittances to holders of Notes. If we cannot continue to obtain such services from this institution or elsewhere, or if we cannot transition to another service provider quickly, our ability to process payments and operate our loan marketplace could suffer, and your receipt of principal and interest payments on the Notes could be delayed or impaired.

We will rely on a third-party consumer reporting agency to provide credit information for registered borrowers to operate our loan marketplace. If we are unable to continue utilizing these services, our business, registered borrower verification procedures and automated underwriting process may be adversely affected.

We will rely on our relationship with Equifax to obtain credit information for registered borrowers, including registered borrowers’ Vantage Scores and BNI scores. We use this information to conduct registered borrower verification, to determine whether registered borrowers satisfy our minimum credit criteria, and in our automated underwriting process to assign credit grades, maximum loan amounts and suggested interest rates. If we cannot obtain this information from Equifax, or if we cannot transition to another consumer reporting agency quickly, our ability to operate our loan marketplace, including our registered borrower verification procedures, minimum credit criteria and automated underwriting process, may be adversely affected. If we are able to transition to another consumer reporting agency, we may need to modify our minimum credit criteria and our automated underwriting process to account for differences in credit information provided by the consumer reporting agency compared to the information provided by Equifax. Any such modification may create delays in processing registered borrower loan requests and may negatively affect the comparability of historical performance data.

If the security of our registered users’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, our reputation may be harmed, and we may be exposed to liability.

Our loan marketplace stores our registered users’ bank information and other personally-identifiable sensitive data. Any accidental or willful security breaches or other unauthorized access could cause your secure information to be stolen and used for criminal purposes. Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation, and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any of our registered users’ data, our relationships with our registered users will be severely damaged and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our registered users to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, could harm our reputation and could result in the loss of registered users.

Our ability to service registered borrower loans or maintain accurate accounts may be adversely affected by computer viruses, physical or electronic break-ins and similar disruptions.

The highly-automated nature of our loan marketplace may make it an attractive target and potentially vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a computer “hacker” were able to infiltrate our loan marketplace, you would be subject to an increased risk of fraud or identity theft, and you may not receive the principal or interest payments that you expect to receive on any Notes you were fraudulently induced to purchase. Hackers might also disrupt the accurate processing and posting of payments to IOU accounts on our loan marketplace, or cause the destruction of data and thereby undermine your rights to repayment of the Notes you have purchased. While we have taken steps to prevent hackers from accessing our loan marketplace, if we are unable to prevent hacker access, your ability to receive the principal and interest payments that you expect to receive on Notes you purchase and our ability to fulfill our servicing obligations and to maintain our loan marketplace could be adversely affected.

Any significant disruption in service on our website or in our computer systems could reduce the attractiveness of our loan marketplace and result in a loss of registered users.

If a catastrophic event resulted in a loan marketplace outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract and retain registered users. Our system hardware is hosted in multiple hosting facilities located in San Francisco, California and New York City, New York, owned and managed by GoGrid that is the cloud hosting division of ServePath Dedicated Hosting. All of our data is stored in multiple geographic locations to ensure data availability in the event a particular data center fails. GoGrid does not guarantee that access to our website will be uninterrupted, error-free or secure. Our operations depend on GoGrid’s ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangement with GoGrid is terminated, or there is a lapse of service or damage to GoGrid’s facilities, we could experience interruptions in our service, as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our service, whether as a result of GoGrid or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our registered users and our reputation. In addition, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage at an GoGrid facility. These factors could prevent us from processing or posting payments on the registered borrower loans or the Notes, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause registered users to abandon our loan marketplace, any of which could adversely affect our business, financial condition and results of operations.

We do not have patent protection for all of our proprietary technology. It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.

Our ability to maintain our loan marketplace and perform our servicing obligations depends, in part, upon our proprietary technology. We plan on applying for a patent covering various aspects of the operation of our loan marketplace but there can be no assurance that it will be granted or, if a patent were issued, that a third party may not be successful in challenging it. We may not protect our proprietary technology effectively, which would allow competitors to duplicate our products and adversely affect our ability to compete with them. A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. In addition, our loan marketplace may infringe upon claims of third-party patents and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt our loan marketplace to compete with other social lending platforms. If we cannot protect the proprietary technology embodied in, and used by, our loan marketplace from intellectual property challenges, or if our loan marketplace becomes obsolete, our ability to maintain our loan marketplace and our ability to perform our servicing obligations on the registered borrower loans and Notes could be adversely affected.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve our registered users could diminish, resulting in a material adverse effect on our business.

Our growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

Our expected growth in headcount and operations may place a significant strain on our management and our administrative, operational and financial reporting infrastructure. Accordingly, our success will depend, in part, on the ability of our senior management to manage the growth we achieve effectively. To do so, we must continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems. The addition of new employees and the system development that we anticipate will be necessary to manage our growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace. In particular, Philippe Marleau, our Founder, Chief Executive Officer and Director, and Robert Gloer, our President and Director, are critical to the management of our business and operations and the development of our strategic direction. The loss of the services of either or both of Messrs. Marleau and Gloer, or other executive officers or key personnel, and the process to replace any of our key personnel could involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

Purchasers of Notes will have no control over IOU Central and will not be able to influence our corporate matters.

We are not offering any equity securities in this offering. Purchasers of Notes offered through our loan marketplace will have no equity interest in IOU Central and no ability to vote on or influence our corporate decisions. As a result, our stockholders will continue to exercise 100% voting control over all IOU Central corporate matters, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.

Neither the terms of the Notes or the indenture restrict our ability to incur additional indebtedness. Any additional debt we incur may increase our risk of bankruptcy, which could impair your ability to receive the full principal and interest payments that you expect to receive on a Note.

If we incur additional debt after the Notes are issued, it may adversely affect our creditworthiness generally, and could result in our financial distress, insolvency, or bankruptcy. As discussed above, the financial distress, insolvency, or bankruptcy of IOU Central could impair your ability to receive the full principal and interest payments that you expect to receive on a Note.

RISKS RELATING TO COMPLIANCE AND REGULATION

Our loan marketplace is a novel approach to borrowing that may fail to comply with applicable borrower protection laws, such as state usury laws, other interest rate or fee limitations or federal and state consumer protection laws, such as the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act, the Electronic Funds Transfer Act, the Electronic Signatures in Global and National Commerce Act, and their implementing regulations and state counterparts. Registered borrowers may make counterclaims regarding the enforceability of their obligations after collection actions have commenced, or otherwise seek damages under these laws. Compliance with such regimes is also costly and burdensome.

Our loan marketplace will operate a novel program that must comply with regulatory regimes applicable to all consumer loan transactions. The novelty of our loan marketplace means compliance with various aspects of such laws is untested. Certain state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the registered borrower loans. We are not licensed as a bank in any state. Our loan marketplace is also subject to other federal and state laws, such as:

•	the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to a borrower regarding the terms of a loan;

•

the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

•	the federal Fair Credit Reporting Act, which regulates the use and reporting of information related to a borrower’s credit history;

•

the federal Gramm-Leach-Bliley Act and its implementing Privacy and Safeguard Rules, which regulate the collection, use, disclosure and security procedures applicable to non-public personal information obtained by lenders when providing a financial product or service;

•

the federal Fair Debt Collection Practices Act and similar state debt collection laws, which regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans;

•

the Electronic Funds Transfer Act and Regulation E promulgated thereunder, which requires certain disclosures to the borrower and the borrower’s consent to the debiting of the borrower’s account for periodic loan payments; and

•

the Electronic Signatures in Global and National Commerce Act, which requires certain disclosures to a borrower and that the borrower’s consent be obtained before disclosures required by federal law to be provided in writing may be provided electronically.

We may not always have been, and may not always be, in compliance with these laws. Compliance with these requirements is also costly, time-consuming and limits our operational flexibility. See “About IOU Central — Government Regulation” for more information.

Noncompliance with laws and regulations may impair our ability to arrange or service registered borrower loans.

Generally, failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal amount of or interest on the registered borrower loans on which the Notes are dependent for payment and, in addition, could subject us to claims for damages, the revocation of required licenses by state regulatory authorities, individual and class action lawsuits, administrative enforcement actions, and civil and criminal liability. Any of these outcomes may harm our business and ability to maintain our loan marketplace and may result in registered borrowers rescinding their registered borrower loans without us collecting either the principal or the interest of the loan. We have obtained necessary licenses in most states that require lending licenses and believe we comply with related relevant requirements. Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions, which may have an adverse effect on our ability to continue to arrange registered borrower loans through our loan marketplace, perform our servicing obligations or make our loan marketplace available to registered borrowers in particular states, which may impair your ability to receive the payments of principal and interest on your Notes that you expect to receive. See “Government Regulation” for more information.

As Internet commerce develops, federal and state governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our business.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to peer-to-peer lending. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and, due to the limitations imposed by applicable state or federal law, we may be unable to pass along those costs to our registered users in the form of increased fees. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of consumer lending, which could adversely affect the viability of our loan marketplace.

If we are required to register under the Investment Company Act of 1940, as amended, our ability to conduct our business could be materially adversely affected.

The Investment Company Act of 1940, as amended, or the Investment Company Act, contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe that we have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. However, if we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which could materially adversely affect our business, financial condition and results of operations. If we were deemed to be an investment company, we may also attempt to seek exemptive relief from the SEC, which could impose significant costs and delays on our business.

Our legal compliance burdens and costs will significantly increase as a result of operating as a public company following the date of this prospectus, and our management will be required to devote substantial time to compliance matters.

After the date of this prospectus, we will become a public company and will incur significant legal, accounting and other expenses that we would not incur if we remained a private company. Our management and other personnel will need to devote a substantial amount of time to public company reporting and compliance requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations may make it more expensive for us to obtain director and officer liability insurance coverage and more difficult for us to attract and retain qualified persons to serve as directors or executive officers.

In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the year ending December 31, 2010, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. In order to comply with Section 404, we may incur substantial accounting expense, expend significant management time on compliance-related issues, and hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

We have material weaknesses in our level of US GAAP and SEC Reporting expertise and segregation of duties due to our small accounting function

We presently have a very small accounting function and as a result, do not have significant internal US GAAP or SEC reporting expertise nor a sufficient level of segregation of duties for a public company. As mentioned above, we will need to augment our internal accounting resources to meet SEC reporting demands. Until that time, our resources will be stretched and that may present a risk to our ability to effectively control our business and meet our public reporting requirements.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding our registered borrowers, credit grades, credit scoring, our automated underwriting process, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	the status of registered borrowers, the ability of registered borrowers to repay registered borrower loans and the plans of registered borrowers;

•	expected rates of return and interest rates;

•	the attractiveness of our loan marketplace;

•	our financial performance;

•	our ability to retain and hire necessary employees and appropriately staff our operations;

•	regulatory developments;

•	our intellectual property; and

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this prospectus. Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT THE LOAN MARKETPLACE

Overview

IOU Central is an Internet-based loan marketplace that enables our registered borrowers to post loan requests and borrow money and our registered lenders to purchase Notes issued by us, the proceeds of which are designated to fund specific loans made to individual registered borrowers. We operate in the space known as “peer-to-peer lending” and our motto is “Where People Lend to People.”

We have not commenced live operation of our loan marketplace in the United States and will not be able to do so until the registration statement of which this prospectus forms a part is declared effective by the SEC. Accordingly, the discussion of our loan marketplace reflects our current intentions and expectations regarding the operation of our loan marketplace. We will prepare and file with the SEC prospectus supplements to update this prospectus to disclose changes to the terms of our offering of Notes, provide quarterly updates of our financial and other information included in this prospectus, and other material developments. We will file post-effective amendments to the registration statement of which this prospectus forms a part when required by SEC rules, such as when there is a “fundamental change” in our offering of Notes or the information contained in this prospectus. See “About this Prospectus” for more information.

The Online Peer-to-Peer Lending Industry

Online peer-to-peer lending is a new approach to consumer finance that uses an Internet-based network to connect borrowers and lenders using a combination of financial and social criteria. The provider of the loan marketplace, in our case IOU Central, generally provides transactional services for the online network, including screening borrowers and facilitating payments. Online peer-to-peer lending also entails significantly lower operating costs compared to traditional banking and commercial finance institutions because there are no physical branches and related infrastructure, no deposit-taking and interest payment activities, and very limited loan underwriting activities. As a result, we believe that the interest rates offered to our registered borrowers through our loan marketplace are better than the rates those registered borrowers could obtain through credit cards or traditional banks.

As an early participant in the development of online peer-to-peer lending, we view consumer finance delivered through an online loan marketplace as an important new market opportunity. We believe that key drivers of peer-to-peer lending include, among others, the following:

•	the possibility of lower interest rates for borrowers;

•	the possibility of attractive interest rates for lenders;

•	social factors, such as the possibility for borrowers and lenders to help each other by participating in the loan marketplace to their mutual benefit;

•	tightening consumer credit markets, particularly among traditional banking institutions; and

•	growing acceptance of the Internet as an efficient, convenient and secure forum for consumer transactions.

How the IOU Central Loan Marketplace Operates

Through our online loan marketplace, we allow qualified registered borrowers to post loan requests in order to obtain personal, unsecured loans typically with lower interest rates than they could obtain through credit cards or traditional banks. We also provide our registered lenders with the opportunity to indirectly fund specific registered borrower loans with credit characteristics, interest rates and other terms that registered lenders find attractive by purchasing Notes from us that are dependent for payment on the payments we receive on the corresponding registered borrower loans.

The discussion that follows sets forth the material features of our loan marketplace.

Borrower and Lender Registration

As part of operating our loan marketplace, we require all prospective borrowers and lenders to complete our new user registration process. Our new user registration process is comprised of three steps that are described more fully below. In addition, all prospective borrowers and lenders:

•	must be U.S. residents;

•	must be at least 18 years old;

•	must have valid email accounts;

•	must have a valid U.S. social security number; and

•	must have an account at a U.S. financial institution with a routing transit number.

The first step of our new user registration process requires prospective borrowers and lenders to agree to the Terms of Use Agreement of the IOU Central website and loan marketplace, establish IOU Central screen names, or IOU screen names, select whether they are registering as a borrower or a lender, enter and verify their email address, and create a password. The supplied email address and password are used to log on to the loan marketplace. We preserve the anonymity of our registered users by requiring that all transactions between registered users be conducted using IOU screen names. Registered users do not know, and we do not facilitate the sharing of, actual names and addresses through our loan marketplace.

The second step of our new user registration process requires prospective borrowers and lenders to provide us with certain personal information, such as home address, length of residence, full legal name, gender, date of birth, social security number, and home and cellular telephone numbers. In addition, prospective borrowers and lenders agree to the Consent to Electronic Records Agreement which states that prospective borrowers and lenders agree to conduct transactions and receive disclosures and other communications electronically.

With respect to prospective borrowers, the second step of our new user registration process also requires prospective borrowers to agree to a Borrower Registration Agreement, which details certain features of the loan marketplace and the loan request process and sets forth certain rights and obligations of a registered borrower on the loan marketplace. Subsequently, we verify the identities of prospective borrowers by comparing supplied names, social security numbers and mailing addresses entered at the time of new user registration against the corresponding information in the records of Equifax and the OFAC database, as well as other anti-fraud and identity verification databases. In cases where the identity of prospective borrowers cannot be verified automatically, the prospective borrowers must answer a series of multiple choice questions that only they should know the answers to, and correct answers confirm the prospective borrowers’ identities. The multiple choice questions are based on data derived from multiple databases.

With respect to prospective lenders, the second step of our new user registration process also requires prospective lenders to agree to a Lender Registration and Bidding Agreement, which details certain features of the loan marketplace and sets forth certain rights and obligations of registered lenders on the loan marketplace, as well as a Tax Withholding Agreement, a Declaration of Trust Agreement and a Financial Suitability Agreement. Subsequently, we verify the identities of prospective lenders by comparing supplied names, social security numbers and mailing addresses entered at the time of new user registration against the corresponding information in the records of Equifax and the OFAC database, as well as other anti-fraud and identity verification databases. In cases where the identity of prospective lenders cannot be verified automatically, the prospective lenders must answer a series of multiple choice questions that only they should know the answers to, and correct answers confirm the prospective lenders’ identities. The multiple choice questions are based on data derived from multiple databases.

The third step of our new user registration process requires prospective borrowers and lenders to provide their bank account information and agree to a Bank Account Verification Agreement which allows us to make a small deposit ($0.01 to $0.25) and withdrawal ($0.01 to $0.25) to their designated bank account to verify ownership. The deposit amount will always be equal to or greater than the withdrawal amount. Prospective borrowers and lenders will be required to verify ownership by entering the deposit and withdrawal amounts exactly as they appear in their bank account transaction record. If the numbers entered match the amounts we deposited and withdrew, the bank account will be considered verified.

We refer to prospective borrowers and lenders who successfully complete our new user registration process as “registered borrowers” and “registered lenders,” respectively, and we refer to registered borrowers and registered lenders collectively as “registered users.”

Registered Borrower Loan Requests

Once registered, a registered borrower will be allowed to submit a loan request to us in an amount ranging from $1,000 to $25,000. The loan request is an application to IOU Central for a registered borrower loan. Our loan request process is comprised of four steps which are described in detail below.

The first step of our loan request process requires registered borrowers to request a personal, unsecured loan in a specified amount and for a specified term. Registered borrowers are also required to identify their intended use of proceeds by selecting from a list of hard-coded system selections, such as “Personal Use” or “Debt Consolidation.”

The second step of our loan request process requires registered borrowers to enter their credit information, including employment, income and housing information, and agree to a Credit Profile Authorization Agreement. Once we receive this information, we obtain the registered borrower’s credit report from Equifax, including the registered borrower’s Vantage Score and BNI score, and submit the loan request to our automated underwriting process. Our automated underwriting process is comprised of four steps which are described in detail below. See “— Minimum Credit Criteria and Underwriting” for more information.

Once we complete our automated underwriting process, we inform the registered borrower whether their loan request has been approved, declined, placed under review, or counter-offered. If declined, we send the registered borrower an adverse action notice stating the basis on which the loan request was declined. If placed under review, we manually analyze all compensating factors to determine eligibility to participate in the loan marketplace and we render a decision within one to two business days. If counter-offered, we inform the registered borrower of changes they can make to their loan request in order to receive approval. For example a registered borrower could request a lower loan amount or increase the term of their loan request. If approved, we inform the registered borrower of their credit grade and suggested interest rate.

The third step of our loan request process requires registered borrowers to personalize their loan request. Our loan marketplace provides registered borrowers with the ability to give their posting a title and description. In addition, registered borrowers will choose whether they will accept funding of their registered borrower loan manually or by using the Auto-Fund feature of our loan marketplace as described more fully below, and whether they intend to make payments on their loan electronically or manually by mailing a payment to us.

The fourth step of our loan request process requires registered borrowers to agree to the Registered Borrower Loan Agreement and confirm and post their loan request on our loan marketplace. In addition to the registered borrower’s requested loan amount, postings contain the registered borrower’s credit grade, suggested interest rate, debt-to-income ratio, summary information from the registered borrower’s credit report, and self-reported occupation, employment status and income, and may contain other personal information posted by the registered borrower, such as personal financial situation. Postings are displayed publicly on our loan marketplace, although certain information is only viewable by registered lenders and registered borrowers. Certain information displayed in postings is unverified and registered lenders have no ability to verify registered borrower information contained in postings. See “— Registered Borrower Financial Information is Generally Unverified” for more information.

Once a posting has been made to our loan marketplace, the registered borrower will be able to monitor bids made on the posting. Postings are valid for 14 days unless the registered borrower accepts funding prior to the expiration of the 14 day period. A registered borrower may accept funding manually or by using the Auto-Fund feature of our loan marketplace. “Auto-Fund” is a feature of our loan marketplace that allows a registered borrower to automatically accept funding of a loan request when bids are received in an aggregate amount that is equal to the loan request amount specified by the registered borrower and at a weighted average interest rate that is equal to or less than an interest rate specified by the registered borrower. Auto-Fund allows registered borrowers to automatically close a loan that has been fully funded with bids in an aggregate amount and at a weighted average interest rate that is acceptable to the registered borrower without any further action from the registered borrower. In that event, we will execute a Promissory Note corresponding to the registered borrower loan on the registered borrower’s behalf under a Power of Attorney on behalf of the registered borrower. A registered borrower may cancel a loan request posting at any time prior to accepting any bids from registered lenders.

Currently, we allow registered borrowers to have up to two registered borrower loans originated through our loan marketplace up to the maximum loan amount approved for their credit grade, provided that the aggregate outstanding principal balance of all outstanding loans for a registered borrower may not exceed $25,000. In addition, to be eligible to obtain a second registered borrower loan, a registered borrower must continue to satisfy our minimum credit criteria at the time of the second loan request and have made monthly payments on their existing loan for a minimum of six months with no delinquencies. We reserve the right to modify registered borrower eligibility requirements for second loans from time to time.

If a registered borrower’s loan is closed and funded, we service the loan on an ongoing basis.

Minimum Credit Criteria and Automated Underwriting Process

Once we receive a loan request from a registered borrower, we submit the loan request to our automated underwriting process as established by our Credit and Underwriting Division. Our automated underwriting process is comprised of the following four steps, each of which are described more fully below: first, we pre-screen the registered borrower to determine eligibility to participate in our loan marketplace by evaluating the registered borrower’s credit profile against our minimum credit criteria; second, we assign one of nine proprietary credit grades (A+, A, A-, B+, B, B-, C+, C or C-) to the registered borrower’s loan request based on a combination of the registered borrower’s Vantage Score and BNI score; third, we use the credit grade, assumed default rate and other risk factors to assign the loan request a suggested interest rate; and fourth, we use the credit grade together with the registered borrower’s debt-to-income ratio to determine a maximum loan amount. If a registered borrower does not meet our minimum credit criteria, the registered borrower will not be permitted to post a loan request on our loan marketplace.

Minimum Credit Criteria

The first step in our automated underwriting process is to pre-screen a registered borrower to determine eligibility to participate in our loan marketplace by evaluating the registered borrower’s credit profile against our minimum credit criteria. Currently, our minimum credit criteria include the following:

•

a minimum Vantage Score of 670 and BNI score of 180 (except in the case of a registered borrower with a Vantage Score in the range of 670-690, in which case the minimum BNI score is 300, and in the case of a registered borrower with a Vantage Score in the range of 691-710, in which case the minimum BNI score is 250);

•	a minimum cumulative high credit limit for specified loan request amounts;

•

a credit report showing no current delinquencies, bankruptcies, foreclosures, existing judgments, open tax liens, medical collections with a cumulative balance greater than $2,000 in the past 24 months or non-medical collections with a cumulative balance greater than $1,000 in the past 24 months;

•	a credit report showing a minimum of two credit trade lines open and reviewed for at least six months;

•	a credit report showing a minimum one year credit depth; and

•	a credit report showing no account in a consumer credit counseling plan.

If a registered borrower does not meet our minimum credit criteria, the registered borrower will not be permitted to post a loan request on our loan marketplace. We reserve the right to modify our minimum credit criteria from time to time.

Minimum Cumulative High Credit Limit. We include a minimum cumulative high credit limit in our minimum credit criteria because we believe this metric is helpful in evaluating a registered borrower’s track record managing credit. For example, a registered borrower may have a high credit score, including a high Vantage Score and BNI Score, but may have a credit report demonstrating a cumulative high credit limit of only a few hundred dollars on open or closed accounts. Accordingly, we believe that the inclusion of a minimum cumulative high credit limit in our minimum underwriting criteria allows us to evaluate a registered borrower’s track record managing credit.

As of March 31, 2009, the following table shows our minimum cumulative high credit limits as they correspond to a registered borrower’s loan request amount:

Minimum Cumulative High Credit Limit

Loan Request Amount	Minimum Cumulative High Credit Limit (1)
$1,000 - $10,000	$2,500
$10,001 - $15,000	$3,500
$15,001 - $20,000	$5,000
$20,001 - $25,000	$10,000

Source: IOU Central (Last updated March 31, 2009)

(1)	Includes open or closed accounts and excludes accounts in collection or charged-off accounts.

We use the Vantage Score and BNI score in our underwriting criteria because we believe the combination of the two scores allows us to better gauge a registered borrower’s credit risk.

Vantage Score. Vantage Score is generated by Equifax and is a generic credit scoring model that is regularly validated. The model was developed by the three major credit reporting agencies — Equifax, Experian and TransUnion. Vantage Score is designed to limit score variability across these agencies which may be due to differences in the scoring algorithms or available credit information used by the agencies. Vantage Score utilizes patent-pending analytic techniques to predict the likelihood of future serious delinquencies (90 days late or greater) on any type of account. Vantage Scores fall within a range of 501 to 990, with higher scores representing a lower likelihood of default. A Vantage Score is based primarily on a 24-month review of a consumer’s credit file and takes the following factors into consideration when creating a score:

•	repayment behavior (satisfactory, delinquency, derogatory);

•	percentage of credit amount used/owed on accounts;

•	amount of recently reported balances (current and delinquent);

•	length of credit history and types of credit;

•	number of recently opened credit accounts and credit inquiries; and

•	amount of credit available.

To achieve a valid Vantage score, the consumer file must have a minimum of one account with account or inquiry activity in the last 24 months. As of March 31, 2009, Equifax reported a national average Vantage Score of 752.

We believe the Vantage Score is preferable to other credit risk scores, such as FICO scores, because it is designed to limit score variability across the three major credit reporting agencies. This helps to ensure that score differences are attributable to content differences in the consumer file and not the scoring algorithm used by the credit reporting agency. The Vantage Score also focuses on more current information in the credit file and is able to provide predictive scores on a greater number of consumers who may not have an alternative credit score due to a limited credit history. In addition, a Vantage Score does not take into account “authorized user” trade lines to assess credit risk. An “authorized user” is a third party added to another individual’s line of credit without providing the creditor the ability to assess the credit-worthiness of the third party.

BNI Score. The BNI score is generated by Equifax and is designed to predict the probability of a borrower filing for bankruptcy within the next 24 months. BNI scores range from 1 to 600, with higher scores representing a lower likelihood of default. The higher the score, the less likely the prospective borrower will file bankruptcy within two years. We believe the BNI score, when combined with the Vantage Score, helps us to better gauge a registered borrower’s credit risk.

Credit Grades

The second step in our underwriting process is to assign a registered borrower’s loan request one of nine proprietary credit grades (A+, A, A-, B+, B, B-, C+, C or C-). Currently, our credit grades are based on a combination of the registered borrower’s Vantage Score and BNI score. A higher credit grade generally indicates a lower likelihood of risk. Therefore, a registered borrower with a credit grade of A+ is the most likely to make timely payments on his or her registered borrower loan, and a registered borrower with a credit grade of C- is the most likely to become delinquent or default on his or her registered borrower loan. However, a credit grade is not a guarantee of performance by a registered borrower on a registered borrower loan.

As of March 31, 2009, the following table shows our credit grades as they correspond to a registered borrower’s Vantage Score and BNI score:

IOU Central Credit Grades

BNI score
Vantage Score		600-550	549-500	499-450	449-400	399-350	349-300	299-250	249-180
	911+	A+	A+	A+	A+	A+	A	A-	A-
	891-910	A+	A+	A+	A	A	A-	A-	A-
	871-890	A+	A+	A+	A	A	A-	A-	B+
	851-870	A	A	A	A	A-	B+	B+	B
	831-850	A	A	A-	A-	B+	B	B-	B-
	811-830	A-	B+	B+	B+	B	B	B-	C+
	791-810	B+	B+	B	B	B	B-	C+	C+
	771-790	B+	B	B	B	B-	C+	C+	C
	751-770	B	B	B-	B-	C+	C	C	C
	731-750	B	B-	B-	C+	C+	C	C-	C-
	711-730	B-	C+	C+	C	C-	C-	C-	C-
	691-710	C+	C+	C	C	C-	C-	C-	N/A
	670-690	C	C	C	C-	C-	C-	N/A	N/A

Source: IOU Central (Last updated March 31, 2009)

Equifax, the third-party supplier of the Vantage Score and the BNI score (i) did not derive the credit grade system or assign the credit grades described in the above chart, (ii) does not warrant that all registered borrowers with the same credit grade have the same level of risk, and (ii) does not guarantee or warrant the correctness, completeness, currentness, merchantability or fitness for a particular purpose of any information or services provided by Equifax, including, without limitation, Vantage Score, the BNI score or our credit grade system or credit grades.

As reflected in the table above, we do not allow registered borrowers with a Vantage Score of less than 670 and a BNI score of less than 180 (except in the case of a registered borrower with a Vantage Score in the range of 670-690, in which case the minimum BNI score is 300, and in the case of a registered borrower with a Vantage Score in the range of 691-710, in which case the minimum BNI score is 250) to make a posting for a loan request on our loan marketplace.

Suggested Interest Rates

The third step in our automated underwriting process is to assign the loan request a suggested interest rate based on the registered borrower’s credit grade, assumed default rate and other risk factors. The assumed default rate reflects our attempt to project the default rate for loans associated with the registered borrower’s credit grade. Our assumed default rates are based largely on Equifax reported default rates corresponding to the associated Vantage Score and BNI score. The other risk factors we consider include, among others, loan amount, loan term, job and income stability, housing occupancy, and housing history and expense. The suggested interest rate is intended to provide an approximate market rate that would correspond to the registered borrower’s loan request and does not necessarily reflect the final interest rate for a particular registered borrower loan. The final interest rate for a registered borrower loan is a blended rate based on the weighted average of the principal amount and interest rate set forth in registered lender bids accepted by the registered borrower for the loan.

We generate suggested interest rates for a registered borrower loan request as follows:

•

first, a base rate is obtained and is the current interest rate for unsecured consumer credit published by the Federal Reserve in the Federal Reserve Statistical Release G19 under commercial banks: all accounts;

•	second, the base rate is adjusted to account for the registered borrower’s credit grade;

•	third, the base rate is further adjusted to account for the assumed default rate associated with the registered borrower’s credit grade; and

•

fourth, the base rate is further adjusted to account for various risk factors identified in the registered borrower’s credit profile and loan application, including, among others, loan amount, loan term, job and income stability, housing occupancy, and housing history and expense.

Our base rates and adjustments are set primarily by our Vice President of Credit and Compliance, and reviewed by a working group that includes our President and Chief Executive Officer. The working group generally meets on a weekly basis and modifies our adjustments from time to time.

Additional detail regarding our adjustments to the base rate is set forth below.

Adjustments. As described above, we have developed adjustments to the base rate to account for a registered borrower’s credit grade, assumed default rate and other risk factors identified in the registered borrower’s credit profile and loan request.

As of March 31, 2009, the following table shows our adjustments to the base rate based on the registered borrower’s credit grade:

Adjustments for Credit Grade

Credit Grade	Adjustment for Credit Grade
A+	-4.95%
A	-4.30%
A-	-3.10%
B+	-2.10%
B	-1.50%
B-	-1.05%
C+	+0.25%
C	+0.50%
C-	+1.00%

Source: IOU Central (Last updated March 31, 2009)

As of March 31, 2009, the following table shows our adjustments to the base rate for the registered borrower’s assumed default rate:

Adjustments for Assumed Default Risk

Credit Grade	Adjustment for Assumed Default Rate
A+	+0.34%
A	+0.59%
A-	+0.69%
B+	+0.75%
B	+1.90%
B-	+2.43%

C+	+2.51%
C	+3.36%
C-	+6.06%

Source: IOU Central (Last updated March 31, 2009)

As of March 31, 2009, the following table shows our adjustment to the base rate to account for various risk factors identified in the registered borrower’s credit profile and loan application:

Adjustments for Risk Factors

Risk Factors	Adjustment for Risk Factors
Loan amount	(0.55)% – 1.00%
Loan terms	(0.50)% – 0.25%
Job/income stability	(0.20)% – 0.50%
Occupancy	(0.25)% – 0.25%
Housing history	(0.25)% – 0.25%
Housing expense (%)	(0.20)% – 0.25%

Source: IOU Central (Last updated March 31, 2009)

The following table presents hypothetical suggested interest rates based on an assumed base rate of 12.02% and our adjustments as of March 31, 2009 for assumed credit grade, default rate and other risk factors. The information in this table is not based on actual or historical suggested interest rates, and is presented only to demonstrate our process for assigning a suggested interest rate.

Hypothetical Suggested Interest Rates

Credit Grade	Base Rate	Adjustment for Credit Grade	Adjustment for Default Rate	Adjustment for Risk Factors	Suggested Interest Rate
A+	12.02%	-4.95%	+0.34%	+0.25%	7.66%
A	12.02%	-4.30%	+0.59%	+0.25%	8.56%
A-	12.02%	-3.10%	+0.69%	+0.25%	9.86%
B+	12.02%	-2.10%	+0.75%	+0.25%	10.92%
B	12.02%	-1.50%	+1.90%	+0.25%	12.67%
B-	12.02%	-1.05%	+2.43%	+0.25%	13.65%
C+	12.02%	+0.25%	+2.51%	+0.25%	15.03%
C	12.02%	+0.50%	+3.36%	+0.25%	16.13%
C-	12.02%	+1.00%	+6.06%	+0.25%	19.33%

Source: IOU Central (Last updated March 31, 2009)

We periodically review our adjustments to the base rate and modify our adjustments from time to time. In reviewing our adjustments, we consider the following factors:

•	the general economic environment, taking into account economic slowdowns or expansions;

•	competitive factors, taking into account the rates set by other online loan marketplaces and the rates set by major financial institutions; and

•	a review of the performance of outstanding registered borrower loans and related trend analysis.

When the working group modifies our adjustments, we will supplement this prospectus and will file a post-effective amendment to the registration statement of which this prospectus forms a part.

Maximum Loan Amount

The fourth step in our automated underwriting process is to determine a maximum loan amount based on the registered borrower’s credit grade and debt-to-income ratio. The debt-to-income ratio is calculated by us and is based on a registered borrower’s total monthly debt payments (excluding mortgage or housing expenses) reported by Equifax and the income reported by the registered borrower. We also include the estimated payments on the loan amount requested by the registered borrower with our suggested interest rate for the particular loan in our calculation of the registered borrower’s debt-to-income ratio. We may or may not verify the income reported by a registered borrower. Because we calculate the debt-to-income ratio based on self-reported income and other assumptions, such as estimated payments on the loan request based on our suggested interest rate, registered lenders should not place undue reliance on our calculation of a registered borrower’s debt-to-income ratio. A registered borrower’s actual debt-to-income ratio may differ significantly from our calculation as a result of a number of factors, including, without limitation, additional debt incurred by the registered borrower following submission of their loan request to us and the final loan amount and interest rate for their registered borrower loan. See “— Registered Borrower Financial Information is Generally Unverified” for more information.

As of March 31, 2009, the following table shows our maximum loan amounts as they correspond to a registered borrower’s credit grade and debt-to-income ratio:

Maximum Loan Amounts

		Debt-to-Income Ratio
Credit Grade		≤15.00%	15.01-20.00%	20.01-25.00%	25.01-30.00%
	A+	$25,000	$22,500	$22,500	20,000
	A	$25,000	$22,500	$20,000	20,000
	A-	$25,000	$22,500	$20,000	17,500
	B+	$20,000	$17,500	$17,500	15,000
	B	$20,000	$17,500	$15,000	15,000
	B-	$20,000	$17,500	$12,500	12,500
	C+	$15,000	$12,500	$12,500	10,000
	C	$15,000	$12,500	$12,500	10,000
	C-	$15,000	$12,500	$12,500	10,000

Source: IOU Central (Last updated March 31, 2009)

If a registered borrower’s loan request exceeds the maximum loan amount we determine, we will advise the registered borrower of the maximum loan amount and they will only be permitted to make a posting for a registered borrower loan up to the maximum loan amount.

Registered Borrower Loan Requests Placed Under Review

In certain cases, a registered borrower’s loan request will not be approved, declined, or counter-offered by our automated underwriting process and instead will be placed under review. If placed under review, we manually analyze all compensating factors to determine eligibility to participate in the loan marketplace and we render a decision within one to two business days.

Borrower Financial Information is Generally Unverified

As described above, prospective borrowers must verify their email addresses and bank account details and confirm their mailing addresses and identities during new user registration. We verify the identities of prospective borrowers during the loan request process by comparing supplied names, social security numbers and mailing addresses entered at the time of new user registration against the corresponding information in the records of Equifax and the OFAC database, as well as other anti-fraud and identity verification databases. In addition, during the loan request process, a registered borrower supplies credit information, including employment, income and housing information, and agrees to a Credit Profile Authorization Agreement. Once we receive this information, we obtain the registered borrower’s credit report from Equifax, including the registered borrower’s Vantage Score and BNI score, and submit the loan request to our automated underwriting process. Once we complete our automated underwriting process, we inform the registered borrower whether their loan request has been approved, declined, placed under review, or counter-offered.

In certain cases, we verify the income, employment, occupation or other information provided by registered borrowers as part of operating our loan marketplace. However, much of the information presented in a registered borrower’s posting that is provided by the registered borrower is generally unverified. For example, a registered borrower’s income, employment and occupation are self-reported, and we do not verify any statements by registered borrowers as to how their loan proceeds will be used. Nor do we verify or monitor a registered borrower’s actual use of proceeds following the funding of a registered borrower loan. Accordingly, registered lenders should not unduly rely on unverified information provided by registered borrowers. See “Risk Factors — Information supplied by registered borrowers may be inaccurate” for more information.

In addition, we generally do not verify a registered borrower’s ability to repay a registered borrower loan. For example, unlike most traditional banks, we typically do not verify paystubs, IRS Forms W-2, federal or state income tax returns, bank and savings account balances, retirement account balances, letters from employers, home ownership or rental records, car ownership records or any records related to past bankruptcy and legal proceedings. In certain cases, we verify the income, employment, occupation or other information provided by registered borrowers as part of operating our loan marketplace. This verification may be done at any time beginning with the new user registration process through the closing of a registered borrower loan. In cases where we choose to verify this information after a registered borrower makes a posting on our loan marketplace and we are unable to complete the verification to our satisfaction, we may remove the posting from our loan marketplace. Any verification will be done entirely at our discretion as an additional credit and fraud screening mechanism.

Furthermore, we derive the registered borrower’s debt-to-income ratio from a combination of the registered borrower’s self-reported income and information from the registered borrower’s credit report. As described above, we calculate a registered borrower’s debt-to-income ratio based on certain assumptions, such as estimated payments on the loan request based on our suggested interest rate, and registered lenders should not place undue reliance on our calculation of a registered lender’s debt-to-income ratio since the actual debt-to-income ratio may differ significantly from our calculation. Moreover, the credit data that appears in postings is taken directly from a credit report obtained on the borrower from a credit reporting agency, without any review or verification by us. Although registered borrowers may provide proof of home ownership to establish home ownership status, in most instances home ownership status is derived from the registered borrower’s credit report and if the credit report reflects an active mortgage loan, the registered borrower is presumed to be a homeowner.

If we participate as a registered lender in our loan marketplace, our participation will have no effect on our income and employment verification process or the frequency of income and employment verification.

Illustration of Servicing Fee and Annual Returns Based on the Assumed Default Rate

The following table presents hypothetical annual return information with respect to the Notes, grouped by credit grade. The information in this table is not based on actual or historical returns and is presented only to demonstrate the effect by credit grade on hypothetical annual Note returns of our annual 1.0% servicing fee and an assumed default rate. The information in this table also assumes a registered lender holds a diversified portfolio of Notes corresponding to a range of registered borrower loans. By column, the table presents:

•	credit grade;

•	the annual stated interest rate;

•	the hypothetical assumed default rate, as discussed above (see “— Minimum Credit Criteria and Underwriting — Suggested Interest Rates” for more information);

•	the hypothetical annual return on a Note if the assumed default rate were to occur, before our annual 1.0% servicing fee;

•	the reduction in the annual return of the hypothetical assumed default rate result due to our annual 1.0% servicing fee; and

•	the hypothetical annual return on a Note assuming the assumed default rate were to occur, net of our annual 1.0% servicing fee.

Hypothetical Annual Return Information

Credit Grade	Interest Rate	Assumed Default Rate	Expected Return Before Servicing Fee	Reduction in Return Due to Servicing Fee	Expected Return After Servicing Fee
A+	7.71%	0.34%	7.37%	1.00%	6.37%
A	8.61%	0.59%	8.02%	1.00%	7.02%
A-	9.91%	0.69%	9.22%	1.00%	8.22%
B+	10.97%	0.75%	10.22%	1.00%	9.22%
B	12.72%	1.90%	10.82%	1.00%	9.82%
B-	13.70%	2.43%	11.27%	1.00%	10.27%
C+	15.08%	2.51%	12.57%	1.00%	11.57%
C	16.18%	3.36%	12.82%	1.00%	11.82%
C-	19.38%	6.06%	13.32%	1.00%	12.32%

Source: IOU Central (Last updated March 31, 2009)

Standard Terms of the Registered Borrower Loans

All registered borrower loans are personal, unsecured obligations of individual registered borrowers with a fixed interest rate and range in maturity of one, two or three years. The fixed interest rate is a blended rate based on the weighted average of the principal amount and interest rate set forth in registered lender bids accepted by the registered borrower for the loan. Interest rates currently range between 0.0% and the maximum interest rate allowed by the state in which the registered borrower resides. Each registered borrower loan is originated through our loan marketplace and funded at closing with the proceeds from Notes purchased by registered lenders that correspond to such registered borrower loan. Registered borrower loans have an amortizing, monthly repayment schedule and may be repaid in whole or in part at any time without prepayment penalty. In the case of a partial prepayment of a registered borrower loan, we will reduce the outstanding principal balance of the registered borrower loan by the amount of the partial prepayment but we do not recalculate the amortization schedule. This means the registered borrower’s monthly payment remains the same and the registered borrower loan will be repaid prior to the original maturity date if the registered borrower continues to make full monthly payments.

Registered borrower loans will mature on the maturity date. In certain limited cases, we may elect to extend the maturity date. For example, we may elect to extend the maturity date when we believe there is a reasonable likelihood that the registered borrower will be able to make payment of remaining amounts due and payable on their registered borrower loan following the final maturity date. If we elect to extend the final maturity date, we will make payments on the Notes of a series if we receive payments on the corresponding registered borrower loan during the extension period. Any election to extend the final maturity date will be made in our sole discretion.

We are the originating lender for all registered borrower loans originated through our loan marketplace, and we are the named lender on all Promissory Notes representing registered borrower loans. This allows us to make our loan marketplace available on a uniform basis to registered borrowers in all states where loans through our loan marketplace are available. We also service all registered borrower loans originated through our loan marketplace. We offer borrower loans through our loan marketplace to registered borrowers throughout the United States, except that we do not offer borrower loans in Delaware, Hawaii, Indiana, Maine, and Nevada.

Registered Borrower Postings and Information Available on Our Website

Once a registered borrower successfully completes our automated underwriting process, the registered borrower may then personalize their loan request and confirm and post their loan request on our loan marketplace. Postings are publicly displayed on our loan marketplace, although certain information is only viewable by registered lenders and registered borrowers. However, postings appear under IOU screen names, not actual names. In addition, postings do not include a registered borrower’s mailing address, date of birth, or social security number. Registered lenders and registered borrowers are able to view the following information in a posting, which we do not verify unless the posting indicates otherwise:

•	the requested loan amount and loan term;

•	the credit grade;

•	the suggested interest rate and annual percentage rate for the loan;

•	the registered borrower’s self-reported intended use of proceeds;

•	the registered borrower’s self-reported income;

•	the registered borrower’s debt-to-income ratio;

•	the registered borrower’s self-reported home ownership status;

•	the registered borrower’s self-reported job title and tenure;

•	the number of registered lenders who have placed bids to purchase Notes that will be dependent for payment on the registered borrower loan; and

•	total funding that has been committed by registered lenders to purchase Notes that will be dependent for payment on the registered borrower loan.

We also post the following credit history information from the registered borrower’s credit report and label the information as being provided by a consumer reporting agency:

•	the earliest credit line;

•	the number of open credit lines;

•	the total number of credit lines;

•	the revolving credit balance;

•	the revolving line utilization;

•	the number of credit inquiries received by the consumer reporting agency regarding the registered borrower within the past three months;

•	the number of reported delinquencies in the past two years; and

•	the length of time (in months) since the registered borrower’s last reported delinquency;

•	the number of 30, 60 and 90+ days past-due delinquencies in the credit file in the last 24 months.

A registered borrower’s Vantage Score, BNI score and other credit scores we obtain are not displayed or disclosed to anyone (including registered borrowers).

Although registered users are anonymous to each other, registered lenders may post questions on the posting and registered borrowers have the opportunity, but are not required, to post public responses. We do not verify these responses. The only information regarding registered lenders which will be available on our website is the IOU screen name assigned to the registered lender.

Postings and registered borrower information available on our website will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Exchange Act. Postings and registered borrower information filed in prospectus supplements will be subject to the liability provisions of the Securities Act. In this prospectus, we advise potential investors in the Notes as to the limitations on the reliability of registered borrower-supplied information. A registered lender’s recourse in the event this information is false will be extremely limited.

Once a posting has been made to our loan marketplace, the registered borrower will be able to monitor bids made on the posting. Postings are valid for 14 days unless the registered borrower accepts funding prior to the expiration of the 14 day period. Registered borrowers may accept funding manually or by using the Auto-Fund feature of our loan marketplace. A registered borrower may cancel a loan request posting at any time prior to accepting any bids from registered lenders. See “— Registered Borrower Loan Requests” for more information.

How to Bid to Purchase Notes

Our registered lenders will have the opportunity to buy Notes issued by IOU Central by placing a private “bid” at the interest rate they are willing to receive and in the amount they are willing to commit to the purchase of a Note that is dependent for payment on the corresponding registered borrower loan. All registered lender bids on a posting are displayed for the registered borrower. However, all registered lender bids by registered lenders are private in that registered lenders cannot view the interest rates that other registered lenders have bid. By making a bid on a posting, a registered lender is committing to purchase from us a Note in the principal amount and at the interest rate set forth in the registered lender’s bid. The proceeds of each Note purchased by a registered lender will be designated to facilitate the funding of the corresponding registered borrower loan posted on our loan marketplace. In most cases, a registered borrower posting will be matched with more than one registered lender bid, and there will be several registered lenders who purchase Notes corresponding to the registered borrower loan described in the posting. A registered borrower loan will be closed and funded if the registered borrower chooses to accept bids reflecting full or partial funding of the loan, either manually or by using the Auto-Fund feature of our loan marketplace.

All visitors to our website have the ability to navigate our loan marketplace and browse active postings, which include general information about a registered borrower and their loan request. In addition, all visitors can navigate our loan marketplace utilizing search criteria to narrow the list of postings they are viewing. The available search criteria include, among others, credit grade, debt-to-income ratio, loan term, loan purpose, and time left to fund. However, only registered lenders are allowed to make a bid on a posting and registered lenders have access to more detailed information regarding the posting, including, among others, credit data, self-reported income and housing information. A registered lender may bid on any of the postings by adding it to their “bid portfolio.” Once a registered lender has finished placing bids, the registered lender may review all of their selected bids before confirming their order and placing the bids on the selected loans. Once confirmed, bids represent a binding commitment to purchase Notes from us that are dependent for payment on the corresponding registered borrower loan. However, funds are only committed to purchase a Note when a registered borrower accepts the bids and funds the corresponding registered borrower loan. See “Description of the Notes and Lender Registration and Bidding Agreement — Lender Registration and Bidding Agreement” for more information.

Our loan marketplace also provides our registered lenders with “Auto-Bid” and “unlimited bidding” features.

Auto-Bid. “Auto-Bid” is a feature of our loan marketplace that allows a registered lender to use our proprietary search engine to filter registered borrower loan requests based on certain loan request criteria and automatically make bids on registered borrower loans that meet such criteria. The loan request criteria that a registered lender can choose from to filter registered borrower loan requests include, among others:

•	credit grade;

•	loan amount;

•	loan term;

•	loan purpose;

•	maximum debt-to-income ratio; and

•	other credit profile characteristics.

Once a registered lender sets Auto-Bid parameters, our proprietary search engine will routinely filter postings on our loan marketplace and automatically make bids on registered borrower loans that meet such parameters assuming the registered lender has a positive account balance in its IOU account. In the event a bid placed using the Auto-Bid feature is accepted by a registered borrower, the registered lender will purchase a Note the proceeds of which are designated to fund the corresponding registered borrower loan.

Unlimited Bidding. “Unlimited bidding” is a feature of our loan marketplace that allows a registered lender to bid on postings in an aggregate amount exceeding the amount of funds the registered lender has allocated to fund his or her placed bids. For example, a registered lender can place five $100 bids and five $500 bids and only allocate $500 of the funds available in his or her IOU account to fund those bids. If a bid is accepted, our loan marketplace automatically reduces the allocated amount by the amount of the bid. Subsequently, our loan marketplace will immediately reduce any outstanding bids that are greater than the allocated amount and make them equal to the allocated amount. In this example if a $100 bid is accepted, the allocated amount is reduced to $400 and all $500 bids are reduced to $400.

Currently, a bid may be between $25 and the full amount of the posting. Once a bid is placed, it may not be withdrawn by the registered lender. Any bids not accepted by a registered borrower at the time the posting expires will automatically be withdrawn. During the time that a registered lender has outstanding bids, he or she will be allowed to withdraw funds from their IOU account provided that they keep a minimum balance in their IOU account equal to the funds allocated to fund their placed bids.

In most cases, a registered borrower loan will be matched with more than one registered lender bid, and there will be several registered lenders who purchase Notes of a series corresponding to the registered borrower loan. The holders of Notes of a series will have the right to receive their pro rata portion of principal and interest payments and late fees, if any, on their Note but only if, and to the extent that, we receive loan payments on the corresponding registered borrower loan, net of our annual 1.0% servicing fee and collection fee, if any, we or a third party collection agency charge, as well as any amounts due to us on account of the portion of the corresponding registered borrower loan, if any, funded by us in our capacity as a registered lender in the loan marketplace. We will not pay any non-sufficient funds fees for failed registered borrower payments. The servicing fee will reduce the effective yield on your Notes below their stated interest rate.

A registered borrower is under no obligation to accept any bids unless the registered borrower has elected to Auto Fund the loan. In addition, a registered borrower may elect to manually accept partial funding at any time prior to the posting’s expiration date.

Loan Funding and Treatment of Registered Lender Balances

A registered lender’s bid is a commitment to purchase a Note from us in the principal amount and at the interest rate set forth in the registered lender’s bid, subject only to acceptance of the bid by the registered borrower. Registered lenders must have committed sufficient funds to their respective IOU accounts to finalize their Note purchase commitments. This is accomplished by having each registered lender authorize an electronic transfer using the ACH network from the registered lender’s designated and verified bank account to a pooled account currently maintained by us at Wachovia Bank, N.A. titled in our name “in trust for” our registered users. This so-called “ITF account” is a non-interest bearing transaction account.

Under the ITF account, we maintain sub-accounts, which we refer to as “IOU accounts” elsewhere in this prospectus, for each of our registered users. These record-keeping sub-accounts are purely administrative and reflect balances and transactions concerning our registered users’ funds in the ITF account.

We use the ITF account and sub-accounts to:

•	debit funds committed by registered lenders to purchase Notes;

•	credit registered borrowers with the proceeds of their registered borrower loans;

•	debit payments from registered borrowers on their registered borrower loans;

•	credit payments to registered lenders on their Notes;

•	debit origination, non-sufficient funds, servicing, and collections fees from registered users;

•	credit and debit registered users for ACH transfers to and from their verified bank accounts; and

•	credit and debit registered users for manual deposits and withdrawals.

The ITF account will always be maintained at an FDIC member financial institution. Individual registered users have no direct relationship with Wachovia Bank, N.A. by virtue of participating in our loan marketplace. We are the trustee for the ITF account. The declaration of trust outlines the rights of registered users and provides that we disclaim any economic interest in the assets in the ITF account. The declaration of trust also provides that each registered user disclaims any right, title or interest in the assets of any other registered user in the ITF account. No IOU Central monies are ever commingled with the assets of registered users in the ITF account.

The ITF account is FDIC-insured on a “pass through” basis to individual registered users, subject to applicable limits. This means that each registered user’s balance is protected by FDIC insurance, up to the aggregate amounts established by the FDIC from time to time. Registered users should be aware that other funds they have on deposit with Wachovia Bank, N.A. may count against the FDIC insurance limits.

In order to transfer funds from the ITF account to their personal bank account, a registered user may request a transfer through the Company’s loan marketplace. Funds of a registered user may stay in the ITF account indefinitely. For example, funds credited to a registered lender’s sub-account never committed to purchase Notes or committed to the purchase of Notes for which the corresponding registered borrower loan does not close, funds credited to a registered borrower for their registered borrower loan, payments debited from registered borrowers on their registered borrower loans corresponding to Notes previously purchased and credited to registered lenders who purchased the Notes, or, if applicable, interest accrued on registered users’ balances in their sub-accounts will remain in the ITF account until a registered user requests a transfer of such funds. Upon request by a registered user, we will transfer funds in the ITF account to the registered user’s designated and verified bank account by ACH transfer, regardless of the dollar amount.

Purchases of Notes and Loan Closings

Once a registered borrower chooses to accept bids reflecting full or partial funding of the registered borrower loan, either manually or by using the Auto-Fund feature of our loan marketplace, we proceed with the sale of the Notes to registered lenders and the funding of the corresponding registered borrower loan. At a Note closing, we issue Notes of a series to registered lenders whose bids have been accepted by the registered borrower, register the Notes on our books and records and debit the principal amount of each Note from the registered lenders’ IOU account. This debit represents the payment by the registered lender of the consideration for the purchase of the Note and the proceeds are credited to the IOU account of the registered borrower to fund the corresponding registered borrower loan.

Registered borrower loans close immediately after the registered borrower agrees to accept funding of the registered borrower loan, either manually or by using the Auto-Fund feature of our loan marketplace. All registered borrowers execute an electronic Promissory Note at the time a registered borrower loan is closed and funded. In the event a registered borrower has elected to Auto-Fund their loan, we execute the electronic Promissory Note on the registered borrower’s behalf for the final loan amount under a Power of Attorney on behalf of the registered borrower.

The Promissory Note contains customary agreements and covenants requiring the registered borrowers to repay their registered borrower loans and acknowledging our role as servicer for all the registered borrower loans. Registered borrowers also authorize us to credit the loan proceeds to the registered borrowers’ IOU accounts. Upon request by a registered borrower, we will transfer available funds from the registered borrower’s IOU account to the registered borrower’s designated and verified bank account by ACH transfer, subject to normal execution times for such transfers (generally two to three business days).

Registered lenders know only the IOU screen names and do not know the actual names of registered borrowers. The actual names and mailing addresses of registered borrowers are known only to us. We maintain custody of the electronically-executed Promissory Note(s) evidencing registered borrower loans in electronic form on our loan marketplace.

We charge registered borrowers an origination fee of 2.0% of the amount of the registered borrower loan. The origination fee is paid out of the proceeds of the registered borrower loan at the time the loan is funded.

Identity Fraud Reimbursement

We reimburse registered lenders for the unpaid principal balance of a Note that is dependent for payment on a registered borrower loan obtained through identity fraud. We generally recognize the occurrence of identity fraud upon receipt of a police report regarding the identity fraud. This reimbursement for identity fraud only provides an assurance that our registered borrower identity verification is accurate; in no way is it a guarantee of a registered borrower’s self-reported information (beyond the borrower’s identity) or a registered borrower’s creditworthiness. We expect the incidence of identity fraud on our loan marketplace to be low because of the robustness of our identity verification process.

Post-Closing Loan Servicing and Collection

Following the purchase of Notes and the funding of the corresponding registered borrower loan, we begin servicing the registered borrower loans.

We assess registered lenders an annual servicing fee and a collection fee, if any, we or a third party collection agency charge in respect of their Notes. Our annual servicing fee is equal to 1.0% of the remaining principal balance of the corresponding registered borrower loan (in each case excluding any remaining balance due to IOU Central on account of portions of the corresponding loan, if any, funded by us in our capacity as a registered lender on the loan marketplace), which we deduct from each registered lender’s share of the registered borrower loan payments.

Our registered borrower loan payment procedures involve the automatic debiting of registered borrowers’ IOU accounts (to the extent funds are available therein for such payment) or bank accounts by ACH transfer. We allow payment by check subject to a $10 check processing fee assessed by us to the registered borrower. Such funds are credited to the registered borrower’s IOU account where they remain for four days or until the amounts clear, whichever is shorter. Thereafter, we make payments on the Notes by crediting amounts received on specific registered borrower loans to the appropriate registered lender IOU accounts. We debit amounts due to us for our servicing fee and on account of our participation as a registered lender on the loan marketplace from the ITF account to another operating account of ours. Registered users may transfer available funds out of their IOU accounts by ACH transfer to their designated bank accounts at any time, subject to normal execution times for such transfers (generally two to three business days).

We report to consumer reporting agencies regarding registered borrowers’ payment performance on their registered borrower loans. We have also made arrangements for collection procedures in the event of a registered borrower default. When a registered borrower loan is past due and payment has not been received, our in-house collection department immediately contacts the registered borrower to request payment. When a payment becomes five days past due, we resubmit the ACH payment request to the registered borrower’s financial institution. Our in-house collection department contacts registered borrowers who elect to pay by check when a payment becomes ten days past due. After a 15-day grace period, we assess a late payment fee and our in-house collection department begins a more in depth collection process. The amount of the late payment fee is $15, or such lesser amount as may be provided by applicable law. This fee may be charged only once per late payment. Amounts equal to any late payment fees we receive are paid to holders of the Notes that are dependent for payment on the corresponding registered borrower loan, net of our servicing fee and collection fee, if any, we or a third party collection agency charge. We may choose not to assess a late payment fee when the registered borrower promises to return a delinquent loan to current status and fulfills that promise. We may also work with the registered borrower to structure a new payment plan in respect of the registered borrower loan without the consent of any holder of Notes corresponding to that loan. Any decision to defer assessment of the late payment fee or to structure a new payment plan with a registered borrower will be made in our sole discretion.

Each time a payment request is denied due to insufficient funds in the registered borrower’s bank account or for any other reason, we may also assess an unsuccessful payment fee to the registered borrower in an amount of $15.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law. We retain 100% of this unsuccessful payment fee to cover our costs incurred because of the denial of payment.

When a monthly payment becomes 30 days past due, we will continue our in house collection procedures and will notify consumer reporting agencies of the missed payment. When a monthly payment becomes 90 days past due, we will refer the registered borrower loan to an outside collection agency, currently the Collection Bureau of Hudson Valley. Amounts equal to any recoveries we receive from the collection process are payable to lenders on a pro rata basis, subject to our servicing fee and an additional collection fee between 10% and 30% of any amounts that are obtained. The additional collection fee is charged only if we or the collection agency are able to collect a payment. As of March 31, 2009, the additional collection fees, which are a percentage of the amount recovered, are set forth in the table below:

Collection Fees

Days Late	Additional Collection Fee
31 - 60 days	10%
61 - 90 days	10%
91+ days	30%
Amounts obtained through litigation	30%

Source: IOU Central (Last updated March 31, 2009)

Registered lenders are able to monitor the status of collections on our loan marketplace as the status of a registered borrower loan switches from, for example, “current” to “Late (16-30 days),” from “Late (16-30 days) to “Late (31-60 days),” from “Late (31-60) days to “Late (61-90 days),” and from “Late (61-90 days) to “Late (91-120 days).” Registered borrower loans that become more than 120 days past due are charged off and designated as a “Default” on our loan marketplace. Registered lenders are able to monitor the status of registered borrower loans corresponding to their Notes but cannot participate in or otherwise intervene in the collection process.

If a registered borrower dies while their registered borrower loan is in repayment, we require the executor or administrator of the estate to send a death certificate to us. The status of the registered borrower loan on our loan marketplace, which the relevant registered lenders may view, switches to “Deceased.” We then file a claim against the registered borrower’s estate to attempt to recover the outstanding loan balance. Depending on the size of the estate, we may not be able to recover the outstanding amount of the registered borrower loan. If the estate does not include sufficient assets to repay the outstanding registered borrower loan, we will treat the loan as defaulted with zero value. In addition, if a registered borrower dies near the end of the term of their registered borrower loan, it is unlikely that any further payments will be made on the Notes of a series corresponding to such loan because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

Our normal collection process changes in the event of a registered borrower bankruptcy filing. When we receive notice of the bankruptcy filing, as required by law, we cease all automatic monthly payments on the registered borrower loan. We also defer any other collection activity. The status of the registered borrower loan on our loan marketplace, which the relevant registered lenders may view, switches to “Bankruptcy.” We next determine what we believe to be an appropriate approach to the registered borrower’s bankruptcy. We first determine if we have a basis to object to the inclusion of the debt in any bankruptcy action (e.g., based on the time between loan origination and bankruptcy filing). If the proceeding is a Chapter 7 bankruptcy filing, seeking liquidation, we attempt to determine if the proceeding is a “no asset” proceeding, based on instructions we receive from the bankruptcy court. If the proceeding is a “no asset” proceeding, we take no further action and assume that no recovery will be made on the registered borrower loan.

In all other cases, we will file a proof of claim involving the registered borrower. The decision to pursue relief in any specific matter involving a registered borrower will be dependent upon certain factors, including, among others:

•	if the registered borrower used the proceeds of the registered borrower loan in a manner other than as described in the registered borrower’s loan application;

•	if the bankruptcy is a Chapter 13 proceeding, whether the proceeding was filed in good faith and if the proposed plan reflects a “best effort” on the registered borrower’s behalf; and

•	our view of the costs and benefits of any proposed action.

Participation in the Funding of Registered Borrower Loans by IOU Central and Its Affiliates

Although we have no obligation to participate in funding registered borrower loans, we may fund portions of loan requests in the future by participating as a registered lender in our loan marketplace. In addition, our affiliates, including our executive officers, directors and shareholders, may also fund portions of registered borrower loans in the future by participating as registered lenders in our loan marketplace.

Customer Support

We provide customer support to our registered users. For most of our registered users, their experience is entirely web-based. We include detailed information about our loan marketplace and “frequently asked questions” (FAQs) on our website. We also post detailed fee information and the full text of our registered borrower and lender legal agreements.

We make additional customer support available to registered users by email and phone. Our customer support team is located at our headquarters in Kennesaw, Georgia.

USE OF PROCEEDS

The proceeds from the sale of a series of Notes will be designated by the registered lenders who purchased the Notes to fund a corresponding registered borrower loan originated through our loan marketplace to an individual consumer who is one or our registered borrowers. Accordingly, we will use the proceeds from the sale of a series of Notes to fund the corresponding registered borrower loan. See “About the Loan Marketplace” for more information.

PLAN OF DISTRIBUTION

We will offer the Notes to our registered lenders at 100% of their principal amount. The Notes will be offered only by IOU Central through our loan marketplace, and there will be no underwriters or underwriting discounts. See “About the Loan Marketplace” for more information.

FINANCIAL SUITABILITY REQUIREMENTS

The Notes are highly risky and speculative. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. Our loan marketplace currently allows registered lenders to bid as little as $25 and as much as the full amount of a posting, up to an aggregate amount of $5,000,000. To purchase Notes, registered lenders located in Alaska, Idaho, Kansas and Pennsylvania must satisfy minimum financial suitability standards and maximum investment limits. Specifically, registered lenders located in these states must have either:

•	an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or

•	a net worth (determined with the same exclusions) of at least $250,000.

In addition, registered lenders located in California must have either:

•	an annual gross income of at least $100,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $100,000; or

•	a net worth (determined with the same exclusions) of at least $250,000.

Furthermore, no registered lender located in these states may purchase Notes in an amount in excess of 10% of the registered lender’s net worth, determined exclusive of home, home furnishings and automobile. In addition, we are currently seeking to register the offer and sale of our Notes in all fifty states and the District of Columbia. As part of this process, we expect that states in addition to those referenced above will impose minimum financial suitability standards and maximum investment limits for registered lenders who reside in their states. Should this occur, we will set forth these requirements in a supplement to this prospectus and we will update the financial suitability requirements disclosed on our loan marketplace. Under the Lender Registration and Bidding Agreement, registered lenders are required to represent and warrant that they satisfy the applicable minimum financial suitability standards and maximum investment limits of the state in which they reside. Registered lenders who fail to satisfy any such requirements will not be permitted to purchase Notes.

DESCRIPTION OF THE NOTES AND THE LENDER REGISTRATION AND BIDDING AGREEMENT

Notes

General

The Notes will be issued in series under an indenture to be entered into between IOU Central and a trustee to be named. Each series of Notes will correspond to one registered borrower loan. Each Note of a series will be U.S. dollar denominated, fully amortizing and have a fixed rate of interest equal to the interest rate that the registered lender bid and the registered borrower accepted for the corresponding registered borrower loan. The principal amount of each Note of a series will be the principal amount that the registered lender committed to the purchase of a Note the proceeds of which the registered lender designated to fund the corresponding borrower loan. We refer to the Notes corresponding to a registered borrower loan as a “series of Notes,” “Notes in a series” or “Notes of a series,” even though the Notes may have different principal amounts and interest rates, depending on the bids accepted by the registered borrower for the corresponding registered borrower loan.

Notwithstanding the foregoing, we have no obligation to make any payments on the Notes unless, and then only to the extent that, we have received payments on the corresponding registered borrower loan. The Notes will also be subject to full or partial prepayment without penalty.

The indenture will not limit the aggregate principal amount of Notes that we can issue under the indenture, but each series of Notes will be effectively limited to a maximum principal amount of $25,000, which is the largest possible initial principal amount of a registered borrower loan. If in the future we change the maximum amount of a permitted registered borrower loan request, then the maximum aggregate principal amount of Notes per series would also increase. The aggregate principal amount of Notes of each series will equal the aggregate amount of funds committed by registered lenders to fund the corresponding registered borrower loan.

We will use the proceeds from Notes purchased by registered lenders to fund the corresponding registered borrower loan.

Maturity Date

Notes of each series will have a maturity term of one year and four business days, two years and four business days, or three years and four business days. If there are amounts owing to us in respect of the corresponding registered borrower loan at the initial maturity of a Note, the term of the Note will be automatically extended by 120 days, which we refer to as the “final maturity,” to allow the holder to receive any payments that we receive on the corresponding registered borrower loan after the initial maturity of the corresponding registered borrower loan. However, because we may, in our sole discretion and subject to our servicing standard, amend, modify, sell to a third-party debt purchaser or charge-off a registered borrower loan at any time after the 90th day of its delinquency (or sooner in certain circumstances), and we generally will charge-off a registered borrower loan after it becomes more than 120 days past due (or sooner in certain circumstances), a registered borrower loan may never reach the final maturity date. In addition, in certain limited cases, we may elect to extend the final maturity date beyond 120 days. For example, we may elect to extend the final maturity date when we believe there is a reasonable likelihood that the registered borrower will be able to make payment of remaining amounts due and payable on their registered borrower loan following the final maturity date. Any election to extend the final maturity date will be made in our sole discretion. If there are any amounts under the corresponding registered borrower loan still due and owing to us after the final maturity date, whether extended or not, we will have no further obligation to make payments on the Notes of the series even if we receive payments on the corresponding registered borrower loan after the final maturity date. Following the final maturity of a Note, the holder of that Note will have no rights to receive any further payments from us.

Ranking

The Notes will be unsecured special, limited obligations of IOU Central. We will be obligated to pay principal and interest and late fees, if any, on each Note in a series only if, and to the extent that, we receive payments from registered borrowers on the corresponding borrower loan funded by the proceeds of the Notes of the series, and such registered borrower loan payments will be shared ratably among all Notes of a series, net of our annual 1.0% servicing fee (as described more fully below) and collection fee, if any, we or a third party collection agency charge, as well as any amounts due to us on account of the portion of the registered borrower loan, if any, funded by us in our capacity as a registered lender in the loan marketplace. We will not pay any non-sufficient funds fees for failed registered borrower payments or collection fees we or a third-party collection agency charge.

In the event of a bankruptcy or similar proceeding of IOU Central, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of IOU Central with respect to payment from the proceeds of the registered borrower loan corresponding to that Note or other assets of IOU Central may be uncertain. If we were to become subject to a bankruptcy or similar proceeding, the holder of a Note may have a general unsecured claim against IOU Central that may or may not be limited in recovery to the corresponding registered borrower loan payments.

The indenture will not contain any provisions that would limit our ability to incur indebtedness in addition to the Notes.

Payments and Paying Agents

Subject to the limitations described below under “Limitations on Payments,” we will make payments of principal and interest on the Notes within four business days of receiving a Borrower Loan Payment (as defined below) in respect of the corresponding registered borrower loan in accordance with the payment schedule for each Note. Each Note will have a payment schedule providing for monthly payments over a term of one, two or three years, on payment dates that fall four business days following the due date for each installment of principal and interest on the corresponding registered borrower loan.

The stated interest rate on each Note will be the same as the interest rate the registered lender bid and the registered borrower accepted on the corresponding registered borrower loan, and interest will be computed and will accrue on the Note in the same manner as the interest on the corresponding registered borrower loan is computed and accrues. Our servicing fee will reduce the effective yield on your Notes below their stated interest rate.

We will be the initial paying agent for the Notes. We will make all required payments on each Note by crediting the applicable amount to the IOU account of the registered lender in whose name the Note is registered on the record date for the relevant payment date. The record date for each payment date shall be the second business day prior to the actual payment date. If a payment date falls on a date that is not a business day, then such payment will be made on the next succeeding business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (i) not a day on which the ACH system operated by the U.S. Federal Reserve Bank is closed, and (ii) not a day on which banking institutions in New York, New York are authorized or obligated to close.

Limitations on Payments

Each holder of a Note’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the Borrower Loan Net Payments, if any. For each series of Notes, “Borrower Loan Net Payments” means the amounts, if any, equal to the Borrower Loan Payments from the corresponding registered borrower loan minus our servicing fee and collection fee, if any, we or a third party collection agency charge, as well as any amounts due to us on account of the portion of the registered borrower loan, if any, funded by us in our capacity as a registered lender in the loan marketplace.

“Borrower Loan Payments” for each series of Notes means all amounts received by us in connection with the repayment of the corresponding registered borrower loan, including without limitation, all payments or prepayments of principal and interest, any late fees and any amounts received by us upon collection efforts with respect to the corresponding registered borrower loan, but excluding any non-sufficient funds fees (as described more fully below).

The “non-sufficient funds fee” is a $15.00 fee, or such lesser amount permitted by applicable law, charged by us when our payment request is denied for any reason, including but not limited to, insufficient funds in the registered borrower’s bank account or the closing of that bank account.

To the extent that anticipated Borrower Loan Payments from a registered borrower loan are not received by us, we will not make any payments on the Notes corresponding to that registered borrower loan, and a holder of a Note will not have any rights against us or the registered borrower in respect of the Note or the registered borrower loan corresponding to such holder’s Note.

Servicing and Collection Fees

Our “servicing fee” is an amount equal to an annual rate of 1.0% of the remaining principal balance of the corresponding registered borrower loan prior to the application of the payment.

Our “collection fee” is an amount that we or a third party collection agency charge if collection action must be taken in respect of a registered borrower loan. The fee we or a third party collection agency charge ranges between 10% and 30% of any amounts that are obtained.

Prepayments

To the extent that a registered borrower prepays a registered borrower loan, such prepayment amount will be a Borrower Loan Payment and holders of Notes related to that registered borrower loan will be entitled to receive their pro rata share of the prepayment, net of our servicing fee collection fee, if any, we or a third party collection agency charge, as well as any amounts due to us on account of the portion of the registered borrower loan, if any, funded by us in our capacity as a registered lender in the loan marketplace. In the case of a partial prepayment of a registered borrower loan, we will reduce the outstanding principal balance of the registered borrower loan by the amount of the partial prepayment but we do not recalculate the amortization schedule. This means the registered borrower’s monthly payment remains the same and the registered borrower loan will be repaid prior to the original maturity date if the registered borrower continues to make full monthly payments.

Mandatory Redemption

Upon the occurrence of a confirmed identity fraud incident with respect to a registered borrower loan, we will redeem all of the Notes of the series corresponding to such registered borrower loan for 100% of the remaining outstanding principal amount of such Notes. An “identity fraud incident” means that the registered borrower loan has been obtained as a result of identity theft or fraud on the part of the purported registered borrower. We may, in our discretion, require proof of the identity theft or fraud, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the registered borrower loan.

Servicing Covenant

We are obligated to use commercially reasonable efforts to service and collect the registered borrower loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the registered borrower loans. If we refer a delinquent borrower loan to a collection agency on the 91st day of its delinquency, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. Furthermore, we may, at any time and from time to time, amend or waive any term of a registered borrower loan, and may cancel any registered borrower loan that is more than 120 days delinquent without the consent of any holder of any Notes of the series corresponding to such registered borrower loan. We will also be obligated to use commercially reasonable efforts to maintain backup servicing arrangements providing for the servicing of the registered borrower loans.

The indenture contains no financial covenants or other covenants limiting our operations or activities, including the incurrence of indebtedness.

Consolidation, Merger, Sale of Assets

The indenture prohibits us from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•

the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

We will issue Notes in denominations of $25 or integral multiples of $25, except as may be provided otherwise for a particular series of Notes. We will issue the Notes only in registered form and only in electronic form. This means that each Note will be stored on our website. You can view your Notes online and print copies for your records by visiting your secure, password-protected webpage in the “My IOU” section of our loan marketplace. We will not issue certificates for the Notes. Registered lenders will be required to hold their Notes through our electronic Note register.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability of such persons to purchase Notes. We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

We and the trustee will treat the registered lenders in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange. All Notes must be held by our registered lenders. The Notes will not be transferable unless and until we are able to establish a resale platform for Notes. Although we are working to establish a resale platform, there can be no assurance we will be able to do so, or, if we are able to do so, when a resale platform would be available. Therefore, registered lenders must be prepared to hold their Notes to maturity.

No Sinking Fund

The Notes will not have the benefit of a sinking fund.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•	our failure to make required payments on the Notes for thirty days past the applicable due date;

•

our failure to perform, or the breach of, any other covenant for the benefit of the holders of the Notes of such series which continues for 90 days after written notice from the trustee or holders of 25% of the outstanding principal amount of the Notes of the series as provided in the indenture, subject to an additional 90 day cure period; or

•	specified events relating to our bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if we do not make payments when a registered borrower does not make payments to us on the registered borrower loan corresponding to a particular series of Notes. In that case, we are not required to make payments on Notes, so no default occurs. See “Risk Factors— Payments on the Notes depend entirely on payments we receive in respect of corresponding registered borrower loans” for more information. An event of default with respect to one series of Notes is not automatically an event of default for any other series of Notes.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the stated principal amount of the Notes shall become due and payable immediately without any act by the trustee or any holder of Notes.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all such notes waive an existing default with respect to such Notes and its consequences except (i) a default in the payment of amounts due in respect of such Notes, or (ii) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is waived it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

A holder of any Note of a series may not institute a suit against us for enforcement of such holder’s rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•	the holder gives to the trustee written notice stating that an event of default with respect to the Notes is continuing;

•	the holders of at least 25% in aggregate principal amount of the outstanding Notes of the series make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee reasonable security or indemnity against any loss, liability or expense satisfactory to the trustee;

•	the trustee does not comply with the request within 60 days after receipt of the notice, the request and the offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes of the series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture will require us to deliver every year to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of Notes if:

•	all of the Notes of the series (with certain limited exceptions) have been delivered for cancellation; or

•

all Notes of the series not previously delivered for cancellation have become due and payable or will become due and payable within one year and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes;

if in either case, we also pay or cause to be paid all other sums payable under the indenture by us and deliver to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

The indenture does not contain any provisions for legal or covenant defeasance of the Notes.

Governing Law

The indenture and the Notes will be governed by the laws of the State of Delaware.

Information Concerning the Trustee

                         will serve as the trustee under the indenture. From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business. If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Lender Registration and Bidding Agreement

During the registration process, a registered lender enters into a Lender Registration and Bidding Agreement with us that will govern the registered lender’s bids on postings and purchases of Notes from us from time to time. Under the Lender Registration and Bidding Agreement, we provide the registered lender the opportunity through our loan marketplace to finalize bids, purchase Notes, and instruct us to apply the proceeds from the sale of each Note to the funding of the corresponding registered borrower loan.

Under the Lender Registration and Bidding Agreement, the registered lender must commit to purchase a Note to fund the corresponding registered borrower loan prior to the origination of that loan by making a bid on postings on our loan marketplace. Once a registered lender has finished placing bids, the registered lender may review all of their selected bids before confirming their order. Once confirmed, bids represent a binding commitment to purchase Notes from us that are dependent for payment on the corresponding registered borrower loan. However, funds are only committed to purchase a Note when a registered borrower accepts the bids and funds the corresponding registered borrower loan. Any bids not accepted by a registered borrower at the time the posting expires will automatically be withdrawn. During the time that a registered lender has outstanding bids, he or she will be allowed to withdraw funds from their IOU account provided that they keep a minimum balance in their IOU account equal to the funds allocated to fund their placed bids.

The Lender Registration and Bidding Agreement describes our limited obligation to redeem Notes in the case of identity fraud or if the corresponding registered borrower loan failed to comply at origination in material respects with applicable federal and state law which is described above. The registered lender agrees that in such circumstances the registered lender will have no rights with respect to any such Notes except the crediting of the purchase price to the registered lender’s IOU account.

The registered lender agrees that the registered lender has no right to make any attempt, directly or through any third party, to take any action to collect from the registered borrowers on the Notes or the corresponding registered borrower loans. The registered lender acknowledges that the Notes are intended to be indebtedness of IOU Central for U.S. federal income tax purposes and agrees not to take any position inconsistent with that treatment of the Notes for tax, accounting, or other purposes, unless required by law. The registered lender also acknowledges that the Notes will be subject to the OID rules of the Code. See “Certain U.S. Federal Income Tax Considerations — Taxation of Payments on the Notes” for more information. To the extent required applicable law, we will provide the registered lender with the applicable IRS 1099 forms.

The registered lender acknowledges that the Notes are not transferable at this time and that the registered lender intends to hold the Notes until maturity and has no intention to distribute the Notes.

The Lender Registration and Bidding Agreement describes the limitations on payments on the Notes, which are described above. We expressly disclaim any representations as to a registered borrower’s ability to pay the corresponding registered borrower loan and do not act as a guarantor of any corresponding registered borrower loan payments by any registered borrowers.

The parties make customary representations and warranties to each other, and the registered lender represents and warrants that the registered lender has not made a decision in connection with any postings on our loan marketplace on any prohibited basis set forth in the Equal Credit Opportunity Act and Regulation B, or any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination.

The registered lender acknowledges and agrees that we assume no advisory or fiduciary responsibility in the registered lender’s favor in connection with the purchase and sale of the Notes, and we have not provided the registered lender with any legal, accounting, regulatory or tax advice with respect to the Notes.

The registered lender represents and warrants that the registered lender meets certain minimum financial suitability standards and maximum investment limits.

The Lender Registration and Bidding Agreement provides that neither party is liable to the other party for any lost profits, or special, exemplary, consequential or punitive damages.

The Lender Registration and Bidding Agreement provides that it is subject to binding arbitration. It also provides that the parties waive a jury trial in any litigation related to the Lender Registration and Bidding Agreement and any registered borrower loans or other related agreements. The Lender Registration and Bidding Agreement will be governed by the laws of the State of Delaware without regard to any conflict of laws that would require or permit the application of the laws of any other jurisdiction.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to U.S. Holders (as defined below) to the purchase, ownership and disposition by investors of Notes. This summary is based on the Code, Treasury regulations promulgated thereunder, or Treasury Regulations, administrative pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax considerations described below.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the Notes. This summary applies only to investors who purchase the Notes at their issue price, as defined below, and who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment). This summary does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as securities dealers or brokers, or traders in securities electing mark-to-market treatment, persons that are not U.S. Holders, banks, thrifts, or other financial institutions, insurance companies, regulated investment companies or real estate investment trusts, tax-exempt organizations, persons holding Notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment, partnerships or other pass-through entities (and persons holding notes through a partnership or other pass-through entity), persons subject to the alternative minimum tax, former citizens or residents of the United States, persons who are not U.S. Holders (as defined below), and U.S. Holders whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (a) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a U.S. person. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of Notes.

THE DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE AND OWNERSHIP OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE AND OWNERSHIP OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Classification of the Notes

No authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. In general, a taxpayer is bound by the form of a transaction for U.S. federal income tax purposes. In form, the Notes will be obligations of IOU Central. Accordingly, although the matter is not free from doubt, IOU Central intends to treat the Notes as indebtedness of IOU Central for U.S. federal income tax purposes. IOU Central’s treatment of the Notes will generally be binding on holders and, by acquiring a Note, each holder of a Note agrees to treat the Notes as indebtedness of IOU Central for U.S. federal income tax purposes.

The IRS may take contrary positions and, accordingly, no assurance can be given that the IRS or a court will agree with the tax characterizations and tax consequences described below. Where the form of a transaction does not reflect the economic realities of the transaction, the substance rather than the form should determine the tax consequences. Each series of Notes will correspond to a registered borrower loan, and IOU Central has no obligation to make any payments on the Notes unless, and then only to the extent that, IOU Central has received payments on the corresponding registered borrower loan. Accordingly, the IRS could determine that, in substance, each investor in a Note owns a proportionate interest in the corresponding registered borrower loan for U.S. federal income tax purposes. The IRS could also determine that the Notes are not indebtedness of IOU Central but another financial instrument.

The following discussion is based upon the assumption that each Note will be treated as a debt instrument of IOU Central for U.S. federal income tax purposes. Any differing treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Accordingly, all prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of the Notes (including any possible differing treatments of the Notes).

Taxation of Payments on the Notes

The Notes will have original issue discount, or OID, for U.S. federal income tax purposes. A U.S. Holder of a Note will be required to include such OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues under a constant yield method in advance of the receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting. If a Note is paid in accordance with its payment schedule, which is available on the holder’s password-protected webpage in the “My IOU” section of the loan marketplace, the amount of OID includible in income by a U.S. Holder is anticipated to be based on the yield of the Note determined net of the annual 1.0% servicing fee, as described below, which yield will be lower than the stated interest rate on the Note. As a result, the holder will generally be required to include an amount of OID in income that is less than the amount of stated interest paid on the Note. On the other hand, if a payment on a Note is not made in accordance with such payment schedule, for example because the registered borrower did not make timely payment in respect of the corresponding borrower loan, a U.S. Holder will be required to accrue and include such amount of OID in taxable income as interest even though such interest has not been paid.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies. If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule. In addition, under the applicable Treasury Regulations, remote and/or incidental contingencies generally may be ignored. A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument. A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant.

The Notes provide for one or more alternative payment schedules because IOU Central is obligated to make payments on a Note only to the extent that IOU Central receives payments on the corresponding registered borrower loan. The payment schedule for each Note, which is available on the holder’s password-protected webpage in the “My IOU” section of the loan marketplace, provides for payments of principal and interest (net of the annual 1.0% servicing fee) on the Note in accordance with the payment schedule for the corresponding registered borrower loan. In addition to scheduled payments, IOU Central will prepay a Note to the extent that a registered borrower prepays the registered borrower loan corresponding to the Note, and late fees collected on the borrower loan corresponding to a Note will be paid to the holders of the Note. Notwithstanding such contingencies, IOU Central has determined that the payment schedule of a Note should be used to determine the amount and accrual of OID on the Note because IOU Central believes that, at the time of issuance, a Note will be significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment, or late payment by the registered borrower on the registered borrower loan corresponding to such Note will be remote or incidental. If in the future IOU Central determines that the previous sentence does not apply to a Note, IOU Central anticipates that it will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and shall so notify U.S. Holders of the Note.

IOU Central’s determination is not binding on the IRS. If the IRS determines that the Notes are “contingent payment debt instruments” due to the contingencies described above (or in the future, if IOU Central so concludes with respect to a particular series of Notes), the Notes will be subject to special rules applicable to contingent payment debt instruments. Such rules generally require a holder (i) to accrue interest income based on a projected payment schedule and comparable yield, which may be higher or lower than the stated interest rate on the Notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, or retirement of the debt instrument. In addition, adjustments may be required if payments were not actually made in accordance with the projected payment schedule. This discussion assumes that the Notes are not subject to the contingent payment debt instrument rules.

The OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note should include all payments of principal and stated interest on the Note (net of the annual 1.0% servicing fee) under the payment schedule of the Note. The issue price of the Notes will generally equal the principal amount of the Notes as set forth on the Notes.

The amount of OID includible in a U.S. Holder’s income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note. The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period). IOU Central intends to use 30-day accrual periods. The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note (net of the annual 1.0% servicing fee). A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note (net of the annual 1.0% servicing fee) under the payment schedule of the Note, produces an amount equal to the issue price of such note. A Note’s yield to maturity should be the yield of the Note determined net of the annual 1.0% servicing fee.

Cash payments of interest and principal (net of the annual 1.0% servicing fee) under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

IOU Central intends (absent definitive guidance) to determine the amount of OID to be included in income annually by U.S. Holders of such Notes under an income accrual method prescribed by Section 1272(a)(6) of the Code. That method, which applies to debt instruments payments under which may be accelerated by reason of prepayments of other obligations securing such debt instruments, uses an assumption as to the expected prepayments on such Notes. The application of Section 1272(a)(6) of the Code to debt instruments with prepayment features similar to such Notes is uncertain, however, and may be challenged by the IRS. In the event that the IRS successfully challenged IOU Central’s characterization of such Notes as subject to Section 1272(a)(6) of the Code, any such Notes issued at a discount to their principal amount might be treated as “contingent payment debt instruments” within the meaning of Treasury Regulations Section 1.1275-4. Prospective investors should consult their tax advisors regarding the potential application of the method under Section 1272(a)(6) of the Code and the rules governing contingent payment debt instruments for accruing any prospective OID on such Notes.

Prepayments

As discussed above, IOU Central will prepay a Note to the extent that a registered borrower prepays the registered borrower loan corresponding to the Note. If IOU Central prepays a note in full, the Note will be treated as retired, and a U.S. Holder generally will have a gain or loss equal to the difference between the amount received in respect of the retirement of the Note and the U.S. Holder’s adjusted tax basis in the Note. In general, a U.S. Holder’s adjusted tax basis in a Note will equal the issue price of the Note increased by the amount of OID included in income and decreased by any payment received by the holder with respect to such Note. If IOU Central prepays a Note in part, a portion of the Note will be treated as retired. Generally, for purposes of determining (i) the gain or loss attributable to the portion of the Note retired and (ii) the OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, holder’s adjusted basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired. The yield to maturity of a Note should not be affected by a partial prepayment.

Gain or loss from retirement generally will be a capital gain or loss and will be a long-term capital gain or loss if at the time of retirement the Note has been held for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), certain non-corporate U.S. Holders, including individuals, are eligible for lower rates of U.S. federal income tax on long-term capital gains. The deductibility of capital losses is subject to limitations.

IOU Central does not anticipate that the prepayment of a Note will give rise to a gain because the issue price of a Note is equal to its stated principal amount. The prepayment of a Note is anticipated to give rise to a loss because the adjusted tax basis of the Note at the time of prepayment generally will be greater than the principal repaid net of the annual 1.0% servicing fee.

Late Payments

As discussed above, late fees collected on the registered borrower loan corresponding to the Notes will be paid to the holders of the Notes. It is expected that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note. In such case, any late fees paid to a U.S. Holder of Notes should be taxable as ordinary income at the time such fees are paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Nonpayment of Registered Borrower Loans Corresponding to a Note

In the event that IOU Central does not make scheduled payments on a Note as a result of nonpayment by a registered borrower on the registered borrower loan corresponding to the Note, a U.S. Holder must continue to accrue and include OID on a Note in taxable income. Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note’s adjusted issue price on that date. As a result of such reissuance, the amount and accrual of OID on the Note may change. At the time of the deemed reissuance, due to nonpayment by the registered borrower, IOU Central may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the registered borrower on the registered borrower loan corresponding to such Note will be remote or incidental. Accordingly, the Note may become subject to the contingent payment debt instrument rules. As discussed above, contingent payment debt instruments are subject to special rules. If the IRS successfully asserts, or IOU Central determines, that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, IOU Central will notify the U.S. holders and provide the projected payment schedule and comparable yield. If collection on a Note becomes doubtful, a U.S. Holder may be able to stop accruing OID on the Note. Under current IRS guidance, it is not clear whether a U.S. Holder may stop accruing OID if scheduled payments on a Note are not made. U.S. Holders should consult their own tax advisors regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a Result of Worthlessness

In the event that a Note becomes worthless, a non-corporate U.S. Holder that did not acquire the Note as part of the holder’s trade or business generally should be entitled to deduct the holder’s adjusted tax basis in the Note as a short-term capital loss in the taxable year the Note becomes worthless. The portion of the U.S. Holder’s adjusted tax basis attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt. Under Section 166 of the Code, corporate U.S. Holders, and non-corporate U.S. Holders that acquired Notes as part of a trade or business generally are entitled to deduct as an ordinary loss any loss sustained during the taxable year on account of a Note becoming wholly or partially worthless. U.S. Holders should consult their own tax advisors regarding the character and timing of losses attributable to Notes that become worthless in whole or in part.

Backup Withholding and Information Reporting

Generally, information reporting will apply to payments of principal and interest, and the accrual of OID to U.S. Holders (other than certain exempt recipients, such as corporations). Payments of principal and interest, with respect to Notes held by a U.S. Holder, other than certain exempt recipients such as corporations, and proceeds from the sale of Notes through the U.S. office of a broker will also be subject to backup withholding unless that U.S. Holder supplies us with a taxpayer identification number; certifies that its taxpayer identification number is correct and otherwise complies with the backup withholding rules, or otherwise establishes an exemption.

A U.S. Holder that does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules generally will be allowed as a credit against the holder’s U.S. federal income tax liability and the holder will be entitled to a refund of any excess, provided that certain required information is timely furnished to the IRS by the U.S. Holder.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of events may differ from those contained in these forward-looking statements due to a number of factors, including, but not limited to, those discussed in the section entitled “Risk Factors” and elsewhere in this Prospectus.

Overview

IOU Central plans to establish an Internet-based loan marketplace that will enable registered borrowers to post loan requests and borrow money and our registered lenders to purchase Notes issued by us, the proceeds of which are designated to fund specific loans made to individual registered borrowers. Our loan marketplace will allow qualified registered borrowers to post loan requests in order to obtain personal, unsecured loans typically with lower interest rates than they could obtain through credit cards or traditional banks. Our loan marketplace will provide our registered lenders with the opportunity to indirectly fund specific registered borrower loans with credit characteristics, interest rates and other terms that registered lenders find attractive by purchasing Notes that are dependent for payment on the payments we receive on the corresponding registered borrower loans.

Our registered borrowers will be allowed to submit a loan request to us in an amount ranging from $1,000 to $25,000. The loan request is an application to IOU Central for a registered borrower loan. If a registered borrower’s loan request is approved, we inform the registered borrower of their credit grade and suggested interest rate. The registered borrower may then personalize their loan request and proceed to make a posting on our loan marketplace. A posting is a request by a registered borrower for a registered borrower loan. All registered borrower loans are personal, unsecured obligations of individual registered borrowers with a fixed interest rate and range in maturity of one, two or three years. The fixed interest rate is a blended rate based on the weighted average of the principal amount and interest rate set forth in registered lender bids accepted by the registered borrower for the corresponding registered borrower loan. Each registered borrower loan is originated through our loan marketplace and funded by IOU Central at closing with the proceeds from Notes of a series purchased by registered lenders that correspond to such registered borrower loan. If a registered borrower loan is closed and funded, we service the loan on an ongoing basis.

Our registered lenders will have the opportunity to buy Notes issued by IOU Central by placing a private “bid” at the interest rate they are willing to receive and in the amount they are willing to commit to the purchase of a Note that is dependent for payment on the corresponding registered borrower loan. By making a bid on a posting, a registered lender is committing to purchase from us a Note in the principal amount and at the interest rate set forth in the registered lender’s bid. The proceeds of each Note purchased by a registered lender will be designated to facilitate the funding of a corresponding registered borrower loan posted on our loan marketplace. In most cases, a posting will be matched with more than one registered lender bid, and there will be several registered lenders who purchase Notes corresponding to the registered borrower loan described in the posting.

Under the terms of the Notes, we will be obligated to pay principal, interest and late fees, if any, on each Note in a series only if, and to the extent that, we receive payments from the registered borrower on the corresponding registered borrower loan funded by the proceeds of the series of Notes. Payments we receive on the corresponding registered borrower loan will be shared ratably among all Notes of a series after deduction of our servicing fee and collection fee, if any, we or a third party collection agency charge, as well as any amounts due to us on account of the portion of the corresponding registered borrower loan, if any, funded by us in our capacity as a registered lender in the loan marketplace. We will not pay to registered lenders any non-sufficient funds fees for failed registered borrower payments.

We earn revenue from the fees we charge our registered users. We charge registered borrowers origination fees of 2.0% of the amount of the registered borrower loan. The origination fee is paid out of the proceeds of the registered borrower loan at the time the loan is funded. We charge registered lenders an annual servicing fee of 1.0% of the remaining principal balance of the corresponding registered borrower loan. The servicing fee is deducted from each registered lender’s share of the registered borrower loan payments on the Notes of a series. To a lesser extent, we earn interest on registered borrower loans to the extent that we fund those loans ourselves in our capacity as a registered lender in the loan marketplace.

We were incorporated in Delaware in August 2006 under the name IOU Central Inc. Prior to December 2008, we were a wholly-owned subsidiary of IOU Canada and we had limited operations. During 2008, the management of IOU Canada determined to shift the focus of operations from Canada to the United States. Accordingly, on December 11, 2008, we entered into an asset purchase agreement with IOU Canada pursuant to which we acquired substantially all of the intellectual property of IOU Canada in exchange for 8,673,484 shares of our common stock. As of December 31, 2008, IOU Canada owned approximately 98.6% of our outstanding common stock. As of March 31, 2009, IOU Canada owned approximately 93.8% of our outstanding common stock.

Our historical financial statements have been prepared on a “carve-out” basis to reflect the peer-to-peer lending business activities of IOU Canada using the historical results of operations and historical cost bases of the assets of IOU Canada. Our historical financial statements include allocations of certain IOU Canada expenses and assets, including capitalized software purchased and developed for internal use, legal, regulatory, operating, marketing and other administrative costs. The expense and asset allocations have been determined on bases that we consider to be reasonable reflections of the utilization of the services provided and the benefits received. The financial information presented in this prospectus is not indicative of our financial position, results of operations or cash flows in the future, nor is it necessarily indicative of what our financial position, results of operations or cash flows would have been had we been an independent, stand-alone entity for the periods presented. The financial information presented in this prospectus does reflect the many significant changes that will occur in our fundraising and operations as a result of our becoming a stand-alone entity.

In connection with their audit for the year ended December 31, 2008, our auditors raised substantial doubt about our ability to continue as a going concern due to our continuing losses from operations. To strengthen our financial position, we are currently engaged in raising additional equity financing and we recently engaged an investment banking firm to assist us with our fundraising activities.

We have a limited operating history and have incurred net losses since our inception. Our net loss for the fiscal years ended December 31, 2008 and 2007 was $980,424 and $1,019,470, respectively, and our net loss from inception (August 16, 2006) through December 31, 2008 was $2,046,410. At this stage of development, we have financed our operations through equity financing from various sources, including various related parties, which are described below under “Liquidity and Capital Resources.” We have not commenced live operation of our loan marketplace in the United States and will not be able to do so until the registration statement of which this prospectus forms a part is declared effective by the SEC. Following the date of this prospectus, our registered borrowers will be able to obtain registered borrower loans and our registered lenders will have the opportunity to buy Notes issued by us, which will allow us to begin generating revenue from our origination and servicing fees. Over time, we expect the number of registered users and the volume of registered borrower loans originated through our loan marketplace will increase and we will generate increased revenue from our origination and servicing fees.

Our operating plan calls for a continuation of our current strategy of raising capital to finance our operations until we reach profitability and become cash-flow positive, which we do not expect to occur before 2012. Going forward, we expect to complete an additional round of equity financing in 2009.

Recent Developments

From January 1, 2009 to May 12, 2009, we issued and sold an aggregate of 1,093,303 shares of our common stock to individual investors for an aggregate purchase price of $306,125.

On March 20, 2009, we entered into an engagement letter with an investment banking firm to assist us with our fundraising activities.

Critical Accounting Policies and Estimates

This management’s discussion and analysis of financial condition and results of operations is based on our historical financial statements, which we have prepared in accordance with generally accepted accounting principles. The preparation of financial statements requires our management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, expenses and related disclosures. Our management bases its estimates, judgments and assumptions on historical experience, to the extent available, and on various other assumptions that it believes to be reasonable under the circumstances. Estimates include, but are not limited to, the following: valuation allowance on deferred tax assets; valuation and amortization periods of our property, plant and equipment; stock-based compensation expenses; and contingent liabilities. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Some of our accounting policies require higher degrees of judgment than others in their application. While all decisions regarding accounting policies are important, we believe that the following policies could be considered critical. Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Development Stage

We and IOU Canada have operated as development stage enterprises since inception by devoting substantially all efforts to planning, raising capital, obtaining lending licenses throughout the United States, and developing a peer-to-peer lending business. Accordingly, our consolidated financial statements have been prepared in accordance with the accounting and reporting principles prescribed by SFAS No. 7, Accounting and Reporting by Development Stage Enterprises.

Carve-Out of Parent Company Costs

Our historical financial statements have been prepared on a “carve-out” basis from the financial statements of IOU Canada using the historical results of operations and historical cost bases of certain assets of IOU Canada. Since IOU Canada’s incorporation on August 10, 2006, substantially all of its operations have been devoted to developing a peer-to-peer lending business. The historical financial statements have been prepared in accordance with Regulation S-X, Article 3, General instruction to financial statements, and Staff Accounting Bulletin Topic 1-B1, Costs reflected in historical financial statements, or SAB Topic 1B-1. As a result, our historical financial statements reflect not only our operating costs, but substantially all of IOU Canada’s operating costs since inception. The costs incurred by IOU Canada include internally developed software costs and legal, regulatory, operating, marketing and other administrative costs.

IOU Canada’s costs have been reflected in our respective asset or expense accounts and have been reflected as capital contributions. The carved-out costs include the following:

	Year ended December 31,		Period from Inception (August 16, 2006) to December 31,
	2008	2007	2008
General and administrative expenses:
Share-based compensation	$10,488	$302,347	$312,835
Depreciation	4,144	2,714	6,858
Cash consideration	449,207	622,841	1,082,844

Total	463,839	927,902	1,402,537

Software developed for internal use:
Share-based compensation	505,310	—	505,310
Cash consideration	243,958	49,975	293,933

Total	749,268	49,975	799,243

Total IOU Canada carve-out costs and capital contributions	1,213,107	977,877	2,201,780

Internal Use Software and Website Development

We account for internal use software costs, including website development costs, in accordance with the American Institute of Certified Public Accountants’ Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, or SOP No. 98-1, and Emerging Issues Task Force No. 00-02, Accounting for Website Development Costs, or EITF No. 00-02. In accordance with SOP No. 98-1 and EITF No. 00-02, the costs to develop software for our website and loan marketplace are capitalized when our management has authorized and committed project funding, preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended. Capitalized software development costs primarily include fees paid to outside consultants and salaries for employees directly involved in the development efforts.

We expense costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, and we capitalize costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality. We also capitalize expenditures for replacements and betterments and expense amounts for maintenance and repairs as they are incurred. Internal use software is stated at cost, less accumulated amortization and amortization commences once the asset is ready to be placed into service. We amortize to expense capitalized costs using the straight-line method over their expected lives, which presently approximate three years. We evaluate our software assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of software assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such software assets are considered to be impaired, we will recognize impairment to be the excess of the carrying amount over the fair value of the software asset. No such impairment was present at December 31, 2008 or 2007, respectively. At December 31, 2008 and 2007, our capitalized internal use software costs were $799,243 and 49,975 before amortization, respectively. Amortization of internal use software for the fiscal year ended December 31, 2008, and for the period from inception (August 16, 2006) to December 31, 2008, was $222,164. There was no amortization in the year ended December 31, 2007.

Transfer of Net Assets Between Entities Under Common Control

We account for the transfer of assets between entities under common control, such as between IOU Canada and us, at the historical cost of the transferor.

Stock-Based Compensation

We account for our stock-based compensation for employees using fair-value-based accounting in accordance with Statement of Financial Accounting Standards No. 123R, Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The stock-based compensation expense related to awards that are expected to vest is amortized over the vesting term of the stock-based awards. Since our inception, we have entered into stock-based compensation arrangements with employees and non-employees. We have issued common stock and restricted common stock to non-employees in exchange for both cash and services, and we have issued common stock, restricted common stock and performance-based warrants to employees in exchange for both cash and services.

We account for stock-based awards issued to non-employees in accordance with the provisions of Emerging Issues Task Force Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods, or Services, or EITF No. 96-18. EITF No. 96-18 requires that equity awards be recorded at their fair value and be re-measured at each reporting period. Under SFAS No. 123R and EITF No. 96-18, we use the measurement date fair value of our stock and, where appropriate, the Black-Scholes model to estimate the value of stock-based awards granted to non-employees at each vesting date to determine the appropriate charge to stock-based compensation.

The following table sets forth total stock-based compensation expense recognized for stock-based awards granted by us and IOU Canada:

	Year ended December 31,		Period from Inception (August 16, 2006) to December 31,
	2008	2007	2008
Operating expenses:
General and administrative expenses	$40,321	279,284	$319,605
Engineering expenses	(7,447)	23,063	15,616

Total	32,874	302,347	335,221

	Year ended December 31,		Period from Inception (August 16, 2006) to December 31,
	2008	2007	2008
Stock issued for internal use software	505,310	—	505,310

Total stock based compensation expenses	538,184	302,347	$840,531

Foreign Currency Re-Measurement and Transactions

Our functional currency is the U.S. dollar, or USD, and the functional currency of IOU Canada is the Canadian dollar, or CDN. The expenses allocated to us in our historical statement of operations under SAB Topic 1B-1 are re-measured in USD at the weighted average exchange rate prevailing during the year. The software capitalized for internal use allocated to us in our consolidated balance sheet was re-measured each month in USD at the prevailing average exchange rate for that respective month.

For the period from inception (August 16, 2006) to December 31, 2008, there were no intercompany trading or investment balances subject to foreign currency re-measurement.

Future Accounting Policies and Estimates - Lending Activities

Once we commence lending activities, we will adopt accounting policies for revenue recognition, loan loss allowances, loans held for investment and fair value measurements. In formulating such accounting policies, we will not only consider our operating practices, but also relevant accounting literature such as Staff Accounting Bulletin No. 104, Revenue Recognition in Financial Statements, or SAB No. 104, Statement of Financial Accounting Standards No. 91, “Accounting for Non-refundable Fees and Costs,” FASB Emerging Issues Task Force Issue 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”, Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140,” Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies,” Statement of Financial Accounting Standards No. 157, Fair Value Measurements and Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Measurements.

Results of Operations

The following table shows our results of operations for the fiscal years ended December 31, 2008 and 2007, and for the period from inception (August 16, 2006) to December 31, 2008:

	Year ended December 31,		Period from Inception (August 16, 2006) to December 31,
	2008	2007	2008
Operating expenses:
General and administrative	$750,786	$959,517	$1,756,819
Sales and marketing	10,777	34,176	44,953
Engineering	218,861	25,777	244,638

Total operating expenses	980,424	1,019,470	2,046,410

Net loss	(980,424)	(1,019,470)	(2,046,410)

Net loss per share – basic and diluted	$(0.58)	$(1.38)	$(1.66)

Weighted average shares – basic and diluted net loss per share	1,674,162	736,539	1,229,491

Operating Expenses

Our operating expenses consist of general and administrative expenses, sales and marketing expenses and engineering expenses. Our total operating expenses for the fiscal years ended December 31, 2008 and 2007, and for the period from inception to December 31, 2008, were $980,424, $1,019,470 and $2,046,410, respectively. Total stock-based compensation expenses included in operating expenses for the fiscal years ended December 31, 2008 and 2007, and for the period from inception to December 31, 2008, were $32,874, $302,347 and $335,221, respectively.

We will continue to incur operating expenses without generating revenues until the registration statement of which this prospectus forms a part is declared effective by the SEC and we commence live operation of our loan marketplace. Once we commence live operation of our loan marketplace, we expect that our operating expenses will increase due to our significant planned investment in personnel, infrastructure and online and off-line marketing initiatives to support our anticipated growth, as well as the additional expenses associated with becoming an SEC reporting company.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries, benefits and stock-based compensation related to general and administrative personnel, professional fees primarily related to legal fees, and rental expenses and other related overheads. General and administrative expenses for the fiscal years ended December 31, 2008 and 2007, and for the period from inception to December 31, 2008, were $750,786, $959,517 and $1,756,819, respectively.

General and administrative expenses were insignificant in 2006, and were approximately $209,000, or 22%, lower in the year ended December 31, 2008 compared with 2007. This decrease was primarily due to a decrease in payroll expenses of approximately $109,000 as the salaries of certain employees were capitalized as internal use software in 2008 and a decrease in stock-based compensation year over year. Total stock-based compensation expense included in general and administrative expenses for the fiscal years ended December 31, 2008 and 2007, and for the period from inception to December 31, 2008, was $40,321, $279,284 and $319,605, respectively. The decreases in payroll and stock based compensation expense were partially offset by legal costs which increased by approximately $172,000, to approximately $290,000, in the year ended December 31, 2008 as part of our preparations to commence live operation of our loan marketplace.

We expect that our general and administrative expenses will increase once we commence live operation of our loan marketplace due to our significant planned investment in personnel and infrastructure to support our anticipated growth, as well as the additional expenses related to becoming an SEC reporting company, including the increased cost of compliance and increased professional fees resulting from required SEC filings.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of travel and other reimbursable expenses and marketing programs, such as trade shows and marketing campaigns. Sales and marketing expenses for the fiscal years ended December 31, 2008 and 2007, and for the period from inception to December 31, 2008, were $10,777, $34,176 and $44,953, respectively. Our sales and marketing expenses decreased in 2008 as the majority of marketing and marketing design work carried out to date occurred in 2007. The Company has not yet commenced revenue generating operations and sales expenses to date have been insignificant.

We expect that our sales and marketing expenses will increase once we commence live operation of our loan marketplace due to our significant planned online and off-line sales and marketing initiatives to promote our loan marketplace and to attract registered users.

Engineering Expenses

Engineering expenses consist of the amortization of internal use software and stock-based compensation expenses for employees who carry out work on our loan marketplace which are not capitalized under the provisions of SOP No. 98-1. Engineering expenses for the fiscal years ended December 31, 2008 and 2007, and for the period from inception to December 31, 2008, were $218,861, $25,777 and $244,638, respectively. The significant increase in 2008 as compared with 2007 is primarily due to an increase in the amortization of internal use software from $0 in 2007 to $222,164 in 2008.

The total stock-based compensation included in engineering expenses for the fiscal year ended December 31, 2008 was a benefit of $7,447, which reflects the reversal of stock-based compensation originally recognized in 2007 following the repurchase of unvested restricted stock by certain non-employees in fiscal year 2008. The total stock-based compensation included in engineering expenses for the fiscal year ended December 31, 2007 and for the period from inception to December 31, 2008 was $23,063 and $15,616, respectively.

We expect that engineering expenses will increase once we commence live operation of our loan marketplace as we scale our operations to meet the anticipated growth in registered user traffic on our loan marketplace. In addition to amortization of internal use software and stock-based compensation expenses, we expect our future engineering expenses to include expenses such as salaries, benefits and the cost of subcontractors which may not be subject to capitalization under the provisions of SOP No. 98-1.

Net Loss Per Share

Outstanding warrants to purchase up to an aggregate of 4,118,570 shares of our common stock which were issued on December 11, 2008 were excluded from the computation of diluted net loss per share because they were anti-dilutive.

Liquidity and Capital Resources

Our historical financial statements have been prepared assuming that we will continue as a going concern. However, the conditions discussed below raise substantial doubt about our ability to continue as a going concern. Our historical financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We have a limited operating history and have incurred net losses since our inception. Our net loss for the fiscal years ended December 31, 2008 and 2007, and for the period from inception to December 31, 2008, was $980,424, $1,019,470 and $2,046,410, respectively, and we had negative cash flow from operations of $555,899, $707,359 and $1,309,774 for the same periods, respectively. As of December 31, 2008, we had an accumulated deficit of $2,046,410.

At this stage of development, we have financed our operations through equity financing from various sources, including various related parties, such as employees and certain other affiliates. See “Transactions with Related Persons” for more information. We are dependent upon raising additional equity financing or seeking debt financing to launch our operations and to fund expected operating losses which we expect to incur through 2012 while we grow our business. We will need to raise significant additional capital to provide the necessary funds. However, our ability to do so will largely depend on the progress and success of our efforts to launch our lending platform. We plan to raise the necessary capital periodically and expect to commence our lending activities prior to raising sufficient capital to fund our operations. Our failure to obtain sufficient financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect our ability to achieve our business objectives and continue as a going concern and this could result in any outstanding registered borrower loans being rendered unrecoverable. In addition, there can be no assurance as to the availability or terms upon which the required equity or debt financing might be available.

Net cash used in operating activities for the fiscal years ended December 31, 2008 and 2007, and for the period from inception to December 31, 2008, was $555,899, $707,359 and $1,309,774, respectively. Net cash used in operating activities from inception (August 16, 2006) to December 31, 2008 consisted primarily of employee costs, expenses for consultants and temporary personnel, and professional fees primarily related to legal and audit fees.

Net cash provided by financing activities for the fiscal years ended December 31, 2008 and 2007, and for the period from inception to December 31, 2008, was $530,207, $697,841 and $1,388,844, respectively. Net cash provided by financing activities for the period from inception (August 16, 2006) to December 31, 2008 consisted of capital contributions from IOU Canada in the aggregate amount of $1,082,844 and proceeds from our issuance of common stock to IOU Canada and certain of our executive officers and key employees for aggregate consideration of $306,000. The capital contributions from IOU Canada relate to costs incurred by IOU Canada relating to the peer-to-peer lending business that have been carved-out under SAB Topic 1B-1 and treated as costs in our financial statements. Our issuances of common stock from inception (August 16, 2006) to December 31, 2008 include the following (after taking into account our 2,273-to-1 stock split effected on December 11, 2008):

•	from inception (August 16, 2006) to May 2008, we issued a total of 1,254,696 shares of common stock to IOU Canada at a purchase price of $0.22 per share, for aggregate consideration of $276,000; and

•

on December 11, 2008, we issued a total of 136,364 shares of common stock to certain of our executive officers and key employees at a purchase price of $0.22 per share, for aggregate consideration of $30,000.

In addition, on December 11, 2008, we issued warrants to purchase up to an aggregate of 4,118,570 shares of our common stock to certain of our executive officers and key employees at an exercise price of $0.22 per share. The warrants are exercisable in accordance with a formula based on our achievement of certain fundraising milestones within three and six months of the issuance date. See “Transactions with Related Persons” for more information.

At December 31, 2008, we had cash and cash equivalents of $79,070. All of our cash and cash equivalents represent cash held in banks.

Since our inception (August 16, 2006), inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future.

Income Taxes

We utilize the asset and liability method of accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, or SFAS No. 109. Under this method, we recognize deferred tax assets and liabilities for the expected future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. We measure deferred tax assets and liabilities using enacted tax rates expected to apply to taxable income in the years that the deferred tax asset is expected to be realized or the deferred tax liability is to be settled. We include the effect on deferred tax assets and liabilities of a change in tax rates in income from continuing operations for the period that includes the enactment date. We recognize deferred assets, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry-forwards.

IOU Canada files a separate Canadian tax return. IOU Canada’s costs have been allocated to us in our consolidated financial statements under SAB Topic 1-B1. However since the tax attributes of these costs belong to IOU Canada and are reflected on IOU Canada’s separate Canadian tax return, they represent permanent differences for us.

Effective January 1, 2007, we adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109, or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Upon adoption of FIN 48, our policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change. The adoption of the provisions of FIN 48 did not have a material impact on our financial position and results of operations.

We did not have any federal or state tax expenses for the fiscal year ended December 31, 2008 or for the period from inception (August 16, 2006) to December 31, 2008. At December 31, 2008, we had placed a full valuation allowance against our deferred tax asset of $546,635 and, as such, we did not have any deferred federal or state deferred tax expenses for the fiscal years ended December 31, 2008 or 2007, or for the period from inception (August 16, 2006) to December 31, 2008. At December 31, 2008, we had federal net operating loss carry-forwards of approximately $403,872 to offset against future federal taxable income which will expire in 2027. At December 31, 2008, we did not have any state net operating loss carry-forwards to offset against future state taxable income.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financing activities. We do not have any interest in entities referred to as variable interest entities, which include special purpose entities and other structured finance entities.

BUSINESS

Overview

IOU Central is an Internet-based loan marketplace that enables our registered borrowers to post loan requests and borrow money and our registered lenders to purchase Notes issued by us, the proceeds of which are designated to fund specific loans made to individual registered borrowers. We operate in the space known as “peer-to-peer lending” and our motto is “Where People Lend to People.” Our loan marketplace is described in more detail in this prospectus under the caption “About the Loan Marketplace”

We have not commenced live operation of our loan marketplace in the United States and will not be able to do so until the registration statement of which this prospectus forms a part is declared effective by the SEC. Accordingly, the discussion of our loan marketplace reflects our current intentions and expectations regarding the operation of our loan marketplace. We will prepare and file with the SEC prospectus supplements to update this prospectus to disclose changes to the terms of our offering of Notes, provide quarterly updates of our financial and other information included in this prospectus and other material developments. We will file post-effective amendments to the registration statement of which this prospectus forms a part when require by SEC rules, such as when there is a “fundamental change” in our offering of Notes or the information contained in this prospectus. See “About this Prospectus” for more information.

We believe our loan marketplace provides a number of benefits to our registered users. We believe the key features of the IOU Central marketplace include, among others, the following:

•	the opportunity for registered borrowers to obtain better interest rates than those available from traditional banks and other financial institutions for comparable products;

•	24-hour online availability of our loan marketplace for registered borrowers to initiate a loan request;

•	convenient, electronic payment processing;

•	ease of use of our loan marketplace and proprietary search, bid and fund features, such as Auto-Bid and Auto-Fund; and

•	amortizing, fixed rate loans, which represent a more responsible and manageable way for consumers to borrow than revolving credit facilities.

Business Strengths

We believe that the following business strengths differentiate us from our competitors and are key to our success:

•

Focus on high quality borrowers. Our loan marketplace focuses on high quality registered borrowers by relying on a stringent automated underwriting process. Our automated underwriting process is comprised of the following four steps:

first, we pre-screen the registered borrower to determine eligibility to participate in our loan marketplace by evaluating the registered borrower’s credit profile against our minimum credit criteria;

second, we assign one of nine proprietary credit grades (A+, A, A-, B+, B, B-, C+, C or C-) to each registered borrower’s loan request based on a combination of the registered borrower’s Vantage Score and BNI score;

third, we use the credit grade, assumed default rate and other risk factors to assign the loan request a suggested interest rate; and

fourth, we use the credit grade together with the registered borrower’s debt-to-income ratio to determine a maximum loan amount (if applicable).

See “About the Loan Marketplace — How the IOU Central Loan Marketplace Operates — Underwriting and Minimum Credit Criteria” for more information

•	Interest rates set by the loan marketplace. We believe that our loan marketplace provides an efficient method of setting interest rates for registered users.

•	Efficient distribution channels. We attract many of our registered users through online communities, social networks and marketers in a cost-efficient way.

•

Proprietary search, bid and fund features. We believe that our proprietary search, bid and fund features, such as Auto-Bid and Auto-Fund, contribute to the ease of use and functionality of our loan marketplace.

Corporate History

We were incorporated in Delaware in August 2006 under the name IOU Central Inc. Prior to December 2008, we were a wholly-owned subsidiary of IOU Canada and we had limited operations. During 2008, the management of IOU Canada determined to shift the focus of operations from Canada to the United States. Accordingly, on December 11, 2008, we entered into an asset purchase agreement with IOU Canada pursuant to which we acquired substantially all of the intellectual property of IOU Canada in exchange for 8,673,484 shares of our common stock. As of March 31, 2009, IOU Canada owned approximately 93.8% of our outstanding common stock.

We have not commenced live operation of our loan marketplace in the United States and will not be able to do so until the registration statement of which this prospectus forms a part is declared effective by the SEC. Based on our current expectations, we plan to commence live operation of our loan marketplace in the summer of 2009.

Marketing

Our goal is to brand IOU Central as an online loan marketplace that connects borrowers with lenders in a friendly, anonymous and secure environment where interest rates are established through supply and demand. Our marketing efforts are designed to promote this goal by building brand awareness, attracting and registering borrowers and lenders to and on our loan marketplace, and promoting loyalty. Our marketing efforts are also designed to communicate our proprietary search, bid and fund features and the ease of use and functionality of our loan marketplace.

Our advertising blueprint includes several different sources of media, including long lead media (magazine), short lead press (press releases), short lead outreach (e.g., launch announcement reviews and feature stories), broadcast media and online media. Our advertising blueprint also includes a plan to actively participate on social networking websites, such as LinkedIn, Facebook and Twitter.

Our advertising blueprint also includes daily monitoring of the usage of our loan marketplace, including, among others, visitor-to-registered borrower or lender conversion and number of pages visited. We believe that collecting this data will help us to increase our conversion rate while making our loan marketplace more efficient and user-friendly. We will test graphics, layout alternatives and screen elements to help us customize our loan marketplace to meet our registered borrowers’ and lenders’ needs.

We also plan to capitalize on the success and positive press received by our competitors to generate significant long and short lead trade and consumer (social) coverage for the launch of live operation of our loan marketplace.

For the fiscal year ended December 31, 2008, we spent approximately $11,000 on sales and marketing, the majority of which was spent in connection with the development of our marketing strategy.

Technology

We plan to continuously monitor the performance and availability of our loan marketplace. Our system hardware is hosted in multiple hosting facilities located in San Francisco, California and New York City, New York, owned and operated by GoGrid. All of our data is redundantly stored in multiple geographic locations to ensure data availability in the event a particular data center fails. Each facility provides around-the-clock security personnel and video surveillance and is serviced by onsite electrical generators, and fire detection and suppression systems. Each facility has multiple interconnects to the Internet.

Our application is executed on GoGrid virtual machines that provide a secure and scalable environment. Security within the GoGrid virtual machines is provided on multiple levels, including the operating system, or OS, of the host system, the virtual instance operating system (or guest OS), a stateful firewall, and signed API calls. Different instances running on the same physical machine are isolated from each other using Xen Hypervisor technology. Scalability is provided by allowing more GoGrid machines to be added on demand, together with other standard techniques such as load-balancing and caching.

We have contracted with a third party loan servicer to take over our loan servicing obligations if we are unable to do so. The third party is a financial services company with extensive experience with successor loan servicer agreements. The third party will provide monthly investor reports on our loan servicing activity that will be available to all registered lenders. These monthly reports will also provide an independent checks and balances system for our own accounting platform.

Scalability

Our loan marketplace is highly scalable because it does not contain any single point of processing that might restrict or reduce the capacity of the overall system. Our loan marketplace is designed as a collection of many small symmetrical servers capable of replacing each other with no strict dependency between them. This design allows us to either scale up either by deploying one, or a limited number, of our servers and configuring them to take advantage of the machine they run on, or deploying a large number of servers and configuring them to run on lightweight machines. Our online deployment employs a fast load balancer as a reverse proxy for all the machines containing the actual symmetrical servers, which allows us to intercept end user requests and route them to the least busy server. In addition, the GoGrid infrastructure allows us to seamlessly add and remove computing nodes to promptly adapt to the number of registered users in our loan marketplace.

Data Integrity and Security

All data received from end users or from our business counterparties are transported in a secure manner. For example, we only expose data or actions pages of our application in SSL mode. We have received an SSL certificate from Verisign, Inc. For communication with our banking counterparties, we require an encrypted SFTP connection that is allowed from and to specific IP addresses only.

GoGrid’s network infrastructure provides significant protection against distributed denial of service attacks, man in the middle attacks, IP spoofing and port scanning. The servers are protected by firewalls, intrusion detection systems, active blocking of attacks and strong password access only. Our technical staff can only access data and code that is required to do their jobs.

Access to our registered users’ data is provided via web interface using our internal Customer Management System and Loan Management System, or CMS/LMS. The CMS/LMS is role based, meaning that each employee has access to only what they require to successfully perform their jobs. All user operations are logged and monitored.

Application data are stored in secured manner and all sensitive information is encrypted before being recorded in the database making it impossible to read it in the clear. The application database is regularly backed up and database snapshots are stored in an encrypted form using GoGrid Backup & Disaster Recovery services.

Fraud detection

We consider fraud detection to be of utmost importance to the successful operation of our business and we employ commercially available licensed technology to prevent and detect fraud. We also use services from third party vendors for user identification, credit checks, and OFAC compliance. In cases where prospective borrowers’ and lenders’ addresses cannot be verified by a third-party independent database, we flag those files for manual review by our fraud detection team which conducts in-depth investigations, including, but not limited to, phone interviews with prospective borrowers and lenders.

Research and Development

We have made substantial investment in software and website development and we expect to continue or increase our level of investment as part of our strategy to continually improve our loan marketplace. We have outsourced our usability testing and technical competitive analysis to an independent third party firm. This independent firm was not part of the initial construction of our loan marketplace and therefore is able to provide us with an unbiased opinion.

We have a dedicated lead software developer who overseas our technology needs and leads our software and development efforts.

Competition

The market for peer-to-peer lending space is competitive and rapidly evolving. We believe the following are the principal competitive factors in our space:

•	pricing and fees;

•	website attractiveness;

•	borrower full funding rates and lender returns;

•	user experience, including functionality and ease of use;

•	security and trustworthiness; and

•	effective branding.

Our competitors in the peer-to- peer lending space include LendingClub, Prosper Marketplace and Virgin Money. Some of our competitors focus on a broader range of borrowers than we do, including sub-prime borrowers. Our exclusive focus is borrowers with a higher propensity to repay the debt.

We also face competition from major banking institutions, credit unions, credit card issuers and other consumer finance companies. We may also face future competition from new companies entering our space, which may include large, established companies, such as eBay, Google or Yahoo!. These companies may have significantly greater financial, technical, marketing and other resources than we do, and may be able to devote greater resources to the development, promotion, sale and support of their consumer lending platforms. These potential competitors may also be in a stronger position to respond quickly to new technologies, may be able to undertake more extensive marketing campaigns, and may have more extensive potential borrower bases than we do. In addition, these potential competitors may have longer operating histories and greater name recognition than we do. Furthermore, if one or more of our competitors were to merge or partner with another of our competitors or a new entrant in our space, the change in competitive landscape could adversely affect our ability to compete effectively.

Intellectual Property

Our intellectual property rights are important to our business. We rely on a combination of copyright, trade secret, trademark, patent and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. “IOU Central” and “Where People Lend to People” are our registered trademarks in the United States and Canada and we are currently investigating the possibility of filing provisional patent applications for several features of our loan marketplace.

Although the protection afforded by copyright, trade secret, trademark and patent law, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage:

•	the technological skills of our software and website development personnel; and

•	the broad experience of our senior management in the financial services arena; and

•	our expected high levels of registered user satisfaction.

Our competitors may develop products that are similar to our technology. For example, our legal agreements may be copied directly from our website by others. We enter into confidentiality and other written agreements with our employees, consultants and partners, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and information. Despite our efforts to protect our proprietary rights, third parties may, in an authorized or unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as our solution. Policing all unauthorized use of our intellectual property rights is nearly impossible. Therefore, we cannot be certain that the steps we have taken, or will take in the future, will prevent misappropriations of our technology or intellectual property rights.

Our payment processing system is proprietary and we are not dependent on outside services or vendors for this service.

Employees

As of December 31, 2008, we employed four full-time employees. Of these employees, one was in sales and marketing, one was in customer service and collections, one was in compliance and credit and one was in general and administration.

In addition, we have entered into a consulting agreement with Robert Bialek, our lead software developer. We also intend to enter into a consulting agreement with IOU Canada, which will provide some of our research and development services, including certain administrative and accounting functions. None of our employees are represented by labor unions. We have not experienced any work stoppages and believe that our relations with our employees are good.

Facilities

Our corporate headquarters which house our customer service, credit policy, compliance, collections, servicing, and sales and marketing departments are located in Kennesaw, Georgia, where we own our workstations, desks, conference rooms and hardware. We lease our office space in Kennesaw, Georgia pursuant to a lease that will expire on November 30, 2009. We believe our current facilities are adequate to meet our current needs, have the ability to request additional space as needed, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

We are not currently subject to any material legal proceedings. We are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us.

GOVERNMENT REGULATION

Overview

The consumer loan industry is highly regulated. IOU Central, and the registered borrower loans made through our loan marketplace, are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities. These authorities impose obligations and restrictions on our activities and the registered borrower loans made through our loan marketplace. In particular, these rules limit the fees that may be assessed on the registered borrower loans, require extensive disclosure to, and consents from, our registered users, prohibit discrimination and impose multiple qualification and licensing obligations on IOU Central. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of the loan contracts, individual and class action lawsuits, administrative enforcement actions and civil and criminal liability. While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations. However, these rules and regulations are subject to continuous change and a material change could have an adverse effect on our compliance efforts and ability to operate.

Licensing and Consumer Protection Laws

State Licensing Requirements

We are a licensed lender in most states that require a lending license. We are not licensed in Delaware, Hawaii, Indiana, Maine, and Nevada. State licensing statutes impose a variety of:

•	recordkeeping requirements;

•	restrictions on loan origination and servicing practices, including limits on finance charges and fees;

•	disclosure requirements;

•	examination requirements;

•	surety bond and minimum net worth requirements;

•	financial reporting requirements;

•	notification requirements for changes in principal officers, stock ownership or corporate control;

•	restrictions on advertising; and

•	review requirements for loan forms.

The statutes also subject us to the supervisory and examination authority of state regulators in certain cases.

State Usury Limitations

As a lender that is required to be licensed by, or registered with, the regulators of those states into which we will make registered borrower loans, we will be subject to different usury limitations in each jurisdiction. These limitations are subject to change by the state legislatures and those changes may affect our ability to continue operations in a state where the usury or other fee limitations make the loan marketplace not viable.

State Disclosure Requirements and Other Substantive Lending Regulations

We also are subject to state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices. Our ongoing compliance program seeks to comply with these requirements.

Truth in Lending Act

The Truth in Lending Act, or TILA, and Regulation Z, which implements it, require lenders to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. These rules apply to the IOU Central as the lender for registered borrower loans originated on our loan marketplace. For closed-end credit transactions of the type provided through our loan marketplace, these disclosures include providing the amount financed, an itemization of the amount financed, the finance charge, the annual percentage rate, the payment schedule, the total of payments, and additional required disclosures. The creditor must provide the disclosures before the loan is closed. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and the treatment of credit balances. Our loan marketplace provides registered borrowers with a TILA disclosure at the time a registered borrower posts a registered borrower loan request on our loan marketplace. If the registered borrower’s request is not fully funded and the registered borrower chooses to accept a lesser amount offered, we provide an updated TILA disclosure. We also seek to comply with TILA’s disclosure requirements related to credit advertising.

Equal Credit Opportunity Act

The federal Equal Credit Opportunity Act, or ECOA, prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, or the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants and from making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. These requirements apply to lenders such as IOU Central that regularly participate in a credit decision. Registered lenders may also be subject to the ECOA in their capacity as purchasers of Notes if they are deemed to regularly participate in credit decisions. We seek to comply with ECOA’s provisions prohibiting discouragement and discrimination in the underwriting of registered borrower loans on our platform. As further measures, registered borrowers are instructed not to provide the type of information that creditors are not permitted to request from applicants under the ECOA and the Lender Registration and Bidding Agreement requires registered lenders to comply with the ECOA in their selection of registered borrower loans they designate for funding.

The ECOA also requires creditors to provide consumers with timely notices of adverse action taken on credit applications. We provide prospective borrowers who apply for a loan through our loan marketplace but are denied credit with a combined adverse action notice that complies with the ECOA’s requirements and the requirements of the federal Fair Credit Reporting Act (see also below regarding “Fair Credit Reporting Act”).

Fair Credit Reporting Act

The federal Fair Credit Reporting Act, or FCRA, promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer report, and requires any person who furnishes information to a consumer reporting agency to refrain from furnishing any information the person knows, or has reasonable cause to believe, is inaccurate, and to update or correct any previously furnished information that the person determines is not complete or accurate after it has been furnished to a consumer reporting agency. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a consumer report. Effective November 1, 2008, creditors must also develop and implement an identity theft prevention program for combating identity theft in connection with new and existing accounts. We have a permissible purpose for obtaining consumer reports on registered borrowers and we also obtain written instructions from registered borrowers to obtain such reports. As the servicer for the registered borrower loans, we also have procedures in place to accurately report registered borrower loan payment and delinquency information to consumer reporting agencies. Finally, we provide a combined ECOA/FCRA adverse action notice to a declined registered borrower at the time the registered borrower is declined. The combined notice includes the disclosures required by the ECOA and FCRA. We have also developed and implemented an identity theft prevention program.

Fair Debt Collection Practices Act

The federal Fair Debt Collection Practices Act, or FDCPA, provides guidelines and limitations on the conduct of third-party debt collectors in connection with the collection of consumer debts. The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection. While the FDCPA applies to third-party debt collectors, debt collection laws of certain states impose similar requirements on creditors who collect their own debts. The Lender Registration and Bidding Agreement prohibits registered lenders from attempting to directly collect on the registered borrower loans. Actual collection efforts in violation of the Lender Registration and Bidding Agreement are unlikely given that registered lenders do not learn the identity of registered borrowers. We have contracted with a professional third-party debt collection agency, the Collection Bureau of Hudson Valley, to collect delinquent accounts. The Collection Bureau of Hudson Valley is required to comply with the FDCPA in collecting delinquent accounts of our registered borrowers.

Privacy and Data Security Laws

The federal Gramm-Leach-Bliley Act, or GLBA, regulates the collection, use and disclosure of nonpublic personal information about a consumer to non-affiliated third parties and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with non-affiliated entities, as well as to safeguard customer information. A number of states have enacted similarly privacy and data security laws requiring safeguards to protect the privacy and security of consumers’ personally identifiable information and to require notification to affected customers in the event of a security breach. We have a detailed Privacy Policy, which complies with GLBA and is accessible from every page of our website. We maintain registered borrowers’ and lenders’ personal information securely, and do not sell, rent or share such information with third parties for marketing purposes. In addition, we take a number of measures to safeguard the personal information of our registered users and protect against unauthorized access.

Servicemembers Civil Relief Act

The federal Servicemembers Civil Relief Act, or SCRA, allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties. The SCRA requires us to adjust the interest rate of registered borrowers who qualify for and request relief. If a registered borrower with an outstanding registered borrower loan is called to active military duty and can show that such military service, we will reduce the interest rate on the loan to 6.0% for the duration of the registered borrower’s active duty. During this period, a holder of a Note that is dependent for payment on such a registered borrower loan will not receive the difference between 6.0% and the interest rate of the Note held by the registered lender.

Other Regulations

Electronic Fund Transfer Act and NACHA Rules

The federal Electronic Fund Transfer Act, or EFTA, and Regulation E, which implements it, provides guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts. In addition, transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association, or NACHA. Most transfers of funds in connection with the origination and repayment of the registered borrower loans and bidding are expected to be performed by ACH. We obtain necessary electronic authorization from registered users for such transfer in compliance with such rules. Transfers of funds through the loan marketplace are executed by Wachovia Bank, N.A. and conform to the EFTA, its regulations and NACHA guidelines.

Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act

The federal Electronic Signatures in Global and National Commerce Act, or ESIGN, and similar state laws, particularly the Uniform Electronic Transactions Act, or UETA, provide that agreements cannot be denied legal effect because they are in electronic form or an electronic signature was used in their formation. For those disclosures that federal law requires be provided in writing, ESIGN permits such disclosures to be provided electronically if certain disclosures related to the electronic record are first provided to the consumer and the consumer consents to the use of electronic records. UETA determines the parties’ consent to the use of electronic records from the parties’ conduct and the circumstances surrounding the transaction. When a prospective borrower or lender registers on our loan marketplace, we obtain his, her or its consent to transact business electronically and maintain electronic records in compliance with ESIGN and UETA requirements.

Bank Secrecy Act

In cooperation with Wachovia Bank, N.A., we implement the various anti-money laundering and screening requirements of applicable federal law. With respect to new registered borrowers, we apply the customer verification program rules and screens names against the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act, or BSA, and its implementing regulation. We also have an anti-money laundering policy and procedures in place to voluntarily comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA.

New Laws and Regulations

From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of consumer lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our novel business model. For example, if we identify any states in which additional licensing or registration is required, we intend to proceed with such additional licensing or registration in the affected state. If any state asserts jurisdiction over our business in a manner that we did not expect, we will consider whether to challenge the assertion or proceed with licensing or registration in the affected state. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business. As a consequence of the extensive regulation of commercial lending in the United States, our business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business.

Foreign Laws and Regulations

We do not permit non-U.S. residents to register on our loan marketplace and do not operate outside the United States. We are, therefore, not subject to foreign laws or regulations.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth information regarding our executive officers, directors and key employees as of December 31, 2008:

Name	Age	Position(s)
Executive Officers and Directors:
Philippe Marleau	35	Director and Chief Executive Officer
Robert Gloer	37	Director and President
Mitchell Narvett	41	Secretary and Vice President of Credit and Compliance
Madeline Wade	32	Treasurer and Vice President of Operations

Key Employees and Consultants:
Barry Coleman	30	Vice President of Marketing
Robert Bialek	33	Consultant

Executive Officers and Directors

Philippe Marleau

Mr. Marleau is our founder and has served as Chief Executive Officer and Director since September 2006. In addition, Mr. Marleau currently serves as Chief Executive Officer of IOU Canada and is a principal and director of Palos Capital Corporation. From March 2000 to August 2004, Mr. Marleau served as Vice President, Equity Research for Merrill Lynch (which was recently acquired by Bank of America). Prior to March 2000, Mr. Marleau held various positions with financial services firms, including Credit Suisse First Boston and Scotia Capital. Mr. Marleau currently serves as a director of GC-Global Capital Corp. and MCO Capital Inc., both which are reporting issuers on the TSX Venture Exchange in Canada. He also serves as a director of numerous private companies. Mr. Marleau is a Chartered Financial Analyst (CFA) and received his Bachelor’s Degree in Engineering from McGill University in 1996.

Robert Gloer

Mr. Gloer has served as Director and President since December 2008. From May 1999 to March 2008, Mr. Gloer worked for First Franklin Financial Corporation, a subsidiary of Merrill Lynch (prior to its acquisition by Bank of America), serving in multiple positions including Underwriting Manager, Operations Manager, Vice President-Branch Manager, Senior Vice President of Southeast Region and Director of East Region. From April 1991 to May 1999 Mr. Gloer held various positions with bankcard services at Barnett Bank in Jacksonville, FL, consumer finance at Fleet Finance, loan underwriting at Equicredit and SVP of loan administration for Credit Depot, a wholesale mortgage firm. Mr. Gloer also served on the Strategy Committee, Product Innovation Board, Branch Standardization Team and Process Innovation Team for First Franklin Financial Corporation.

Mitchell Narvett

Mr. Narvett has served as our Secretary and Vice President of Credit and Compliance since December 2008. From December 2004 to March 2008, Mr. Narvett worked for First Franklin Financial Corporation, a subsidiary of Merrill Lynch (prior to its acquisition by Bank of America), serving in multiple positions including Vice President-Branch Manager of Wholesale Mortgage Originations for the Kennesaw, Georgia branch and Regional Vice President of Operations for the Southeast Region. From April 2002 to December 2004, Mr. Narvett served as Director of Operations for the Bohan Group, an underwriting contracting and due diligence firm. Prior to 2002, Mr. Narvett held various management positions in the financial services industry. Mr. Narvett received his Bachelor’s Degree in Business Administration from Pennsylvania State University.

Madeline Wade

Ms. Wade has served as our Treasurer and Vice President of Operations since December 2008. From October 2005 to March 2008, Ms. Wade worked for First Franklin Financial Corporation, a subsidiary of Merrill Lynch (prior to its acquisition by Bank of America), serving in multiple positions including Automated Underwriting

Trainer and Support, Level II Underwriter and Loan Account Manager. From October 2002 to September 2005, Ms. Wade served as Deal Manager and Underwriter for Bayrock Mortgage Corporation, a wholesale mortgage company. Prior to 2002, Ms. Wade held various positions in financial services firms. Ms. Wade received her B.A. Degree from Louisiana State University. Ms. Wade is also a member of the American Business Women’s Association.

Key Employees and Consultants

Barry Coleman

Mr. Coleman has served as our Vice President of Marketing since December 2008. From March 2008 to December 2008, Mr. Coleman worked for Colonial Bank, a regional full service bank, serving as Vice President of the Association Services Department for the State of Georgia. From December 2003 to December 2007, Mr. Coleman worked for First Franklin Financial Corporation, a subsidiary of Merrill Lynch (prior to its acquisition by Bank of America), serving in multiple positions including Account Executive and Sales Manager. Mr. Coleman was also a member of the First Franklin Advisory Council. From January 2001 to December 2003, Mr. Coleman worked for Znet Financial, a retail mortgage broker/lender, as Loan Originator and Manager of the Lending Tree Division. Mr. Coleman received his Bachelor’s Degree in Business Administration from Kennesaw State University.

Robert Bialek

Mr. Bialek has served as our lead software developer pursuant to a consulting agreement since March 2009. Previously, Mr. Bialek was a consultant to IOU Canada. Mr. Bialek has more than 10 years of experience in software development, system administration and design. Prior to serving as a consultant to us, Mr. Bialek was founder and Chief Executive Officer of a person-to-person lending company based in Copenhagen. Prior to that, Mr. Bialek held a number of IT positions at different institutions, including as software developer at the Nordic Cochrane Centre, system administrator at Hellerup Textil Seminarium and as research assistant at the University of Copenhagen. Mr. Bialek received his Ph.D. and a Master’s Degree in Computer Science from the University of Copenhagen, and he holds a Graduate Diploma in Business Administration, Informatics and Management Accounting from the Copenhagen Business School.

Board Composition and Election of Directors

Our board of directors currently consists of two members, both of whom were elected as directors pursuant to the terms of a voting rights agreement entered into among certain of our stockholders. The board composition provisions of our voting rights agreement will continue following the date of this prospectus. Holders of the Notes offered through our loan marketplace will have no ability to elect or influence our directors or approve significant corporate transactions, such as a merger or other sale of our company or its assets.

There are no family relationships among any of our directors or executive officers.

Director Independence

Because our common stock is not listed on a national securities exchange, we are not required to maintain a board of directors consisting of a majority of independent directors or to maintain an audit committee, nominating committee or compensation committee consisting solely of independent directors. Our board of directors has not analyzed the independence of our directors under any applicable stock exchange listing standards. Holders of the Notes have no ability to elect or influence our directors.

Board Committees

Nominating Committee and Compensation Committee

We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act. Therefore, we are not required to have a nominating or compensation committee comprised of independent directors. We currently do not have a standing nominating or compensation committee and accordingly, there are no charters for such committees. We believe that standing nominating or compensation committees are not necessary and that our directors collectively have the requisite background, experience, and knowledge to fulfill any limited duties and obligations that a nominating or compensation committee may have.

Audit Committee and Audit Committee Financial Expert

We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act. Therefore, we are not required to have an audit committee comprised of independent directors. We currently do not have an audit committee and accordingly, there is no charter for such committee. Our board of directors performs the functions of an audit committee. We believe that our directors collectively have the requisite financial background, experience, and knowledge to fulfill the duties and obligations that an audit committee would have, including overseeing our accounting and financial reporting practices. In addition, we do not believe that it is necessary at this time to search for a person who would qualify as an audit committee financial expert.

Director Compensation

During the year ended December 31, 2008, none of our directors received any compensation for service as a member of our board of directors.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation. Our amended and restated certificate of incorporation and bylaws limit the liability of directors to the fullest extent under applicable law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•

any act or omission not in good faith, believed to be contrary to the interests of the corporation or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•	any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws also provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•

we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to, among other things, indemnify such persons for all direct costs of any type or nature, including, without limitation, attorneys’ fees actually and reasonably incurred by such person in connection with the investigation, defense or appeal of: (i) any proceeding to which such person may be made a party by reason of (a) such person’s service as a director or officer of IOU Central, (b) any action taken by such person while acting as director, officer, employee or agent of IOU Central, or (c) such person’s actions while serving at the request of IOU Central as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described in clauses (a) through (c) above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or (ii) establishing or enforcing a right to indemnification under the agreement.

Under these agreements, we are not obligated to provide indemnification: (i) on account of any proceeding with respect to (a) remuneration paid to such person in violation of law, (b) an accounting, disgorgement or repayment of profits made from the purchase or sale by such person of securities of IOU Central against such person pursuant to the provisions of Section 16(b) of the Exchange Act, or other provisions of any federal, state or local statute or rules and regulations thereunder, (c) conduct that was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination), or (d) conduct that constitutes a breach of such person’s duty of loyalty or resulting in any personal profit or advantage to which such person is not legally entitled; (ii) for any proceedings or claims initiated or brought by such person not by way of defense; (iii) for any amounts paid in settlement without our written consent; or (iv) if such indemnification would be in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act, or in any registration statement filed with the SEC. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

In addition, we maintain a general liability insurance policy and we have applied for directors’ and officers’ liability insurance that, if obtained, is expected to cover certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation earned during the year ended December 31, 2008 by each person serving during the fiscal year ended December 31, 2008 as our principal executive officer or other executive officer, who we collectively refer to as our “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)(2)	Bonus ($)	All Other Compensation ($)(3)	Totals ($)
Philippe Marleau Chief Executive Officer, Founder and Director	2008	57,548	—	—	57,548

Robert Gloer President and Director	2008	1,625	—	10,944	12,569

Mitchell Narvett Vice President of Credit and Compliance	2008	1,625	—	4,477	6,102

Madeline Wade Vice President of Operations	2008	1,625	—	4,975	6,600

(1)	Reflects salary earned by our named executive officers from December 11, 2008, the date on which we began paying salaries to our named executive officers, through December 31, 2008. The current base salary of each of our named executive officers is $78,000 per year.
(2)	With respect to Mr. Marleau, includes salary earned by Mr. Marleau and paid by IOU Canada prior to our acquisition of substantially all of the intellectual property of IOU Canada on December 11, 2008.
(3)	Reflects stock and warrant compensation realized by our executive officers from December 11, 2008, through December 31, 2008.

Employment Agreements

We have not entered into employment agreements with any of our named executive officers.

Outstanding Equity Awards at Fiscal Year End

We do not have an equity incentive plan and accordingly, have not granted equity-based awards to any of our named executive officers or other employees.

Change in Control Arrangements

We do not have any change in control arrangements with any of our named executive officers.

TRANSACTIONS WITH RELATED PERSONS

Since our inception, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Participation in the IOU Central Platform

From time to time, we may participate in the loan marketplace as a registered lender. Although we have no obligation to do so, we may fund portions of registered borrower loan requests. In addition, our directors, executive officers or other employees may participate as registered lenders in our loan marketplace. As of the date of this prospectus, neither we nor any of our directors, executive officers or other employees are participating as registered lenders in our loan marketplace.

Private Placement of Securities and Stock Split

Common Stock

Between September 13, 2006 and May 15, 2008, we issued an aggregate of 552 shares of our common stock to IOU Canada at a price of $500 per share, for total cash proceeds to us of approximately $276,000 before transaction expenses. Prior to December 2008, we were a wholly-owned subsidiary of IOU Canada and we had limited operations. During 2008, the management of IOU Canada determined to shift the focus of operations from Canada to the United States. Philippe Marleau, our Founder, Chief Executive Officer and Director, is the Chief Executive Officer of IOU Canada. Mr. Marleau, Marleau Capital Corporation, or Marleau Capital, and Palos Capital Pool, LP, or Palos Capital Pool, own approximately 7.5%, 43.0% and 9.4% of IOU Canada, respectively. The general partner of Palos Capital Pool is Palos Management Inc., a wholly owned subsidiary of Palos Capital Corporation. Mr. Marleau owns 33.3% of Marleau Capital, and Marleau Capital owns 50.0% of Palos Capital Corporation. Hubert Marleau and Charles Marleau, Mr. Marleau’s father and brother, respectively, own the remaining 66.6% of Marleau Capital.

On December 11, 2008, our board of directors and sole shareholder approved a 2,273-for-one share split.

On December 11, 2008, we issued an aggregate of 136,364 shares of our common stock to certain of our executive officers and key employees, at a price of $0.22 per share, for total cash proceeds to us of approximately $30,000 before transaction expenses. 66,667 shares were issued to Robert Gloer, 30,303 shares were issued to Madeline Wade, 27,273 shares were issued to Mitchell Narvett, and 12,121 shares were issued to Barry Coleman.

From January 1, 2009 to May 12, 2009, we raised approximately $306,000 through the issuance of shares of our common stock.

Warrants

On December 11, 2008, we issued warrants to purchase up to an aggregate of 4,118,570 shares of our common stock to certain of our executive officers and key employees, at an exercise price of $0.22 per share. A warrant to purchase 2,013,523 shares of common stock was issued to Robert Gloer, a warrant to purchase 915,238 shares of common stock was issued to Madeline Wade, a warrant to purchase 823,714 shares of common stock was issued to Mitchell Narvett, and a warrant to purchase 366,095 shares of common stock was issued to Barry Coleman.

The warrants are exercisable as follows:

•

commencing on the first anniversary of the issuance date of the warrant and provided that the holder of the warrant continues to be employed by IOU Central, the warrant will be exercisable for that number of shares of common stock equal to the product obtained by multiplying (i) 50% of the total number of shares of common stock issuable upon exercise of the warrant, by (ii) a fraction, the numerator of which is the dollar amount IOU Central receives from outside investors during the first three month period following the issuance date of the warrant, up to a maximum amount of $500,000, and the denominator of which is $500,000; and

•

commencing on the second anniversary of the issuance date of the warrant and provided that the holder of the warrant continues to be employed by IOU Central, the warrant will be exercisable for that number of shares of common stock equal to the product obtained by multiplying (i) 50% of the total number of shares of common stock issuable upon exercise of the warrant, by (ii) a fraction, the numerator of which is the dollar amount IOU Central receives from outside investors during the second three month period following the issuance date of the warrant plus the dollar amount in excess of $500,000 raised from outside investors during the first three month period following the issuance date of the warrant, up to a maximum of $500,000, and the denominator of which is $500,000.

In the event the holder of the warrant is terminated by IOU Central without cause or resigns for good reason (in each case as defined in the warrant), the employment requirements will be deemed satisfied and the holder will be entitled to exercise the warrant in accordance with the terms described above.

The warrants contain a net exercise provision pursuant to which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of common stock based on the fair market value of our common stock at the time of exercise of the warrant after deducting the aggregate exercise price. The warrants also contain provisions for the adjustment of the exercise price and the aggregate number of shares of common stock issuable upon exercise of the warrants in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations. The warrants will terminate on December 11, 2013.

Asset Purchase Agreement with IOU Canada

On December 11, 2008, we entered into an asset purchase agreement with IOU Canada pursuant to which we acquired substantially all of the intellectual property of IOU Canada for aggregate consideration of approximately $1.9 million. We paid the consideration to IOU Canada in the form of 8,673,484 shares of our common stock at $0.22 per share. Philippe Marleau, our Founder, Chief Executive Officer and Director, is the Chief Executive Officer of IOU Canada. Mr. Marleau, Marleau Capital and Palos Capital Pool own approximately 7.5%, 43.0% and 9.4% of IOU Canada, respectively. The general partner of Palos Capital Pool is Palos Management Inc., a wholly owned subsidiary of Palos Capital Corporation. Mr. Marleau owns 33.3% of Marleau Capital, and Marleau Capital owns 50.0% of Palos Capital Corporation. Hubert Marleau and Charles Marleau, Mr. Marleau’s father and brother, respectively, own the remaining 66.6% of Marleau Capital.

Voting Agreement

In connection with the issuance of shares of our common stock to certain of our executive officers and key employees and the asset purchase agreement described above, we entered into a voting agreement with all of the holders of our common stock. Pursuant to the voting agreement, all of the holders of our common stock have agreed to exercise their voting rights so as to elect Philippe Marleau and Robert Gloer to our board of directors.

Indemnification Agreements

Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers. For more information regarding these agreements, see “Management — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements.”

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2009, by:

•	each of our directors;

•	each of our named executive officers;

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of any option, warrant or conversion right that are immediately exercisable or exercisable within 60 days after December 31, 2008. All of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

Percentage ownership calculations are based on 10,584,686 shares of common stock outstanding as of March 31, 2009.

Beneficial ownership representing less than 1% is denoted with an asterisk (*). Except as otherwise indicated in the footnotes to the table below, addresses of named beneficial owners are in care of IOU Central Inc., 1255 Roberts Boulevard, Suite 116, Kennesaw, GA 30144.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Officers and Directors:
Philippe Marleau (1)	9,928,180	93.8%
Robert Gloer (2)	66,667	*
Madeline Wade (3)	30,303	*
Mitchell Narvett (4)	27,273	*
All directors and executive officers as a group (5)	10,052,423	95.0%

5% Stockholders:
IOU Canada (6)	9,928,180	93.8%

(1)	Mr. Marleau is deemed to indirectly own or control 9,928,180 shares of common stock, all of which are held by IOU Canada. Mr. Marleau is the Chief Executive Officer of IOU Canada and is deemed to share voting and investment power over the shares of common stock held by IOU Canada. In addition, Mr. Marleau, Marleau Capital and Palos Capital Pool own approximately 7.5%, 43.0% and 9.4% of IOU Canada, respectively. The general partner of Palos Capital Pool is Palos Management Inc., a wholly owned subsidiary of Palos Capital Corporation. Mr. Marleau owns 33.3% of Marleau Capital, and Marleau Capital owns 50.0% of Palos Capital Corporation. Hubert Marleau and Charles Marleau, Mr. Marleau’s father and brother, respectively, own the remaining 66.6% of Marleau Capital. Mr. Marleau disclaims beneficial ownership of the shares of common stock held by IOU Canada except to the extent of his pecuniary interest therein.
(2)	Excludes 2,013,523 shares of common stock issuable upon exercise of a warrant held by Mr. Gloer that is not exercisable within 60 days of March 31, 2008.
(3)	Excludes 915,238 shares of common stock issuable upon exercise of a warrant held by Ms. Wade that is not exercisable within 60 days of March 31, 2008.
(4)	Excludes 823,714 shares of common stock issuable upon exercise of a warrant held by Mr. Narvett that is not exercisable within 60 days of March 31, 2008.

(5)	Excludes 3,752,475 shares of common stock issuable upon exercise of warrants held by certain of our directors and executive officers that are not exercisable within 60 days of December 31, 2008.
(6)	Mr. Marleau is the Chief Executive Officer of IOU Canada and is deemed to share voting and investment power over the shares of common stock held by IOU Canada. Mr. Marleau disclaims beneficial ownership of the shares of common stock held by IOU Canada except to the extent of his pecuniary interest therein. The address for IOU Canada is 1, Place Ville-Marie, Montreal, Quebec H3B 4A9.

LEGAL MATTERS

The validity of the Notes we are offering will be passed upon by O’Melveny & Myers LLP.

EXPERTS

The financial statements of IOU Central Inc. as of December 31, 2008 and 2007, and for the years then ended, and for the period from inception (August 16, 2006) to December 31, 2008, included in this prospectus and registration statement, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph regarding our ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein and are included in reliance on such report given on the authority of such firms as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Balance sheets as of December 31, 2008 and 2007	F-3
Statements of Operations for the Years Ended December 31, 2008 and 2007 and for the Period from Inception (August 16, 2006) to December 31, 2008	F-4
Statements of Changes in Stockholders’ Equity and Comprehensive Income for the Years Ended December 31, 2008 and 2007 and for the Period from Inception (August 16, 2006) to December 31, 2008	F-5
Statements of Cash Flows for the Years Ended December 31, 2008 and 2007 and for the Period from Inception (August 16, 2006) to December 31, 2008	F-6
Notes to Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

Independent Auditors’ Report

To the Board of Directors and the Stockholders of

IOU Central Inc.

We have audited the accompanying balance sheets of IOU Central Inc. (a development stage company) as of December 31, 2008 and 2007 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and for the period from inception (August 16th, 2006) to December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IOU Central Inc. at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, and for the period from inception (August 16th, 2006) to December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that IOU Central Inc. will continue as a going concern. As more fully discussed in Note 2 to the financial statements, IOU Central Inc. is a development stage company with limited liquid assets and execution of its business plan is dependent upon raising future financing. This condition raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are described in the Liquidity section of Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

San Francisco, California

May 12, 2009.

IOU Central Inc. (A Development Stage Company)

Balance Sheets

	December 31,
	2008	2007
Assets
Current Assets
Cash	$79,070	$104,762
Prepaid expenses	786	—

Total Current Assets	79,856	104,762

Internal Use Software	577,079	49,975

Total Assets	$656,935	$154,737

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	173,179	7,050

Total Current Liabilities	173,179	7,050

Commitments and Contingencies

Stockholder’s Equity
Common Stock – 25,000,000 shares authorized, par value $0.001 per share; 10,064,544 and 1,022,850 shares issued and outstanding at December 31, 2008 and 2007 respectively	10,066	1,023
Paid in capital	2,520,100	1,212,650
Deficit accumulated during the development stage	(2,046,410)	(1,065,986)

Stockholders’ Equity	483,756	147,687

Total Liabilities and Stockholders’ Equity	$656,935	$154,737

See accompanying report of independent registered public accounting firm and notes to the financial statements.

IOU Central Inc. (A Development Stage Company)

Statements of Operations

	Year Ended December 31, 2008	Year Ended December 31, 2007	Period from Date of Inception (August 16, 2006) through December 31, 2008
Operating Expenses
General and administrative	$750,786	$959,517	$1,756,819
Sales and marketing	10,777	34,176	44,953
Engineering	218,861	25,777	244,638

Total Operating Expenses	980,424	1,019,470	2,046,410

Net Loss	$(980,424)	$(1,019,470)	$(2,046,410)

Net loss per share – basic and diluted	$(0.58)	$(1.38)	$(1.66)

Weighted Average Shares – basic and diluted net loss per share	1,674,162	736,539	1,229,491

See report of independent registered public accounting firm and notes to the financial statements.

IOU Central Inc. (A Development Stage Company)

Statements of Changes in Stockholders’ Equity

Since Inception (August 16, 2006) Through Years Ended December 31, 2008, 2007 and 2006

	Common Stock		Additional	Deficit Accumulated During the	Total
	Number of Shares	Par Value	Paid-In Capital	Development Stage	Stockholders’ Equity
Issuance of common stock for cash at inception (August 16, 2006)	681,900	$682	$149,318	$	$150,000
Capital contribution from Parent			10,796		10,796
Net loss for the period from August 10, 2006 through December 31, 2006				(46,516)	(46,516)

Balance, December 31, 2006	681,900	682	160,114	(46,516)	114,280
Issuance of common stock for cash	340,950	341	74,659		75,000
Capital contribution from Parent			977,877		977,877
Net loss for 2007				(1,019,470)	(1,019,470)

Balance, December 31, 2007	1,022,850	1,023	1,212,650	(1,065,986)	147,687
Issuance of common stock for cash	368,210	368	80,632		81,000
Share based compensation (excluding Parent costs)	—	—	22,386		22,386
Issuance of shares to Parent for software	8,673,484	8,675	(8,675)		—
Capital contribution from Parent			1,213,107		1,213,107
Net loss for 2008				(980,424)	(980,424)

Balance, December 31, 2008	10,064,544	$10,066	$2,520,100	$(2,046,410)	$483,756

See accompanying report of independent registered public accounting firm and notes to the financial statements.

IOU Central Inc. (A Development Stage Company)

Statements of Cash Flows

	Year Ended December 31, 2008	Year Ended December 31, 2007	Period from Date of Inception (August 16, 2006) through December 31, 2008
Cash Flows from Operating Activities
Net loss	$(980,424)	$(1,019,470)	$(2,046,410)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization and depreciation expense	226,308	2,714	229,022
Share-based compensation	32,874	302,347	335,221
Decrease (Increase) in assets and liabilities:
Prepaid expenses	(786)	—	(786)
Accounts payable and accrued liabilities	166,129	7,050	173,179

Net Cash used in Operating Activities	(555,899)	(707,359)	(1,309,774)

Net Cash from Investing Activities	—	—	—

Cash Flows from Financing Activities
Capital contributions from Parent	449,207	622,841	1,082,844
Proceeds from issuance of common shares	81,000	75,000	306,000

Net Cash provided by Financing Activities	530,207	697,841	1,388,844

Increase in Cash and Cash Equivalents	(25,692)	(9,518)	79,070

Cash at Beginning of Period	104,762	114,280	—

Cash at End of Period	$79,070	$104,762	$79,070

Non cash investing and financing transactions;

Parent company capital contribution of internal use software	$749,268	$49,975	$799,243

See accompanying report of independent registered public accounting firm and notes to the financial statements.

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

1. Organization, Nature of Operations and Basis of Presentation

IOU Central Inc. (“IOU Central”, “IOU Central Delaware”, “the Company”) was incorporated in the state of Delaware on August 16, 2006. IOU Central is a development stage company which intends to establish an online loan marketplace for peer-to-peer lending. The Company has not commenced principal operations or reported any revenue to date. IOU Central’s website will provide an online loan marketplace where people list and bid on loans. The Company will act as an agent and will facilitate the connection between prospective borrowers and lenders. Qualified registered borrowers will post loan requests in order to obtain personal loans in amounts ranging from $1,000 up to $25,000. The Company will provide registered lenders the opportunity to indirectly fund these loan requests by placing bids in amounts they are willing to commit, at interest rates they are willing to receive. A bid may be between $25 and the full amount of the corresponding loan request. Once a loan request is funded, through the purchase of the Company’s Borrower Payment Dependent Notes, the Company will handle all ongoing loan administration tasks, including loan servicing and collections on behalf of the registered lenders. IOU Central will generate revenue by collecting one-time fees from borrowers on funded loans and from loan servicing fees paid by registered lenders.

The accompanying financial statements reflect the activities of IOU Central Delaware and certain activities of its parent company, IOU Central, Inc (“Parent”, “IOU Canada”). IOU Canada was incorporated on August 10, 2006 and initially, the limited peer-to-peer lending activities were conducted through Parent. However, Parent ceased providing these services as a result of Canadian regulatory issues. On December 11, 2008, Parent transferred certain assets related to the peer-to-peer lending business to IOU Central Delaware. Thereafter the peer-to-peer lending business is intended to be conducted by IOU Central Delaware and the accompanying financial statements represent the peer-to-peer lending business of IOU Central Delaware as though the transfer of such assets and business activities of Parent had occurred upon inception.

The historical financial statements have been prepared on a “carve-out” basis to reflect the Parent’s peer-to-peer lending business activities in the accompanying financial statements. The historical financial statements have been prepared in accordance with Regulation S-X, Article 3, General instructions to financial statements, and Staff Accounting Bulletin Topic 1-B1, Costs reflected in historical financial statements (“SAB Topic 1-B1”). The accompanying historical statements include allocations of certain Parent expenses and assets including capitalized software purchased and developed for internal use, legal, regulatory, operating, marketing and other administrative costs. The expense and asset allocations have been determined on bases that the Company considers to be reasonable reflections of the utilization of services provided and the benefits received. The allocations and related estimates and assumptions are described more fully in Note 2, Significant Accounting Policies.

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

2. Significant Accounting Policies

Development Stage

IOU Central and its Parent have operated as a development stage enterprise since their inception by devoting substantially all of their efforts to planning, raising capital, obtaining lending licenses throughout the US and the development of the Company’s online loan marketplace. Accordingly, the financial statements of the Company have been prepared in accordance with the accounting and reporting principles prescribed by SFAS No. 7, Accounting and Reporting by Development Stage Enterprises.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These include, but are not limited to, the following: valuation allowance on deferred tax assets; valuation and amortization periods of our property; plant and equipment; stock-based compensation expense; and contingent liabilities. IOU Central bases its estimates on historical experience, to the extent available, and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Liquidity

As reflected in the accompanying financial statements, IOU Central has incurred net losses and negative cash flows from operations since inception, and has an accumulated deficit of approximately $2 million as of December 31, 2008. Since its inception, IOU Central and its Parent have financed development stage peer-to-peer lending operations through equity financing from various sources, including various related parties. The Company had $79,070 in cash and had negative working capital at December 31, 2008, and is dependent upon raising additional capital or debt financing to fund its current operating plan. The Company is presently raising financing and has entered into an engagement letter with an investment banking firm (Note 10) to assist in raising such financing.

Failure to raise sufficient financing and, ultimately, to achieve profitable operations and positive cash flows from operations could adversely affect the Company’s ability to achieve its business objectives and continue as a going concern. Further, there can be no assurances as to the availability or terms upon which the required financing and capital might be available. The Company’s financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern.

Cash and Cash Equivalents

Cash and cash equivalents represent cash held in banks.

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

Carve-Out of Parent Company Costs

The historical financial statements have been prepared on a “carve-out” basis to reflect the Parent’s peer-to-peer lending business activities in the accompanying financial statements. Since the Parent’s inception, substantially all of its operations have been devoted to developing the peer-to-peer lending business. As a result, the Company’s accompanying financial statements reflect not only the Company’s operating costs, but substantially all of the Parent’s operating costs since inception. The costs incurred by the Parent include legal, regulatory, operating, marketing and other administrative costs and costs to develop internal use software.

The Parent costs have been reflected in the Company’s respective asset or expense accounts and have been reflected as capital contributions. The carved-out costs and assets include the following:

	Year Ended December 31, 2008	Year Ended December 31, 2007	Period from Inception to December 31, 2008
Operating expenses:
Share-based compensation	$10,488	$302,347	$312,835
Depreciation	4,144	2,714	6,858
Cash compensation	449,207	622,841	1,082,844

Total	463,839	927,902	1,402,537

Internal use software:
Share-based compensation	505,310	—	505,310
Cash compensation	243,958	49,975	293,933

Total	749,268	49,975	799,243

Total Parent carve-out costs and asset capital contributions	$1,213,107	$977,877	$2,201,780

Certain Risks and Concentrations

As a peer-to-peer lender, IOU Central is subject to various regulatory requirements. The failure to appropriately identify and address these regulatory requirements could result in certain discretionary actions by regulators that could have a material effect on the Company’s financial position, results of operations and future prospects. When the Company commences revenue generating operations, it expects to encounter credit risk in addition to regulatory risk.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including cash approximate fair value due to their liquidity.

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

Internal Use Software and Website Development

IOU Central accounts for internal use software costs, including website development costs, in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, and Emerging Issues Task Force (EITF) No. 00-02, Accounting for Website Development Costs. In accordance with SOP No. 98-1 and EITF No. 00-02, the costs to develop software for the Company’s website and online loan marketplace are capitalized when management has authorized and committed project funding, preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended. Capitalized software development costs primarily include fees paid to outside consultants and salaries for employees directly involved in the development efforts.

Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. IOU Central capitalizes expenditures for betterments and expenses amounts for maintenance, repairs and renewals as they are incurred. Internal use software is stated at cost, less accumulated amortization and amortization commences once the asset is ready to be placed in service. Capitalized costs are amortized to expense using the straight-line method over their expected lives which presently approximates three years. The Company evaluates its software assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of software assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such software assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software asset. No such impairment was present at December 31, 2008 and 2007 respectively.

Transfer of Net Assets Between Entities Under Common Control

The Company accounts for the transfer of assets between entities under common control (i.e., between Parent and IOU Central) at the historical cost of the transferor.

Advertising and Promotional Expenses

Under the provisions of AICPA SOP 93-7, Reporting on Advertising Costs, the costs of advertising are expensed as incurred. Advertising costs were $9,500, $200 and $9,700 for the years ended December 31, 2008 and 2007, and for the period from inception to December 31, 2008, respectively.

Stock-Based Compensation

The Company accounts for its stock-based compensation for employees using fair-value-based accounting in accordance with SFAS No. 123R, Share-Based Payment (SFAS No. 123R). SFAS No. 123R requires companies to estimate the fair value of stock-based awards on the date of grant using an option-pricing model. The stock-based compensation related to awards that is expected to vest is amortized over the vesting term of the stock-based awards. Since its inception, IOU Central has entered into stock-based arrangements with employees and non-employees. The Company has issued common stock and restricted common stock to non-employees in exchange for both cash and services. Further, the Company has issued common stock, restricted common stock and performance based warrants to employees in exchange for both cash and services.

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

IOU Central accounts for awards issued to non-employees in accordance with the provisions of Emerging Issues Task Force (EITF) Issue No. 96-18, “ Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods, or Services”, which requires that equity awards be recorded at their fair value, and be re-measured each reporting period. Under SFAS No. 123R and EITF No. 96-18, the Company uses the measurement date fair value of its stock and, where appropriate, the Black-Scholes model to estimate the value of awards granted to non-employees at each vesting date to determine the appropriate charge to stock-based compensation.

Net Loss Per Share

IOU Central computes net loss per share in accordance with SFAS No. 128, Earnings Per Share (SFAS No. 128). Under SFAS No.128, basic net loss per share is computed by dividing net loss per share available to common shareholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities. Diluted earnings per share, if presented, would include the dilution that would occur upon the exercise or conversion of all potentially dilutive securities into common stock using the “treasury stock” and/or “if converted” methods as applicable. Due to the Company reporting a net loss for the year ended December 31, 2008 and for the period from inception to December 31, 2008, there is no calculation of fully-diluted earnings per share as all common stock equivalents are anti-dilutive.

Outstanding warrants to purchase up to an aggregate of 4,118,570 shares (225,675 shares on a weighted average outstanding basis) of our common stock for 2008 were excluded from the computation of diluted net loss per share because they were anti-dilutive.

On December 11, 2008, the Company affected a 2,273-for-1 stock split. The number of common shares and per share data has been adjusted retroactively to reflect the stock split.

Income Taxes

IOU Central utilizes the asset and liability method of accounting for income taxes as prescribed by Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that the deferred tax asset is expected to be realized or the deferred tax liability to be settled. The effect on deferred tax assets and liabilities of a change in tax rates is included in income from continuing operations for the period that includes the enactment date. Deferred assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carry forwards.

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

The Company’s Parent files a separate Canadian tax return. Parent costs have been allocated to the Company on the accompanying financial statements under SAB Topic 1-B1. However, since the tax attributes of such costs belong to the Parent and are reflected on the Parent’s separate Canadian tax return, they represent permanent differences for the Company.

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109), and prescribes a recognition threshold of more-likely-than-not to be sustained upon examination. Upon adoption of FIN 48, the Company’s policy to include interest and penalties related to gross unrecognized tax benefits within our provision for income taxes did not change. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position and results of operations.

Foreign Currency Remeasurement and Transactions

The functional currency of IOU Central is the U.S. Dollar (USD) and the functional currency of its Parent is the Canadian Dollar (CAD). The expenses allocated to IOU Central in the accompanying statement of operations under SAB Topic 1B-1 are remeasured in USD at the weighted average exchange rate prevailing during the year. The software capitalized for internal use allocated to IOU Central in the accompanying balance sheet was remeasured each month in USD at the prevailing average exchange rate for that respective month.

From the period from inception to December 31, 2008, there were no intercompany trading or investment balances subject to foreign currency remeasurement.

Adoption of New Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, Fair Value Measurements Effect of Recent Accounting Pronouncements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. However, on December 14, 2007, the FASB issued proposed FSP FAS 157-b which would delay the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This proposed FSP partially defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP. Effective for 2008, the Company will adopt SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in proposed FSP FAS 157-b. As of January 1, 2008, the adoption of SFAS No. 157 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of SFAS No. 115 (SFAS No. 159). SFAS No. 159 permits companies to choose to measure certain financial instruments and certain

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

other items at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings. SFAS No. 159 is effective for the Company beginning in the first quarter of fiscal year 2009, although earlier adoption is permitted. The Company intends to apply the provisions of SFAS No. 159 to the Notes and registered borrower loans issued on an instrument by instrument basis going forward.

3. Cash and Cash Equivalents

Cash consists entirely of cash held with insured financial institutions as of December 31, 2008 and 2007. No marketable securities or money market funds were held as of December 31, 2008 or December 31, 2007.

4. Internal Use Software

Internal use software consists of the following at December 31st:

	2008	2007
Internal use software	$799,243	$49,975
Less accumulated depreciation and amortization	(222,164)	—

Total internal use software, net	$577,079	$49,975

Amortization of internal use software for both the year ended December 31, 2008 and for the period from inception to December 31, 2008 was $222,164. There was no amortization in the year to December 31, 2007. The carve out depreciation expense on the Parent’s property and equipment for the years ended December 31, 2008 and 2007, and for the period from inception to December 31, 2008, was $4,144, $2,714 and $6,858 respectively.

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

5. Accounts Payable and Accrued Liabilities

As of December 31, 2008 and December 31, 2007, accounts payable and accrued liabilities consist of the following:

	2008	2007
Professional and compliance fees	$154,960	$7,000
Marketing	6,250	—
Other	11,969	50

	$173,179	$7,050

6. Founders and Related Party Transactions

Philippe Marleau is the Founder and Chief Executive Officer of the Company and its Parent. The Parent was initially funded by the Marleau Capital Corporation which is owned 33.3% by Philippe Marleau with the remainder owned by Marleau’s father and brother.

Other than as described in Note 7 Stockholders’ Equity, the Company did not enter into any transactions with related parties, other than employment agreements in the normal course of business, in the period from inception to December 31, 2008.

7. Stockholders’ Equity

As detailed below, the Parent and IOU Central entered into various share based transactions with employees and non-employees. As a privately-held development-stage company there is no active or quoted market for its shares. As such, the fair value of such share based transactions was determined at the respective measurement dates by reference to IOU Central’s sales of shares to third party arms length investors at or around the same time. If no third party equity transactions occurred at the same time, the Company determined the measurement date fair value of its equity instruments using a discounted cash flow model and comparable market multiples incorporating discount rates reflective of the Company’s early stage.

Equity Transactions of IOU Central

As of December 31, 2008, IOU Central is authorized to issue up to 25,000,000 shares of common stock at a par value of $0.001 per share. On December 11, 2008, the Company effected a 2,273-for-1 stock split. On that date, the Company changed the par value of Common stock from “No par value” to $0.001 per share. All references to the number of common shares, as well as per-share data in the accompanying financial statements and associated notes, have been adjusted to reflect the stock split, retroactively. Applying the effects of the stock split retroactively, as of December 31, 2007 and 2008, 1,022,850 and 10,064,544 shares of common stock were issued and outstanding respectively.

Capitalization by Parent

From the date of inception through December 31, 2006, IOU Central issued 681,900 shares of its common stock to its Parent, for consideration of $0.22 per share or $150,000. In October and

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

November 2007 the Company issued a further 340,950 shares of its common stock to its Parent, for consideration of $0.22 per share or $75,000. In April and May 2008 the Company issued a further 231,846 shares of its common stock to its Parent, for consideration of $0.22 per share or $51,000.

Transfer of Internally Developed Software

On December 11, 2008, IOU Central entered into an asset purchase agreement with its Parent, pursuant to which the Company acquired the software developed for internal use of IOU Canada for aggregate consideration of 8,673,484 shares of IOU Central’s common stock. However, since the costs incurred by the Parent in association with the development of such internal use software had already been recorded as assets on the Company’s accompanying financial statements as the software was developed (see “Equity Transactions of the Parent, Shares Issued to Non-Employees for Services” below), there was no accounting effect of the asset purchase agreement with the Parent.

Common Stock Issued to Employees

On December 11, 2008, IOU Central issued 136,363 shares of common stock at $0.22 per share or $30,000 to certain of its executive officers and key employees. The fair value of the common stock for accounting purposes was determined to be $0.28 based on transactions with third party investors at approximately the same time and, as such, compensation expense of approximately $8,000 was recorded on the issuance date.

Issuance of Warrants to Employees

On December 11, 2008, the Company issued warrants to purchase up to an aggregate of 4,118,570 shares of our common stock to certain of the Company’s executive officers and key employees, at an exercise price of $0.22 per share. The warrants are exercisable as follows:

•

commencing on the first anniversary of the issuance date of the warrant and provided that the holder of the warrant continues to be employed by IOU Central, the warrant will be exercisable for that number of shares of common stock equal to the product obtained by multiplying (i) 50% of the total number of shares of common stock issuable upon exercise of the warrant, by (ii) a fraction, the numerator of which is the dollar amount IOU Central receives from outside investors during the first three month period following the issuance date of the warrant, up to a maximum amount of $500,000, and the denominator of which is $500,000; and

•

commencing on the second anniversary of the issuance date of the warrant and provided that the holder of the warrant continues to be employed by IOU Central, the warrant will be exercisable for that number of shares of common stock equal to the product obtained by multiplying (i) 50% of the total number of shares of common stock issuable upon exercise of the warrant, by (ii) a fraction, the numerator of which is the dollar amount IOU Central receives from outside investors during the second three month period following the issuance date of the warrant plus the dollar amount in excess of $500,000 raised from outside investors during the first three month period following the issuance date of the warrant, up to a maximum of $500,000, and the denominator of which is $500,000.

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

In the event the holder of the warrant is terminated by IOU Central without cause or resigns for good reason (in each case as defined in the warrant), the employment requirements will be deemed satisfied and the holder will be entitled to exercise the warrant in accordance with the terms described above. The warrants will expire on December 11, 2013.

The fair value of the warrants was calculated using the Black-Scholes valuation model. The number of warrants expected to vest was calculated by assessing the probability that the performance criteria inherent in the terms of the warrants would be met, and to what extent. At December 31, 2008 it was deemed probable that 391,264 and 2,059,285 First and Second Tranche of warrants, respectively, would vest. The fair value of the 2,450,549 warrants determined to be probable to vest was approximately $322,000 and an expense of $14,000 was recognized in 2008. If the assessment of the probable number of warrants to vest does not change, the remaining $308,000 of aggregate expense would be recognized in 2009 and 2010. The following assumptions were used in determining the fair value of the warrants:

2008
Volatility of common stock	53.99%
Risk-free interest rate	1.11%
Expected life	3.25 years
Dividend yield	0%
Grant date fair value of stock	$0.28

As the Company’s shares are not publicly traded, the volatility of common stock assumption was based on an analysis of comparable companies. The risk-free rate is based on U.S. Treasury rates in effect during the corresponding period of grant. Given that IOU Central has no history of warrant exercises as no warrants are exercisable at December 31, 2008 the expected life is based on the simplified method as provided in SEC Staff Accounting Bulletin No. 110.

The aggregate intrinsic value of the warrants outstanding at December 31, 2008 is approximately $247,000 and the weighted average remaining contractual life is approximately 5 years.

Equity Transactions of the Parent

The Parent entered into certain share-based arrangements in conjunction with goods and services provided to the Parent relating to the peer-to-peer lending operations. Accordingly, the compensation charges relating to such goods and services have been allocated to the Company’s accompanying financial statements based on SAB Topic 1-B1 and have also been treated as capital contributions in the Statements of Stockholders’ Equity.

The Parent received initial seed funding from its inception date throughout 2006. Later, in 2007 and 2008, the Parent issued shares to both employees and non-employees in return for cash and certain goods and services that related to the peer-to-peer lending business. Accordingly, these goods and services have been reflected in the financial statements of IOU Central based on the estimated fair values of the shares issued.

The Parent is authorized to issue an unlimited number of shares of common stock (Classes A through M). Class A common stock is not restricted or subject to repurchase and has full voting

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

rights. Classes B through M are effectively restricted stock whereby the Parent has the right to repurchase such shares at cost until the shares are vested. Once vested, the Class B through M share rights are the same as Class A common stock in all material respects. 447,214 and 452,214 shares (Class A or vested Class B through M) were issued and outstanding at December 31, 2007 and 2008, respectively. In 2008, a further 75,150 Class A shares were granted but remained unissued at December 31, 2008. At December 31, 2008 there were 5,000 unvested Class B through M shares.

Shares Issued to Employees for Services

In 2007 the Parent issued 25,000 shares of Class B through M restricted stock for $1 per share to employees. In 2008, 7,500 of such shares were repurchased at cost under the related repurchase provisions. As of December 31, 2008 and 2007, 12,500 and 7,500 of the shares had vested, while 5,000 and 17,500 were subject to repurchase provisions. Also in 2007, the Parent issued 40,000 shares of immediately vested common stock for $1 per share to another employee.

The Parent determined that the fair value of the Series A through M shares issued to employees in 2007 exceeded the $1 purchase price. Accordingly, compensation expense equal to the fair value less the $1 issuance price is being recognized over the vesting period. Since the employees’ services relate to the Company’s peer-to-peer lending operations, the related compensation cost of $33,598 for 2008 and $298,981 for the period from inception through December 31, 2008 has been reflected in the Company’s financial statements as an expense and as a capital contribution. In 2008, 7,500 of the unvested shares at December 31, 2007 were repurchased by the Company, resulting in a $11,170 reversal of the related compensation cost recognized in 2007.

Shares Issued to Non-Employees for Services

In 2007 the Parent issued 6,000 shares of restricted stock (Classes D, E, H and I) for $1 per share to non-employees, of which half would vest on December 31, 2007 and half would vest on December 31, 2008. At December 31, 2007, a total of 3,000 shares had vested. The remaining 3,000 shares were repurchased by the Parent under the repurchase agreement in 2008 and the previously recognized compensation expense related to the repurchased shares was reversed. The value of the restricted stock issued was based on the fair value of the Parent’s common stock on the vesting date. A total compensation charge of $36,956 was recognized in 2007 and $11,932 of compensation expense was reversed in 2008 relating to the repurchased unvested shares. The individuals in question were employees of Palos Capital Corporation, an affiliate of the Parent 50% owned by Marleau Capital Corporation.

In 2008 the Parent committed to issue 75,150 shares of immediately vested Class A common stock to non-employees in consideration for an operational web based loan marketplace (see Note 4). The fair value of the shares issued was measured at the date that the service condition was met in accordance with the terms of the related software development agreement, and in accordance with the provisions of EITF 96-18. The fair value of the stock committed to be issued of $505,310 was capitalized as software developed for internal use in the accompanying financial statements and treated as a capital contribution by the Parent.

Shares Issued to Third Party Investors and an Affiliate

Between August and December 2007, 167,714 shares of Class A common stock were issued to third party investors at an issuance price, and fair value, of CAD$10 per share or $1,677,140.

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

Included within these share purchases were 50,000 shares purchased at CAD$10 per share by Palos Capital Pool, LP, a unit fund managed by Palos Management Inc., a wholly owned subsidiary of Palos Capital Corporation, which itself is 50% owned by Marleau Capital Corporation.

Total Share-Based Compensation

Total share-based compensation recognized for the IOU Central and Parent share awards was:

Year ended December 31, 2008;	US	Parent	Total
General and administrative expense	$22,386	17,935	40,321
Engineering expense	—	(7,447)	(7,447)

Total expenses	22,386	10,488	32,874
Shares issued for internal use software	—	505,310	505,310

Total share-based compensation	$22,386	515,798	538,184

Year ended December 31, 2007;	US	Parent	Total
General and administrative expense	$—	279,284	279,284
Engineering expense	—	23,063	23,063

Total expenses	—	302,347	302,347
Shares issued for internal use software	—	—	—

Total share-based compensation	$—	302,347	302,347

Inception through December 31, 2008;	US	Parent	Total
General and administrative expense	$22,386	297,219	319,605
Engineering expense	—	15,616	15,616

Total expenses	22,386	312,835	335,221
Shares issued for internal use software	—	505,310	505,310

Total share-based compensation	$22,386	818,145	840,531

As of December 31, 2008, total unrecognized compensation costs related to non-vested restricted stock was approximately $13,000 which is expected to be recognized as expense during the year ended December 31, 2009. As of December 31, 2008, total unrecognized compensation costs related to warrants exercisable was approximately $304,000, which is expected to be recognized as expense over a weighted average period of 1.8 years.

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

8. Income Taxes

The Company has incurred no current or deferred income tax (expense) benefit for the Period from inception to December 31, 2008. Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes, as well as operating losses and tax credit carryforwards. Significant components of the Company’s deferred tax assets for federal and state income taxes are as follows at December 31 2008:

Year Ended December 31, 2008
Current:
Capitalized costs- tax	$37,572

Total current deferred tax assets	37,572

Current portion of valuation allowance	(37,572)

Noncurrent:
Net operating losses	137,317
Tax credits	409,318

Total noncurrent deferred tax assets	546,635

Noncurrent portion of valuation allowance	(546,635)

Deferred tax liability	$—

The Company did not have any current or deferred federal or state tax expense for the period from inception to December 31, 2008.

Due to the uncertainty surrounding the realization of the deferred tax asset in future tax returns, the Company has placed a full valuation allowance against its net deferred tax assets. The Company’s effective tax rate differs from the statutory federal rate for the period from inception to December 31, 2008 as follows:

	For Period from inception to December 31, 2008
Tax at federal statutory rate	$(695,521)	34%
Permanent difference from carve out of parent expenses	476,862	(23)%
Permanent difference – basis of contributed software	(417,253)	20%
Other permanent differences	51,705	(3)%
Change in valuation allowance	584,207	(28)%

	$—	—%

IOU Central Inc. (A Development Stage Company)

Notes to the Financial Statements

At December 31, 2008, the Company had federal net operating loss carryforwards of approximately $403,872 to offset future federal taxable income which will expire in 2027.

The Company adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109 (FIN 48). FIN 48 clarifies the accounting for uncertainty in tax positions and requires that companies recognize in their financial statements the largest amount of a tax position that is more-likely-than-not to be sustained upon audit, based on the technical merits of the position. The adoption of FIN 48 did not have a material impact on the Company’s financial condition, results of operations or cash flows for the period from inception to December 31, 2008.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, the Company did not have any unrecognized tax benefits and associated accrued interest or penalties nor was any interest expense or penalties recognized during the period from inception to December 31, 2008.

9. Commitments and Contingencies

Future minimum lease payments

The Company and Parent lease office space dedicated to the peer-to-peer lending activities in Montreal, Canada, and Kennesaw, Georgia, USA under non-cancellable operating leases expiring in 2009. The company entered into non-cancellable operating lease agreements for its Kennesaw and Montreal office space with terms ending on November 30, 2009 and September 30, 2009 respectively. The Company has committed to pay rent of $60,000 in 2009 under the agreements.

Rental expense under premises-operating lease arrangements was approximately $47,000, $50,000 and $97,000 for the years ended December 31, 2008 and 2007, and the period from inception to December 31, 2008, respectively.

10. Subsequent Events

On March 13, 2009, the Company entered into a Technical Support Services Agreement and a Specific Software Development Work Agreement with Robert Bialek, the principal engineer of the Company’s loan marketplace. Mr. Bialek is engaged by the Company as a consultant and, pursuant to receiving common stock in consideration for services as more fully described at Note 7 above, is also a shareholder of the Company’s Parent. The agreements may be terminated by either party upon written notice and termination triggers a two year non-compete clause whereby Mr. Bialek may not work for, either directly or indirectly as employee or consultant, any business which is similar to, or competes with, IOU Central.

Between January 1, 2009 and May 12, 2009, the Company raised approximately $306,000 through the sale of 1,093,303 shares of common stock.

On March 20, 2009, the Company entered into an engagement letter with an investment banking firm to assist with fundraising activities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by IOU Central. All amounts are estimated except the Securities and Exchange Commission registration fee.

	Amount
Securities and Exchange Commission registration fee		$12,555
Accountants’ fees and expenses		200,000
Legal fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*
Total Expenses	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation. Our amended and restated certificate of incorporation and bylaws limit the liability of directors to the fullest extent under applicable law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•

any act or omission not in good faith, believed to be contrary to the interests of the corporation or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•	any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

As permitted by Delaware law, our amended and restated certificate of incorporation and bylaws also provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•

we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to, among other things, indemnify such persons for all direct costs of any type or nature, including, without limitation, attorneys’ fees actually and reasonably incurred by such person in connection with the investigation, defense or appeal of: (i) any proceeding to which such person may be made a party by reason of (a) such person’s service as a director or officer of IOU Central, (b) any action taken by such person while acting as director, officer, employee or agent of IOU Central, or (c) such person’s actions while serving at the request of IOU Central as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described in clauses (a) through (c) above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or (ii) establishing or enforcing a right to indemnification under the agreement.

Under these agreements, we are not obligated to provide indemnification: (i) on account of any proceeding with respect to (a) remuneration paid to such person in violation of law, (b) an accounting, disgorgement or repayment of profits made from the purchase or sale by such person of securities of IOU Central against such person pursuant to the provisions of Section 16(b) of the Exchange Act, or other provisions of any federal, state or local statute or rules and regulations thereunder, (c) conduct that was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination), or (d) conduct that constitutes a breach of such person’s duty of loyalty or resulting in any personal profit or advantage to which such person is not legally entitled; (ii) for any proceedings or claims initiated or brought by such person not by way of defense; (iii) for any amounts paid in settlement without our written consent; or (iv) if such indemnification would be in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act, or in any registration statement filed with the SEC. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

In addition, we maintain a general liability insurance policy and we have applied for directors’ and officers’ liability insurance that, if obtained, is expected to cover certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common stock issued and warrants exercisable for common stock issued by us since our inception. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act of 1933, as amended, or the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

Between September 13, 2006 and May 15, 2008, we issued and sold 552 shares of our common stock to IOU Canada Inc., a corporation duly incorporated under the Canada Business Corporations Act, or IOU Canada, at a purchase price of $500 per share for aggregate consideration of $276,000.

On December 11, 2008, our board of directors and sole shareholder, IOU Canada, approved a 2,273-for-1 stock split, which resulted in IOU Canada owning 1,254,696 shares of our common stock on such date.

On December 11, 2008, we entered into an asset purchase agreement with IOU Canada pursuant to which we acquired substantially all of the intellectual property of IOU Canada in exchange for 8,673,484 shares of our common stock.

On December 11, 2008, we issued and sold an aggregate of 136,364 shares of our common stock to individual investors for an aggregate purchase price of $30,000.08.

On December 11, 2008, we issued warrants to purchase an aggregate of 4,118,570 shares of common stock to individual investors at an exercise price of $0.22 per warrant share.

From January 1, 2009 to May 12, 2009, we issued and sold an aggregate of 1,093,303 shares of our common stock to individual investors for an aggregate purchase price of $306,125.

No underwriters were involved in the foregoing issuances and sales of securities. All of the securities described above were sold in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation D promulgated thereunder relating to sales by an issuer not involving a public offering.

Item 16.	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kennesaw, Georgia, on the 13th day of May, 2009.

IOU CENTRAL INC.

By:	/s/ Philippe Marleau
Philippe Marleau
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philippe Marleau and Robert Gloer, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Philippe Marleau	Chief Executive Officer and Director	May 13, 2009
Philippe Marleau	(Principal Executive Officer and Principal Financial Officer)

/s/ Robert Gloer	President and Director	May 13, 2009
Robert Gloer	(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of IOU Central Inc.

3.2	Amended and Restated Bylaws of IOU Central Inc.

4.1	Form of Warrant to Purchase Common Stock.

4.2	Form of Member Payment Dependent Note (included as Exhibit A in Exhibit 4.3).

4.3	Form of Indenture between IOU Central Inc. and to be named commercial bank.

5.1*	Opinion of O’Melveny & Myers LLP.

8.1*	Opinion of O’Melveny & Myers LLP.

10.1	Form of Registered Borrower Loan Agreement.

10.2	Form of Borrower Registration Agreement.

10.3	Form of Lender Registration and Bidding Agreement.

23.1	Consent of BDO Seidman, LLP.

23.2*	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

25.1*	Form T–1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under the Indenture.

*	To be filed by amendment.